                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-118916



                                     [logo]

                                   PROSPECTUS

                           ALLIS-CHALMERS ENERGY INC.

                        14,763,394 SHARES OF COMMON STOCK
                                ($0.01 par value)

This prospectus relates to the offer and sale from time to time of up to 14,763,394 shares of our common stock that are owned by or may be issued upon the exercise of rights to acquire common stock held by the stockholders named in the "Selling Stockholders Table" section of this prospectus. The shares of our common stock offered pursuant to this prospectus were originally acquired or will be acquired by selling stockholders pursuant to the conversion of convertible preferred stock, pursuant to the exercise of warrants and options to purchase common stock, pursuant to public offerings and private placements of common stock by the Company and in purchases from third parties in public and private transactions.

The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will receive the exercise price in connection with any exercise of options and warrants by selling stockholders. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.

Our common stock trades on the American Stock Exchange under the symbol "ALY". On March 7, 2005 the last sale price reported for the common stock on the American Stock Exchange was $6.60 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is March 8, 2005

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary                                                             3
Risk Factors                                                                   5
Special Note Regarding Forward-Looking Statements                             10
Use of Proceeds                                                               10
Market Price Information                                                      10
Equity Compensation Plan Information                                          11
Capitalization                                                                12
Selected Historical Financial Information                                     13
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                       14
Business and Properties                                                       30
Management                                                                    39
Principal Holders of Common Stock                                             48
Transactions with Selling Stockholders and Other Related Parties              51
Description of Capital Stock                                                  54
Selling Stockholders Table                                                    56
Plan of Distribution                                                          61
Where You Can Find More Information                                           62
Legal Matters                                                                 63
Experts                                                                       63
Glossary of Oil & Natural Gas Terms                                           64
Index to Financial Statements                                                F-1

Unless the context otherwise requires, references in this prospectus to "Allis-Chalmers," "we," "us," "our" or "ours" refer to Allis-Chalmers Energy Inc., together with our operating subsidiaries. When the context requires, we refer to these entities separately. References in this prospectus to the "selling stockholders" refer to the selling stockholders identified in the "Selling Stockholders Table" section of this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the shares of our common stock described in this prospectus. This prospectus provides you with a general description of us and our common stock. From time to time we may provide a prospectus supplement that will also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

You should rely only on the information contained in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Except as otherwise expressly provided, all references to numbers of shares and to the exercise price of options and warrants contained in this prospectus have been restated to give retroactive effect to a one-to-five reverse stock split effective on June 10, 2004.

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING IN "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. WE HAVE PROVIDED DEFINITIONS FOR CERTAIN OIL AND NATURAL GAS TERMS USED IN THIS PROSPECTUS IN THE "GLOSSARY OF OIL AND NATURAL GAS TERMS" INCLUDED IN THIS PROSPECTUS.

ABOUT OUR COMPANY

We are engaged in the business of providing oilfield services and equipment to meet the drilling and related needs of oil and gas exploration and development companies in the southwest United States and the Gulf of Mexico and Mexico. We currently operate in four sectors of the oilfield service industry: the casing and tubing handling and installation sector; the specialized directional and horizontal drilling sector; the compressed air drilling sector and the production services sector.

We believe that consolidation among large oilfield service providers has created an opportunity for us to compete effectively in certain niche markets that are under-served by the large oilfield service providers. At the same time, producers are favoring suppliers that provide a comprehensive package of products and services, which allows us to compete effectively with smaller competitors currently providing a significant portion of the services in this industry.

Our strategy is based on broadening the geographic scope of our products and services primarily within two areas of the oilfield services and equipment industry: casing and tubing handling services and equipment and drilling services. We intend to implement this growth strategy through internal expansion and the acquisition of companies operating within these segments. We intend to identify and acquire companies with significant management and field expertise, strong client relationships and high quality products and services. As discussed under "Risk Factors" included elsewhere herein, there can be no assurance that we will be able to complete any further acquisitions.

Our casing and tubing, directional drilling and compressed air drilling businesses had revenues of approximately $10.0 million, $16.0 million and $6.7 million, respectively, during the year ended December 31, 2003 and revenues of $7.2 million, $18.4 million and $7.4 million, respectively, for the nine months ended September 30, 2004. Our production services business is being conducted through Downhole Injection Services, LLC, which we acquired in December 2004.

CORPORATE INFORMATION

Allis-Chalmers Energy Inc. was incorporated in Delaware in 1913. We reorganized in bankruptcy in 1988, and sold all of our major businesses. In May 2001, we consummated a merger in which we acquired OilQuip Rentals, Inc. and its wholly-owned subsidiary, Mountain Compressed Air, Inc. In December 2001, we sold the last of our pre-bankruptcy operations. In February 2002, we acquired approximately 81% of the capital stock of Jens' Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc. In July 2003, we entered into a limited liability company operating agreement with a division of M-I L.L.C., a joint venture between Smith International and Schlumberger N.V., to form a Texas limited liability company named AirComp, LLC. We own 55% and M-I L.L.C. owns 45% of AirComp. In September 2004, we increased our ownership in Jens' Oilfield Service, Inc. to 100%. On September 30, 2004, we acquired 100% of the outstanding stock of Safco Oilfield Products, Inc. On November 10, 2004, AirComp acquired substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. On December 10, 2004 we acquired 100% of Downhole Injection Services, LLC. In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc.

Our executive offices are located at 5075 Westheimer Suite 890, Houston, Texas 77056, and our telephone number is (713) 369-0550. We currently do not maintain a website.

ABOUT THE OFFERING

Common stock to be offered by the selling
stockholders from time to time, assuming the
exercise of all outstanding options and
warrants held by the selling stockholders
are exercised                                         14,763,394 shares

Common stock to be offered by the selling
stockholders from time to time, assuming no
exercise of outstanding options and warrants
held by the selling stockholders are exercised        12,045,096 shares


Shares outstanding prior to the offering              13,629,697 shares as of March 7, 2005.


Shares outstanding after the offering,
assuming the exercise of outstanding
options and warrants held by the selling
stockholders                                          16,347,995

Use of proceeds                                       We will not receive any proceeds from the sale
                                                      of shares by the selling stockholders.

Dividend Policy                                       We do not intend to declare or pay dividends in
                                                      the foreseeable future. Instead, we generally
                                                      intend to invest any future earnings in our business.

Risk factors                                          Please read "Risk Factors" for a discussion of
                                                      factors you should consider carefully before
                                                      deciding to invest in shares of our common stock.

American Stock Exchange trading symbol                "ALY"

The number of shares outstanding after the offering includes the following shares being registered for resale pursuant to the registration statement of which this prospectus is a part: 12,045,096 shares of currently outstanding common stock, 1,212,800 shares which may be issued upon the exercise of outstanding options to purchase common stock, and 1,505,498 shares which may be issued upon the exercise of outstanding warrants to purchase common stock.


RECENT DEVELOPMENT -- ESTIMATED RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004

We estimate that for the year ended December 31, 2004, our revenues increased by 45% to approximately $48 million and our operating income increased by 78% to approximately $4.5 million. See "Selected Historical Financial Data." We have not yet finalized our Annual Report on Form 10-K for the year ended December 31, 2004, and our independent registered public accounting firm has not completed its audit of our financial statements for the year. Our preliminary operating results are subject to completion; accordingly, our actual results for 2004 could differ from our estimated results.

                                  RISK FACTORS

You should carefully consider the following risks before you decide to buy our common stock. The risks and uncertainties described below are the material ones facing our Company. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. If this occurs, the trading price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock

RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK

OUR STOCK PRICE MAY DECREASE IN RESPONSE TO VARIOUS FACTORS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND CAUSE OUR STOCKHOLDERS TO SUFFER SIGNIFICANT LOSSES. THESE FACTORS INCLUDE:

         o decreases in prices for oil and natural gas resulting in decreased demand for our services;
         o variations in our operating results and failure to meet expectations of investors and analysts;
         o    increases in interest rates;
         o    the loss of customers;
         o    failure of customers to pay for our services;
         o    competition;
         o    illiquidity of the market for the common stock;
         o    sales of common stock by existing stockholders; and
         o    other developments affecting us or the financial markets.

A reduced stock price will result in a loss to investors and will adversely affect our ability to issue stock to fund our activities.

A LARGE NUMBER OF SHARES ARE ELIGIBLE FOR FUTURE SALE, WHICH MAY REDUCE THE PRICE OF THE COMMON STOCK.

Sales of substantial amounts of shares of common stock in the public market could have an adverse effect on the market value of our common stock. Approximately 12.0 million shares of currently outstanding common stock and approximately 2.4 million shares of common stock which may be issued upon exercise of options and warrants are eligible to be sold pursuant to this prospectus. Substantially all other outstanding shares of common stock are freely tradable. Market sales of common stock or the availability of common stock may reduce the price of the common stock.

EXISTING STOCKHOLDERS' INTEREST IN US MAY BE DILUTED BY ADDITIONAL ISSUANCES OF EQUITY SECURITIES.

We expect to issue additional equity securities to fund the acquisition of additional businesses and pursuant to employee benefit plans. We may also issue additional equity for other purposes. These securities may be on parity with our common stock or may have dividend, liquidation, or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.

WE ARE CONTROLLED BY A FEW STOCKHOLDERS, WHICH WILL LIMIT OTHER STOCKHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS.

A small number of stockholders effectively control us. Six stockholders who beneficially own approximately 49% of the outstanding common stock are parties to a stockholders agreement providing for the election of a majority of our board of directors. This group of stockholders effectively has the power to elect a majority of our board of directors and to control its affairs, and is also able to control the outcome of matters submitted to a vote of stockholders requiring a majority vote. As a result, other stockholders will not have the ability to elect a majority of the board of directors or influence the outcome of key transactions. In addition, the voting power of these stockholders may discourage others from seeking to acquire control of us through the purchase of our common stock, which might depress the price of our common stock. In addition, the stockholders agreement provides that in the event we have not completed a public offering of our common stock prior to September 30, 2005, then, at the request of Energy Spectrum, our largest stockholder, we will retain an investment banking firm to identify candidates for a transaction involving the sale of the Company or its assets. Energy Spectrum has verbally agreed to enter into an amendment to the stockholders agreement to waive, until further notice, its right to nominate two of the three directors it is entitled to nominate under the stockholders agreement, and to waive permanently its right to require us to retain an investment banking firm or seek to sell the Company.

The parties to the stockholders agreement have the power to control, subject to any fiduciary duty owed to other stockholders under Delaware law, all matters affecting us, including:

         o the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;
         o the determination of incentive compensation, which may affect our ability to retain key employees;
         o any determinations with respect to mergers or other business combinations;
         o   our acquisition or disposition of assets;
         o   our financing decisions and our capital raising activities;
         o   the payment of dividends on our common stock; and
         o amendments to our amended and restated certificate of incorporation or by-laws.

WE DO NOT EXPECT TO PAY DIVIDENDS ON THE COMMON STOCK AND INVESTORS WILL BE ABLE TO RECEIVE CASH IN RESPECT OF THE SHARES OF COMMON STOCK ONLY IF THEY SELL THE SHARES.

We have not within the last ten years paid any cash dividends on the common stock. We have no intention in the foreseeable future to pay any cash dividends on the common stock and our credit agreements restrict the payment of dividends on our common stock. Therefore an investor in our common stock, in all likelihood, will obtain an economic benefit from the common stock only by selling the common stock.

RISKS ASSOCIATED WITH OUR COMPANY

BECAUSE WE ARE HIGHLY LEVERAGED WE MAY HAVE DIFFICULTY OBTAINING ADDITIONAL FINANCING, AND COULD EXPERIENCE LOSSES AND FAIL TO MEET OUR CAPITAL EXPENDITURE REQUIREMENTS AND OUR FINANCIAL OBLIGATIONS IF OUR REVENUES OR INCOME DECREASE OR IF INTEREST RATES INCREASE.

As a result of acquisition financing, we are and expect to continue to be highly leveraged. At December 31, 2003 and September 30, 2004, we had approximately $32.2 million and $30.0 million, respectively, of debt outstanding. This high level of debt will:

         o    impair our ability to obtain additional financing;
         o make us more vulnerable to economic downturns and declines in oil and natural gas prices and declines in drilling activities; and
         o    make us more vulnerable to increases in interest rates.

We may not maintain sufficient revenues to sustain profitability or to meet our capital expenditure requirements and our financial obligations.

IF WE FAIL TO OBTAIN ADDITIONAL FINANCING, WE MAY BE UNABLE TO REFINANCE OUR EXISTING DEBT, EXPAND OUR CURRENT OPERATIONS OR ACQUIRE NEW BUSINESSES, WHICH COULD RESULT IN FAILURE TO GROW OR IN DEFAULTS UNDER OUR CREDIT AGREEMENTS.

In order to refinance indebtedness, expand existing operations and acquire additional businesses, we will require substantial amounts of capital. There can be no assurance that financing, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. If we are unable to obtain such financing, we will be unable to acquire additional businesses and may be unable to meet our obligations under our existing credit agreements.

WE MAY FAIL TO ACQUIRE ADDITIONAL BUSINESSES, WHICH WILL RESTRICT OUR GROWTH AND MAY RESULT IN A DECREASE IN OUR STOCK PRICE.

Our business strategy is to acquire companies operating in the oil and natural gas equipment rental and services industry. However, there can be no assurance that we will be successful in acquiring any additional companies. Successful acquisition of new companies will depend on various factors, including but not limited to:

         o    our ability to obtain financing;
         o    the competitive environment for acquisitions; and
         o the integration and synergy issues described in the next two risk factors.

There can be no assurance that we will be able to acquire and successfully operate any particular business or that we will be able to expand into areas that we have targeted. The price of the common stock may fall if we fail to acquire additional businesses.

DIFFICULTIES IN INTEGRATING ACQUIRED BUSINESSES MAY RESULT IN REDUCED REVENUES AND INCOME.

We may not be able to successfully integrate the business of our operating subsidiaries or any business we may acquire in the future. The integration of the businesses will be complex and time consuming, will place a significant strain on management, and may disrupt our businesses. We may encounter substantial difficulties, costs and delays involved in integrating common information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers. These difficulties may reduce our ability to gain customers or retain existing customers, and may increase operating expenses, resulting in reduced revenues and income.

IF WE DO NOT EXPERIENCE EXPECTED SYNERGIES WE MAY NOT ACHIEVE INCREASES IN REVENUES AND REDUCTIONS IN EXPENSES THAT WE HOPE TO OBTAIN WHEN ACQUIRING BUSINESSES.

We may not be able to achieve the synergies we expect from the combination of businesses, including plans to reduce overhead through shared facilities and systems, to cross-market to the businesses' customers, and to access a larger pool of customers due to the combined businesses' ability to provide a larger range of services.

OUR PRODUCTS AND SERVICES MAY BECOME OBSOLETE RESULTING IN A LOSS OF CUSTOMERS AND REVENUES.

Our business success is dependent upon providing our customers efficient, cost-effective oil and gas drilling equipment services and technology. It is possible that competing technologies may render our equipment and technologies obsolete, causing us to lose customers and revenues.

OUR HISTORICAL RESULTS ARE NOT AN INDICATOR OF OUR FUTURE OPERATIONS.

We have made numerous acquisitions during the past four years. As a result of these transactions, our past performance is not indicative of future performance and investors in the common stock should not base their expectations as to our future performance on our historical results.

THE LOSS OF KEY PERSONNEL WOULD ADVERSELY AFFECT OUR ABILITY TO EFFECTIVELY FINANCE AND MANAGE OUR BUSINESS, ACQUIRE NEW BUSINESSES, AND TO OBTAIN AND RETAIN CUSTOMERS.

We are dependent upon the efforts and skills of our executives to finance and manage our business, to identify and consummate additional acquisitions and to obtain and retain customers. These executives include:

          o    Chief Executive Officer and Chairman Munawar H. Hidayatallah, and
          o    President and Chief Operating Officer David Wilde.

In addition, our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees. The loss of the services of one or more of our key personnel could increase our exposure to the other risks described in this Risk Factors section. We do not maintain key man insurance on any of our personnel.

FAILURE TO RETAIN KEY PERSONNEL COULD HURT OUR OPERATIONS.

We require highly skilled personnel to operate equipment and provide technical services. To the extent that demand for drilling services increases, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in obtaining skilled personnel.

WE ARE DEPENDENT ON A FEW CUSTOMERS AND OUR CASH FLOW WOULD BE SERIOUSLY AFFECTED IF ONE OR MORE SIGNIFICANT CUSTOMERS FAIL TO PAY US.

Our customers are engaged in the oil and natural gas drilling business in the southwestern United States and Mexico. We are dependent upon a few customers for a significant portion of our revenues. This concentration of customers may impact our overall exposure to credit risk, in that customers may be similarly affected by changes in economic and industry conditions. A failure by one or more significant customers to pay us could materially reduce our cash flow and result in losses.

OUR OPERATIONS IN MEXICO MAY EXPOSE US TO POLITICAL AND OTHER UNCERTAINTIES, INCLUDING RISKS OF:

          o    terrorist acts, war and civil disturbances,
          o    changes in laws or policies regarding the award of contracts, and
          o    the inability to collect or repatriate income or capital.

ENVIRONMENTAL LIABILITIES RELATING TO DISCONTINUED OPERATIONS COULD RESULT IN SUBSTANTIAL LOSSES.

We reorganized under the bankruptcy laws in 1988. Since that time, a number of parties, including the Environmental Protection Agency, have asserted that we are responsible for the cleanup of hazardous waste sites. These assertions have been made only with respect to our pre-bankruptcy activities. We believe such claims are barred by applicable bankruptcy law and have not experienced any material expense in relation to any such claims; however, if we do not prevail with respect to these claims in the future, we could become subject to material environmental liabilities which could materially impact our net worth.

PRODUCTS LIABILITY CLAIMS RELATING TO DISCONTINUED OPERATIONS COULD RESULT IN SUBSTANTIAL LOSSES.

We were reorganized under the bankruptcy laws in 1988. Since that time we have been regularly named in products liability lawsuits primarily resulting from the manufacture of products containing asbestos. In connection with our bankruptcy, a special products liability trust was established to be responsible for products liability claims. We believe that claims against us are banned by applicable bankruptcy law, and that the products liability trust will continue to be responsible for products liability claims. Since 1988, no court has ruled that we are responsible for products liability claims. However, if we are held responsible for product liability claims, we could suffer substantial losses. We have not manufactured products containing asbestos since our bankruptcy in 1988.

RISKS ASSOCIATED WITH OUR INDUSTRY

CYCLICAL DECLINES IN OIL AND NATURAL GAS PRICES MAY RESULT IN REDUCED USE OF OUR SERVICES, AFFECTING OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION AND OUR ABILITY TO MEET OUR CAPITAL EXPENDITURE OBLIGATIONS AND FINANCIAL COMMITMENTS.

The oil and natural gas exploration and drilling business is highly cyclical. Generally, as oil and gas prices decrease, exploration and drilling activity declines as marginally profitable projects become uneconomic and are either delayed or eliminated. Declines in the number of operating drilling rigs result in reduced use of and prices for our services. Accordingly, when oil and natural gas prices are relatively low, our revenues and income will suffer. Oil and gas prices depend on many factors beyond our control, including the following:

          o economic conditions in the United States and elsewhere; o changes in global supply and demand for oil and natural gas;
          o the level of production of the Organization of Petroleum Exporting Countries, commonly called "OPEC;"
          o    the level of production of non-OPEC countries;
          o    the price and quantity of imports of foreign oil and natural gas;
          o political conditions, including embargoes, in or affecting other oil and natural gas producing activities;
          o    the level of global oil and natural gas inventories; and
          o    advances in exploration, development and production technologies.

Depending on the market prices of oil and gas, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Our contracts are generally short-term, and oil and gas companies tend to respond quickly to upward or downward changes in prices. Any reduction in the demand for drilling services may materially erode both pricing and utilization rates for our services and adversely affect our financial results. As a result, we may suffer losses, be unable to make necessary capital expenditures and be unable to meet our financial obligations.

OUR INDUSTRY IS HIGHLY CYCLICAL, AND OUR RESULTS OF OPERATIONS MAY BE VOLATILE.

Our industry is highly cyclical, with periods of high demand and high pricing followed by periods of low demand and low pricing. Periods of low demand intensify the competition in the industry and often result in equipment being idle for long periods of time. We may be required to enter into lower rate contracts in response to market conditions in the future.

Due to the short-term nature of most of our contracts, changes in market conditions can quickly affect our business. As a result of the cyclicality of our industry, our results of operations have been volatile, and we expect this volatility to continue.

OUR INDUSTRY IS HIGHLY COMPETITIVE, WITH INTENSE PRICE COMPETITION.

The regions in which we operate are highly competitive. Contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment has intensified as recent mergers among oil and gas companies have reduced the number of available customers. Many other oil and gas service companies are larger than we are and have greater resources than we have. These competitors are better able to withstand industry downturns, compete on the basis of price and acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.

WE MAY BE SUBJECT TO CLAIMS FOR PERSONAL INJURY AND PROPERTY DAMAGE, REDUCING OUR NET WORTH.

Our services are used for the exploration and production of oil and natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may cause us to be named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. However, we could become subject to material uninsured liabilities which materially reduce our net worth.

WE ARE SUBJECT TO GOVERNMENT REGULATIONS.

We are subject to various federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Although we are not aware of any proposed material changes in any federal, state and local statutes, rules or regulations, any changes could materially affect our financial condition and results of operations.

WE MAY EXPERIENCE INCREASED LABOR COSTS OR THE UNAVAILABILITY OF SKILLED
WORKERS.

We are dependent upon the available labor pool of skilled employees. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool or other general inflationary pressures or changes in applicable laws and regulations could require us to enhance our wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in our operating costs could cause our business to suffer.

OUR BUSINESS MAY BE AFFECTED BY TERRORIST ACTIVITY AND BY SECURITY MEASURES TAKEN IN RESPONSE TO TERRORISM.

We may experience loss of business or delays or defaults in payments from payers that have been affected by the terrorist activities and potential activities. Some oil and gas drilling companies have implemented security measures in response to potential terrorist activities, including access restrictions that could adversely affect our ability to market our services to new and existing customers, and could increase our costs. Terrorist activities and potential terrorist activities and any resulting economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in the Risk Factors section beginning on page 5. You should read the Risk Factors section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

                                 USE OF PROCEEDS

The proceeds from the sale of each selling stockholder's common stock will belong to that selling stockholder. We will not receive any proceeds from such sales. We will receive proceeds of any exercise of options, warrants and other rights to acquire our common stock.

                            MARKET PRICE INFORMATION

Since September 13, 2004, our common stock has been traded on the American Stock Exchange under the symbol "ALY." Prior to September 13, 2004, our common stock was quoted on the OTC Bulletin Board and traded only sporadically. The following table sets forth, for periods prior to September 13, 2004, volume and high and low bid information for the common stock, as determined from sporadic quotations on the Over-the-Counter Bulletin Board, during the periods indicated, and for periods since September 13, 2004, volume and high and low sale prices of our common stock on the American Stock Exchange. The quotations set forth below for periods prior to September 13, 2004 reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Effective June 10, 2004, we affected a one-to-five reverse stock split. Share prices for periods prior to June 10, 2004, set forth below have been adjusted to give retroactive effect to the reverse stock split.

CALENDAR QUARTER                               HIGH(1)    LOW(1)      VOLUME
--------------------------------------------------------------------------------
    2002                                                           (# OF SHARES)
       First Quarter.........................   6.25       2.00        47,960
       Second Quarter........................  10.00       3.75         6,220
       Third Quarter.........................   7.00       3.75         3,080
       Fourth Quarter........................   5.05        .60        48,620
    2003
       First Quarter.........................   4.50        .55         7,660
       Second Quarter........................   5.00       2.25         6,260
       Third Quarter.........................   4.50       2.60         4,300
       Fourth Quarter........................   6.00       2.60        12,804
    2004
       First Quarter.........................  10.05       2.55        13,262
       Second Quarter........................  10.25       4.25        36,223
       Third Quarter ........................   9.75       4.75       130,000
       Fourth Quarter........................   5.40       3.25     1,315,100

    2005
       First Quarter (through March 7).......   7.25       3.64       992,800

HOLDERS. As of March 7, 2005, there were approximately 2,100 holders of record of our common stock. On March 7, 2005, the last sale price for our common stock reported on the American Stock Exchange was $6.60 per share.

SHARES ELIGIBLE FOR FUTURE SALE. We have registered pursuant to the registration statement that includes this prospectus the resale of 14,396,394 shares of our common stock, including 2,728,298 shares which may be issued upon the exercise of outstanding options and warrants. Substantially all other outstanding common stock may be traded pursuant to Rule 144 under the Securities Act of 1933. The availability of these shares could have a material effect on the market price of our common stock.

DIVIDENDS. No dividends were declared or paid during the past three years, and no dividends are anticipated to be declared or paid in the foreseeable future. Our credit facilities restrict our ability to pay dividends on our common stock.

                      EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2003 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.


                                        Number of
                                        securities to         Weighted
                                        be issued upon        average             Number of securities
                                        exercise of           price of            remaining available
                                        outstanding           outstanding         for future issuance
                                        options, warrants     options, warrants   under equity
Plan Category                           and rights            and rights          compensation plans
---------------------------             ----------            ----------          ------------------
Equity compensation plans
 approved by security holders(1)          868,500             $2.75                331,500

Equity compensation plans
not approved by security holders          404,800             $2.05                     --
                                        ----------            ----------          ------------------
 Total                                  1,273,300             $2.53                331,500

----------

Equity Compensation Plans Not Approved By Security Holders:
-----------------------------------------------------------

These plans comprise the following:

In 1999 and 2000, the Board compensated former and continuing Board members who had served from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000 and by granting stock options to these same individuals. Options to purchase 4,800 shares of common stock were granted with an exercise price of $13.75. These options vested immediately and expire in March 2010. None of these options have been exercised.

PAGE>

On May 31, 2001, our Board granted to one of our directors, Leonard Toboroff, an option to purchase 100,000 shares of common stock at $2.50 per share, expiring in October 2011. The option was granted for services provided by Mr. Toboroff to OilQuip prior to the merger of OilQuip Rentals, Inc. and the Company, including providing financial advisory services, assisting in OilQuip's capital structure and assisting OilQuip in finding strategic acquisition opportunities. None of these options have been exercised.

In February 2001, we issued warrants to purchase 233,000 shares of our common stock at an exercise price of $0.75 per share and warrants to purchase 67,000 shares of our common stock at an exercise price of $5.00 per share in connection with a subordinated debt financing. The warrants to purchase 233,000 shares were redeemed during December 2004 for $1.5 million. The remaining warrants are currently outstanding and expire in February 2011.

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2004. You should read this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

                                                              September 30, 2004
                                                                  (Restated)
                                                                  (unaudited)
                                                                 (in thousands)

Cash and cash equivalents                                        $     12,992

Current portion of long-term debt                                $      4,858
Long-term debt                                                         25,241
                                                                 -------------
Total debt                                                       $     30,099

Common stock: 0.01 par value, 20,000,000 shares authorized,
13,042,081 shares issued and outstanding                         $        130

Additional paid-in capital                                       $     38,380

Retained earnings                                                $     (4,969)
                                                                 -------------

Total stockholders' equity                                       $     33,541

Total capitalization                                             $     63,640

                    SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial information for each of the five years ended December 31, 2004, has been derived from our audited consolidated financial statements and related notes except for the year ended December 31, 2004 which is unaudited and subject to year-end adjustments. The following selected historical financial information for the nine months ended September 30, 2004 and 2003 has been derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the selected historical consolidated financial data. This information is only a summary and you should read it in conjunction with material contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with our financial statements included elsewhere in this prospectus. Such consolidated financial statements and summary financial and operating data have been restated as described in Note 2 to the Consolidated Financial Statements for the nine months ended September 30, 2004 and for the year ended December 31, 2003, included elsewhere herein. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operation," we have during the past four years effected a number of business combinations and other transactions that materially affect the comparability of the information set forth below.

                                       Nine Months Ended                        Year Ended
                                         September 30,                         December 31,
                                                                 (in thousands, except per share data)
                                        2004         2003         2004         2003         2002          2001          2000
                                      ---------    ---------    ---------    ---------    ---------     ---------     ---------
                                            (Restated)                       (Restated)
                                            (unaudited)        (unaudited)

STATEMENT OF OPERATIONS DATA:
Revenues                              $ 32,989     $ 22,428     $ 47,585     $ 32,724     $ 17,990      $  4,796      $     --
Income (loss) from operations         $  3,417     $  2,408     $  4,311     $  2,526     $ (1,170)     $ (1,433)     $   (627)
Net income (loss) from continuing
  operations                          $  1,400     $  3,256     $  1,180     $  2,927     $ (3,969)     $ (2,273)     $   (627)
Net income (loss) attributed to
  common stockholders                 $  1,276     $  2,687     $  1,056     $  2,271     $ (4,290)     $ (4,577)     $   (627)

Per Share Data:
Net Income (loss) from continuing
  operations per common share:
Basic                                 $   0.18     $   0.68     $   0.15     $   0.58     $  (1.14)     $  (2.88)     $  (0.31)
Diluted                               $   0.13     $   0.63     $   0.10     $   0.39     $  (1.14)     $  (2.88)     $  (0.31)

Weighted average number of common
shares outstanding:
Basic                                    7,285        3,927        7,930        3,927        3,766           790         2,000
Diluted                                  9,980        4,281       11,549        5,761        3,766           790         2,000


                                                              CONSOLIDATED BALANCE SHEET DATA

                                       Nine Months Ended                        Year Ended
                                         September 30,                         December 31,
                                                                 (in thousands, except per share data)
                                        2004         2003         2004         2003         2002          2001          2000
                                      ---------    ---------    ---------    ---------    ---------     ---------     ---------
                                            (Restated)                       (Restated)
                                            (unaudited)        (unaudited)

Total Assets                          $ 73,120     $ 52,166     $ 81,085     $ 53,662     $ 34,778      $ 12,465      $  2,360
Long-term debt classified as:
      Current                         $  4,858     $  3,278     $  4,509     $  3,992     $ 13,890      $  1,023      $     --

      Long-Term                       $ 25,241     $ 24,860     $ 26,014     $ 28,241     $  7,331      $  6,833      $     --
Redeemable convertible
Preferred stock                       $     --     $  4,390           --     $  4,171     $  3,821      $     --      $     --
Stockholders' Equity                  $ 33,541     $  6,274     $ 37,298     $  4,541     $  1,009      $  1,250      $  2,348

Book value per share                  $   2.57     $   1.60     $   2.73     $   1.16     $   0.26      $   1.58      $   1.17

1. The data for the twelve months ended December 31, 2004 are unaudited and subject to year end adjustments.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF FINANCIAL CONDITION AND RESULTS OF OPERATION

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR SELECTED HISTORICAL FINANCIAL DATA AND OUR ACCOMPANYING FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT REFLECT OUR PLANS, ESTIMATES AND BELIEFS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED ABOVE UNDER "RISK FACTORS."

OVERVIEW OF OUR BUSINESS

We provide services and equipment to the oil and gas drilling industry. Our customers are principally small independent and major oil and gas producers engaged in the exploration and development of oil and gas wells. Our operations are conducted principally in the Texas Gulf Coast, offshore in the United States Gulf of Mexico, West Texas, and the Rocky Mountain regions of New Mexico and Colorado. We also operate in Mexico through a Mexican partner.

We provide casing and tubing handling services and drilling services, which includes our directional drilling services segment and compressed air drilling services segment. Our casing and tubing services segment supplies specialized equipment and trained operators to install casing and tubing, change out drill pipe and retrieve production tubing for both onshore and offshore drilling and workover operations. Our directional drilling operations provide directional, horizontal and "measure while drilling" services to oil and gas companies operating both onshore and offshore in Texas and Louisiana. Our compressed air drilling segment provides compressed air and related products and services for the air drilling, workover, completion, and transmission segments of the oil, gas and geothermal industries. Our production services segment provides techniques, chemical processes and related services to increase well yields. We plan to broaden the geographic regions in which we operate and to expand the types of services and equipment we provide to the oil and gas drilling industry.

We derive operating revenues from rates per day and rates per job that we charge for the labor and equipment required to provide a service. The rates vary widely from project to project depending upon the scope of services we are asked to provide. The price we charge for our services depends upon several factors, including the level of oil and gas drilling activity in the particular geographic regions in which we operate and the competitive environment. Contracts are awarded based on price, quality of service and equipment, and general reputation and depth of operations and management personnel. The demand for drilling services has historically been volatile and is affected by the capital expenditures of oil and gas exploration and development companies, which in turn are impacted by the prices of oil and natural gas, or the expectation for the prices of oil and natural gas.

The number of working drilling rigs is an important indicator of activity levels in the oil and gas industry, typically referred to as the "rig count." The rig count in the U.S. increased from 862 as of December 31, 2002 to 1,126 on December 31, 2003, according to the Baker Hughes rig count. According to the Baker Hughes rig count, the directional and horizontal rig counts increased from 283 as of December 31, 2002 to 381 on December 31, 2003, which accounted for 32.8% and 33.8% of the total U.S. rig count, respectively. As of December 31, 2004, this trend has continued, with directional and horizontal rigs climbing to 440, which was 35.4% of the 1,243 total U.S. rig count on such date.

Our operating expenses represent all direct and indirect costs associated with the operation and maintenance of our equipment. The principal elements of these costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals and fuel. Operating expenses do not necessarily fluctuate in proportion to changes in revenues because we have a fixed base of inventory of equipment and facilities to support our operations, and we may also seek to preserve labor continuity to market our services and maintain our equipment.

Prior to May 2001, we operated primarily through Houston Dynamic Services, Inc., which conducted a machine repair business. In May 2001, as part of a strategy to acquire and develop businesses in the natural gas and oil services industry, we consummated a merger in which we acquired 100% of the capital stock of OilQuip Rentals, Inc., which owned Mountain Compressed Air, Inc., which provided compressed air drilling services. In December 2001, we disposed of Houston Dynamic Service, Inc., and in February 2002, we acquired substantially all of the capital stock of Strata Directional Technology, Inc. and approximately 81% of the capital stock of Jens' Oilfield Service, Inc. In July 2003, through Mountain Compressed Air, we entered into a limited liability company operating agreement with M-I L.L.C., a joint venture between Smith International and Schlumberger N.V. to form a Texas limited liability company named AirComp LLC. We own 55% and M-I owns 45% of AirComp. We have consolidated AirComp into our financial statements beginning with the quarter ending September 30, 2003. In September 2004, we acquired the remaining 19% of Jens' Oilfield Service, Inc. In September 2004 we acquired Safco Oil Field Products, Inc. In November 2004 AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. In December 2004, we acquired Downhole Injection Services, LLC.

For accounting purposes, the OilQuip Rentals merger was treated as a reverse acquisition by OilQuip Rentals of Allis-Chalmers and financial statements presented herein for periods prior to May 2001 present the results of operations and financial condition of OilQuip Rentals. As a result of the OilQuip Rentals merger, the fixed assets and other intangibles of Allis-Chalmers in existence immediately prior to the merger were increased by $2.7 million.

We effected a reverse stock split on June 10, 2004 in order to increase the share price of the common stock. As a result of the reverse stock split, every five shares of our common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,276,015 and reduced the number of stockholders from 6,070 to 2,140. Prior to September 13, 2004, our common stock traded on the OTC Bulletin Board. On September 13, 2004, our common stock began trading on the American Stock Exchange.

RESTATEMENT

In connection with the formation of AirComp in 2003, the Company and M-I contributed assets to AirComp in exchange for a 55% interest and 45% interest, respectively, in AirComp. We originally accounted for the formation of AirComp as a joint venture, but in February 2005 determined that the transaction should have been accounted for using purchase accounting pursuant to Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations" and SEC Staff Accounting Bulletin ("SAB") No. 51 "Accounting for Sales of Stock by a Subsidiary". Consequently, we have restated our financial statements for the year ended December 31, 2003 and for the three quarters ended September 30, 2003 and 2004, as described in Note 2 to the Consolidated Financial Statements for the year ended December 31, 2003 and Note 2 to the Consolidated Financial Statements for the nine months ended September 30, 2003 and 2004, each of which are included elsewhere herein.

RESULTS OF OPERATIONS

Results of operations for 2001 reflect the business operations of OilQuip Rentals. From its inception on February 4, 2000 to February 6, 2001, OilQuip Rentals was in the developmental stage. OilQuip Rentals' activities for the period prior to February 6, 2001 consisted of developing its business plan, raising capital and negotiating with potential acquisition targets. Therefore, the results for operations for the period prior to February 6, 2001 reflect no sales, cost of sales, or marketing and administrative expenses that would be reflective of an operating company. On February 6, 2001, OilQuip Rentals acquired the assets of Mountain Air, which provides compressed air drilling services to natural gas exploration operations.

On May 9, 2001, OilQuip Rentals merged with a subsidiary of Allis-Chalmers, and was deemed to acquire the assets of Allis-Chalmers, including the operations of Houston Dynamic Services. The results of operation of Houston Dynamic Services, which was sold in December 2001, are included in discontinued operations from May 9, 2001. On February 6, 2002, Allis-Chalmers acquired 81% of the outstanding stock for Jens' Oilfield Service, Inc., which supplies specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells.

On February 6, 2002, we also purchased substantially all the outstanding common stock and preferred stock of Strata Directional Technology, Inc., which provides directional and horizontal drilling services for specific targeted reservoirs that cannot be reached vertically.

The results from our casing and tubing services and directional drilling services are included in our operating results from February 1, 2002.

In July 2003, through our subsidiary Mountain Air, we entered into a limited liability company operating agreement with a division of M-I L.L.C., a joint venture between Smith International and Schlumberger N.V. to form AirComp. We own 55% and M-I owns 45% of AirComp. We have consolidated AirComp into our financial statements beginning with the quarter ending September 30, 2003.

In September 2004, we acquired the remaining 19% of Jens' Oilfield Service, Inc., in November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, and in December 2004, we acquired Downhole Injection Services, LLC.

Comparison of Nine Months Ended September 30, 2004 and 2003
-----------------------------------------------------------

Our revenues for the nine months ended September 30, 2004 were $33.0 million, an increase of 47.0% compared to $22.4 million for the first nine months of 2003. Revenues increased due to increased demand due to the general increase in oil and gas drilling activity. Revenues increased most significantly at our directional drilling services segment due to the addition of operations and sales personnel, which increased our capacity and market presence. Additionally, our compressed air drilling services revenues for the first nine months of 2004 increased compared to the first nine months of 2003 due to the inclusion, for a full nine months in the 2004 period, of the business contributed by M-I in connection with the formation of AirComp in July 2003. We have consolidated AirComp into our financial statements beginning with the quarter ended September 30, 2003. The increase in revenues in our directional drilling and compressed air drilling services was partially offset by a decrease in revenues in our casing and tubing services segment due to increased competition for casing and tubing services in South Texas.

Our gross profit for the first nine months of 2004 increased 42.5% to $8.8 million, or 26.6% of revenues, compared to $6.2 million, or 27.5 % of revenues for the first nine months of 2003, due to the increase in revenues and pricing in the directional drilling services segment and the compressed air drilling services segment, which was partially offset by lower revenues and higher costs in our casing and tubing segment. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues. Gross profit as a percentage of revenues declined primarily because of lower revenues and higher costs in our casing and tubing segment, which was offset by higher revenues and higher margins in our other segments.

General and administrative expense was $5.4 million in the 2004 nine-month period compared to $3.8 million for the comparable period of 2003. General and administrative expense increased in 2004 due to additional expenses associated with the inclusion of AirComp for a full nine months, the hiring of additional sales and administrative personnel at each of our subsidiaries, increased professional fees and other expenses related to our financing activities, including the listing of our common stock on the American Stock Exchange, and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 16.3% in the 2004 nine-month period and 16.8% in the 2003 nine-month period.

Depreciation and amortization was $2.4 million for the nine months ended September 30, 2004 compared to $2.1 million for the nine months ended September 30, 2003.

Income from operations for the nine months ended September 30, 2004 totaled $3.4 million, a 41.0% increase over the $2.4 million in income from operations for the comparable period in 2003, reflecting the increased revenues from directional drilling services and the inclusion of revenues and operating income of AirComp for a full nine months in the 2004 period, offset in part by a decrease in revenues and income from operations from our casing and tubing services segment due to increased competition and increases in wages and benefits in South Texas, and an increase in general and administrative expenses.

Our interest expense decreased to $1.6 million for the first nine months of 2004, compared to $1.8 million for the first nine months of the prior year due to the acceleration in 2003 of the amortization of a put obligation related to subordinated debt at Mountain Compressed Air. Interest expense for 2003 includes $216,000 of amortization expense for the put obligation. The subordinated debt and accrued interest was paid off with the formation of AirComp.

Minority interest in income of subsidiaries for the first nine months of 2004 was $248,000 compared to $315,000 for the first nine months of 2003 due to the decrease in net income from our casing and tubing services segment which was 19% owned by director and officer Jens Mortensen until September 30, 2004.

We had net income attributed to common stockholders of $1.3 million for the nine months ended September 30, 2004 compared with net income attributed to common stockholders of $2.7 million for the nine months ended September 30, 2003. The decrease in net income attributed to common stockholders for the nine months ended September 30, 2004 is due to recognition of a non-operating gain on sale of an interest in a subsidiary in the amount of $2.4 million recorded in the third quarter of 2003 in connection with the formation of AirComp and the issuance of a 45% interest in AirComp to M-I.

The following table compares revenues and income from operations for each of our business segments for the nine months ended September 30, 2004 and 2003. Income from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

                                                    Revenues                     Income (Loss) from Operations
                                     -----------------------------------     -------------------------------------
                                        2004         2003        Change         2004         2003          Change
                                     ---------    ---------    ---------     ---------     ---------     ---------
                                                                             (Restated)    (Restated)
                                 (in thousands)
Casing services                      $  7,218     $  7,712     $   (494)     $  2,174      $  3,070      $   (896)
Directional drilling services          18,352       10,336        8,016         2,435           613         1,822
Compressed air drilling services        7,419        4,380        3,039           723             3           720
General corporate                          --           --           --        (1,915)       (1,278)         (637)
                                     ---------    ---------    ---------     ---------     ---------     ---------

Total                                $ 32,989     $ 22,428     $ 10,561      $  3,417      $  2,408      $  1,009
                                     =========    =========    =========     =========     =========     =========

CASING AND TUBING SERVICES SEGMENT

Revenues for the nine months ended September 30, 2004 for the casing and tubing services segment were $7.2 million, a decrease of 6.4% from the $7.7 million in revenues for the comparable 2003 period. Revenues from domestic operations decreased from $5.0 million in the first nine months of 2003 to $3.6 million in the first nine months of 2004 as a result of increased competition in South Texas, resulting in fewer contracts awarded to us and lower pricing for our services. Revenues from Mexican operations, however, increased from $2.7 million in the first nine months of 2003 to $3.6 million in the comparable 2004 period as a result of increased drilling activity in Mexico and the addition of equipment that increased our capacity. Income from operations decreased by 29.2% to $2.2 million for the nine-month period of 2004 from $3.1 million for the same period in 2003. The decrease in this segment's revenues and operating income is due to the decrease in revenues from domestic operations due to increased competition in this segment and increases in wages and benefits domestically, which was partially offset by increased revenues from Mexico.

DIRECTIONAL DRILLING SERVICES SEGMENT

Revenues for the nine months ended September 30, 2004 for our directional drilling services segment were $18.4 million, an increase of 77.6% from the $10.3 million in revenues for the comparable 2003 period. Income from operations increased by 350.0% to $2.4 million for the nine-month period of 2004 from $613,000 for the same period in 2003. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas and the addition of operations and sales personnel which increased our capacity and market presence. Increased operating expenses as a result of the addition of personnel were more than offset by the growth in revenues and cost savings as a result of purchases, in late 2003 and in 2004, of most of the down-hole motors used in directional drilling. Previously we had leased these motors.

COMPRESSED AIR DRILLING SERVICES SEGMENT

Our compressed air drilling revenues were $7.4 million for the first nine months of 2004, an increase of 69.4% compared to $4.4 million in revenues in the 2003 period. Income from operations increased to $723,000 for the nine-month period of 2004 compared to a income from operations of $3,000 for the same period in 2003. Our compressed air drilling revenues and operating income for the first nine months of 2004 increased compared to the first nine months of 2003 due to the inclusion, for a full nine months in the 2004 period, of the business contributed by M-I, in connection with the formation of AirComp in July 2003. Through this venture we have been able to expand the geographical areas in which our compressed air drilling segment operates to include natural gas drilling in the Rocky Mountains and West Texas areas.

Comparison of Years Ended December 31, 2003 and 2002
----------------------------------------------------

Revenues for the year ended December 31, 2003 totaled $32.7 million, an increase of 81.7% from the $18.0 million in revenues for the year ended December 31, 2002. The increase in revenues is due to the general increase in oil and gas drilling activity and the inclusion of AirComp, our compressed air drilling venture, beginning in July 2003. The increase in revenues is also due to 2003 being the first full year of revenue contribution from the casing and tubing services segment and the directional drilling segment, both of which were acquired in February 2002.

Our gross profit for the year ended December 31, 2003 was $8.7 million, or 26.5% of revenues, compared to $3.4 million, or 18.9 % of revenues for the year ended December 31, 2002, due to increased utilization of our equipment and personnel and increased pricing in each of our business segments due to the increase in industry activity. Our cost of revenues consist principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues. Gross profit as a percentage of revenues increased as a result of higher revenues and better pricing for our services.

General and administrative expenses were $6.2 million, or 19.0% of revenues, in 2003 compared to $3.8 million, or 21.1% of revenues, in 2002. The increase in general and administrative expenses in absolute terms was due to the inclusion of general and administrative expenses for AirComp, which created a larger operation compared to our previous Mountain Air subsidiary, the hiring of additional sales force and operations personnel due to the improvement in the oil and gas drilling market, and the inclusion of the operations of our casing and tubing services and directional drilling services segments for a full year in 2003.

Depreciation and amortization expenses increased to $2.9 million in 2003 compared to $2.6 million in 2002, due to the formation of AirComp in July 2003, and the acquisition of our casing and tubing services and directional drilling services segments in February 2002.

Income from operations for the year 2003 totaled $2.6 million reflecting the general increase in oil and gas drilling activity and the inclusion of revenues and operating income contributed by M-I through the formation of AirComp in July 2003. In the comparable period of 2002, we incurred an operating loss of $1.2 million. During the third quarter of 2002, we reorganized in order to contain costs and recorded charges related to the reorganization in the amount of $495,000. These charges consisted of related payroll costs for terminated employees of $307,000, consulting fees of $113,000, and costs associated with a terminated rent obligation of $75,000. We also recorded one-time charges for costs related to abandoned acquisitions and an abandoned private placement in the amount of $233,000.

Interest expense increased to $2.5 million in 2003, compared to $2.3 million in the prior year due to increased debt associated with acquisitions completed in 2002, and debt associated with the formation of AirComp in July 2003.

Minority interest in income of subsidiaries for 2003 was $343,000 compared to $189,000 in 2003 due to the increase in the net income of our casing and tubing services subsidiary which until September 30, 2004, was owned 19% by Jens Mortensen; and the formation, in July 2003, of AirComp, which is owned 45% by M-I.

In the year ended December 31, 2003 we recorded a one-time gain on the reduction of a note payable of $1.0 million in the third quarter as a result of settling a lawsuit against the former owners of Mountain Air Drilling Service Co. Inc. The gain was calculated in part by discounting the note payable to $1.5 million using a present value calculation and accreting the note payable to $1.9 million, the amount due in September 2007. We will record interest expense totaling $394,043 over the life of the note payable beginning July 2003. In addition, we also recorded a one-time non-operating gain on the sale of an interest in a subsidiary of $2.4 million in connection with the formation of AirComp. The Company has adopted a policy that any gain or loss in the future incurred on the sale in the stock of a subsidiary would be recognized as such in the income statement.

The net loss for 2002 included a discount given to the holder of the Houston Dynamic Services note in the amount of $191,000 as an incentive to pay-off the note in September 2002.

We had a net income attributed to common stockholders of $2.3 million, or $0.57 per common share, for the year ended December 31, 2003 compared with a net loss of ($4.3 million), or ($1.14) per common share, for the year ended December 31, 2002.

The following table compares revenues and income from operations for each of our business segments for the years ended December 31, 2003, 2002 and 2001. Income from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

                                        Revenues                                 Income (Loss) from Operations
                      2003      2002     Change     2001     Change      2003       2002      Change      2001      Change
                    --------  --------  --------  --------  --------   --------   --------   --------   --------   --------
                                                                      (Restated)            (Restated)
Casing services     $10,037   $ 7,796   $ 2,241   $    --   $ 7,796    $ 3,628    $ 2,495    $ 1,133    $    --    $ 2,495
Directional          16,008     6,529     9,479        --   $ 6,529      1,103       (576)     1,679         --       (576)
drilling services
Compressed air        6,679     3,665     3,014     4,796    (1,131)        17       (945)       962        434     (1,379)
drilling services
General corporate        --        --        --        --        --     (2,222)    (2,144)       (78)    (1,867)      (277)
                    --------  --------  --------  --------  --------   --------   --------   --------   --------   --------

Total               $32,724   $17,990   $14,734   $ 4,796   $13,194    $ 2,526    $(1,170)   $ 3,696    $(1,433)   $   263
                    ========  ========  ========  ========  ========   ========   ========   ========   ========   ========


CASING AND TUBING SERVICES SEGMENT

Revenues for the year ended December 31, 2003 for the casing and tubing services segment were $10.0 million, an increase of 28.2% from the $7.8 million in revenues for the year ended December 31, 2002. Revenues from domestic operations increased to $6.3 million in 2003 from $5.1 million in 2002 as a result of a general improvement in oil and gas drilling activity in South Texas and the inclusion of this segment, which was acquired in February 2002, for a full year in 2003. Revenues from Mexican operations increased to $3.7 million in 2003 from $2.7 million in 2002 as a result of increased drilling activity in Mexico. Income from operations increased 45.4% to $3.6 million in 2003 from $2.5 million in 2002 due to the increase in revenues.

DIRECTIONAL DRILLING SERVICES SEGMENT

Revenues for 2003 for directional drilling services were $16.0 million, an increase of 146.2% from $6.5 million in revenues for 2002 due to increased drilling activity in the Texas and Gulf Coast areas in 2003. Operating income increased to $1.1 million for 2003 compared to a loss from operations of ($576,000) for the same period in 2002 due to the increase in revenues, which more than offset an increase in operating expenses due to the addition of operations and sales personnel.

COMPRESSED AIR DRILLING SERVICES SEGMENT

Our compressed air drilling revenues were $6.7 million in 2003, an increase of 81.1% compared to $3.7 million in revenues in 2002. Revenues increased in 2003 due to the inclusion of revenues contributed by M-I through the formation of AirComp in July 2003. Operating income increased to $17,000 in 2003 from a ($945,000) loss from operations in 2002 due to the inclusion, for six months in the 2003 period, of the business contributed by M-I in connection with the formation of AirComp in July 2003. Through this venture, we have been able to expand the geographical areas in which we operate to include gas drilling in West Texas along with the drilling and workover operations of Mountain Air in the San Juan basin in New Mexico.

Comparison of Years Ended December 31, 2002 and 2001
----------------------------------------------------

Revenues for the year 2002 totaled $18.0 million compared to $4.8 million in 2001. The 275.0% increase in revenues reflects the revenues of our casing and tubing services and directional drilling services segments which were acquired in February 2002.

Revenues for the year ended December 31, 2002 for the casing and tubing services, directional drilling services, and compressed air drilling services segments were $7.8 million, $6.5 million and $3.7 million, respectively. We had no revenues from casing and tubing services and directional drilling services in 2001 as those operations were acquired in February 2002. Revenues for the compressed air drilling services segment decreased to $3.7 million in 2002 from $4.8 million for the year ended December 31, 2001, primarily due to lower revenues from Burlington Resources, which decreased from $3.3 million in 2001 to $1.8 million in 2002. Burlington Resources represented 49.9% and 62.6% of the compressed air drilling services revenues in 2002 and 2001, respectively. Revenues also declined as a result of an overall decline in drilling activity. The rig count in the United States decreased from an average of 1,156 in 2001 to an average of 830 in 2002, according to the Baker Hughes rig count.

Our gross profit for the year ended December 31, 2002 was $3.3 million, or 18.9% of revenues, compared to $1.5 million, or 31.2% of revenues for the year ended December 31, 2001, due to the acquisition of the casing and tubing services and directional drilling services segments in 2002 and a decreased gross margin in our compressed air drilling operation due to reduced revenues at Mountain Air. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, insurance and fuel.

General and administrative expense was $3.8 million, or 21.1% of revenues in 2002, compared with $2.9 million, or 60.4% of revenues in 2001. The general and administrative expenses increased in absolute terms in 2002 compared to 2001 due to the acquisition of our casing and tubing services and directional drilling services segments in February 2002.

In 2002 we reported a ($1.2) million loss from operations compared to a loss from operations of ($1.4) million in 2001. The loss from operations in 2002 includes the restructuring and other one-time charges totaling $728,000.

Interest expense in 2002 was $2.3 million, compared to $869,000 in 2001, due to the increase in debt associated with the acquisitions of our casing and tubing services and directional drilling services operations.

We incurred a net loss attributed to common stockholders of ($4.3 million), or ($1.14) per common share, for the year ended December 31, 2002 compared with a loss of ($4.6 million), or ($5.80) per common share, for the year ended December 31, 2001. The net loss for 2002 included a discount given to the holder of the Houston Dynamic Services note in the amount of $191,000 as an incentive to pay-off the note in September 2002. The net loss in 2001 included a ($2.0 million) loss from the sale of discontinued operations.

LIQUIDITY AND CAPITAL RESOURCES

Our on-going capital requirements arise primarily from our need to service our debt and retire redeemable securities, to acquire and maintain equipment, for working capital and for acquisitions. Our primary sources of liquidity are borrowings under our revolving lines of credit, proceeds from the issuance of equity securities and cash flows from operations. We had cash and cash equivalents of $13.0 million at September 30, 2004 compared to $1.3 million at December 31, 2003 and compared to $146,000 at December 31, 2002.

OPERATING ACTIVITIES

In the nine months ended September 30, 2004, we generated $570,000 in cash from operating activities compared to $2.0 million in cash from operating activities for the same period in 2003. Net income before preferred stock dividend for the first nine months of 2004 decreased to $1.4 million, compared to $3.2 million in the comparable 2003 period due to the increase in revenues and gross profit resulting from the general increase in oil and gas drilling activity. Net income in 2003 includes a $1.0 million gain from the settlement of a lawsuit and a $2.4 million gain on sale of interest in AirComp. Non-cash adjustments to net income totaled $2.8 million in the 2004 period compared to $591,000 in the 2003 period, consisting principally of depreciation and amortization expense, amortization of discount of debt and minority interest in the income of a subsidiary.

During the first nine months of 2004, changes in working capital used $3.6 million in cash compared to a use of $672,000 in cash in the 2003 period, principally due, in the 2004 period, to a decrease in accrued expenses of $1.0 million, an increase in accounts receivables and other current assets of $1.9 million and a decrease of $725,000 in accounts payable. The decrease in accrued expenses was the result of a decrease in accrued expenses of $471,000 due to lower motor costs resulting from the purchase of motors which we previously leased, a decrease in long-term equipment deposits of $141,000, and a decrease in accrued employee benefits and payroll taxes of $557,000 primarily due to the payroll cycle ending at September 30, 2004. These decreases were offset by an increase of $131,000 in accrued interest resulting from increased interest expense on debt with variable interest rates. Accounts receivable increased $1.4 million during the first nine months of 2004 due to the increase in revenues in our directional drilling segment and in our compressed air drilling segment, which increase was offset by lower revenues in our casing and tubing segment. Current assets increased $609,000 due primarily to an increase in prepaid insurance premiums, an increase of $39,000 in other assets due to acquisition costs, and a decrease in lease receivable of $197,000 due to payments received from lessee. Accounts payable decreased by $725,000 in the 2004 period due to the use of the proceeds received from the issuance of common stock to reduce payables.

During the first nine months of 2003, accrued expenses decreased $497,000, accounts receivable and other current assets increased $2.9 million, and accounts payable increased $2.7 million. The decrease in accrued expenses is due to a decrease in accrued interest of $264,000 due to the retirement of subordinated debt carrying an interest rate of 12% and lower interest rates on other debt with variable interest rates, a decrease in accrued expenses of $323,000 primarily due to lower motor costs resulting from the purchase of motors which we previously leased, and an increase in accrued employee benefits and payroll taxes of $90,000 due to the payroll cycle ending at September 30, 2003. Accounts receivable increased by $2.9 million during the first nine months of 2003 due to an increase in revenues in our directional drilling services segment, in our compressed air drilling segment due to the inclusion of the business contributed by M-I to AirComp in July 2003, and in our casing and tubing services segment. Current assets increased $30,000 primarily as a result of a $697,000 increase in prepaid insurance premiums, which was offset by a decrease of $35,000 in other assets due to the write-off of acquisition costs, a decrease of $525,000 in lease deposits related to leased equipment paid off in June 2003, and a decrease in lease receivables of $106,000 due to payments received from lessee. Accounts payable increased by $2.7 million in the 2003 period due to the increase in cost of revenues and other expenses, and the inclusion of the business contributed by M-I to AirComp in July 2003.

For the 12 months ended December 31, 2003, we generated $1.9 million in cash from operating activities compared to $2.2 million in cash from operating activities for the same period in 2002. Net income for the 2003 period improved to $2.9 million, compared to a net loss of ($4.0 million) in the comparable 2002 period, due to the increase in revenues and gross profit in 2003 due to the general increase in oil and gas drilling activity and the inclusion of AirComp, our compressed air drilling subsidiary in July 2003. Net income for 2003 also includes a $1.0 million gain from the settlement of a lawsuit and a $2.4 million gain on sale of interest in AirComp. Non-cash adjustments to net income totaled $2.7 million in 2003, including the $1.0 million non-cash gain from the settlement of a lawsuit, compared to $3.4 million in 2002, consisting principally of depreciation and amortization expense, including amortization of discount on debt, and minority interest in the income of a subsidiary.

During the 12 months ended December 31, 2003, changes in working capital used $1.3 million in cash compared to changes in working capital which provided $2.8 million in cash in the 2002 period, principally due, in 2003, to an increase in accrued expenses of $1.7 million, an increase in accounts receivable and other current assets of $5.6 million, and an increase in accounts payable of $2.2 million. The increase in accrued expenses is due to a decrease in accrued interest of $126,000 due to the retirement of the subordinated debt carrying an interest rate of 12% and lower interest rates on other debt with variable interest rates, an increase in accrued expenses of $397,000 due to accrued motor costs and related expenses, and an increase in accrued employee benefits and payroll taxes of $1.3 million due to the payroll cycle ending at December 31, 2003. Accounts receivable increased $4.4 million due to an increase in revenues in our directional drilling services segment, in our compressed air drilling services segment due to the inclusion of the business contributed by M-I to AirComp in July 2003, and in our casing and tubing services segment. Other current assets decreased primarily because of the recovery of a lease deposit related to an equipment lease which was paid off in June 2003. Accounts payable increased by $2.3 million in the 2003 period due to increased costs related to increased revenues, and the inclusion of the accounts payable of AirComp in July 2003.

INVESTING ACTIVITIES

During the first nine months of 2004, we used $3.1 million in investing activities, consisting of capital expenditures of approximately $882,000 to purchase equipment for our directional drilling services segment, approximately $457,000 to purchase casing equipment and approximately $781,000 to make capital repairs to existing equipment in our compressed air drilling services segment. On September 23, 2004 we also completed, for $1.0 million, the acquisition of 100% of the outstanding stock of Safco Oil Field Products, Inc. ("Safco). Safco leases "hevi-wate" spiral drill pipe and provides related oilfield services to the oil drilling industry. This compares to net cash used in investing activities of $4.4 million in the comparable 2003 period primarily for the purchase of equipment.

During the 12 month period ended December 31, 2003, we used $4.5 million in investing activities, consisting of the purchases of equipment of $5.4 million, which was partially offset by the proceeds from the sales of equipment of $843,000. This compares to net cash used in investing activities in the comparable 2002 period of $8.5 million, due to the acquisitions of our Jens' and Strata subsidiaries for a total of $8.3 million, purchases of other equipment of $518,000, and proceeds from the sales of equipment of $367,000.

FINANCING ACTIVITIES

During the first nine months of 2004, financing activities provided a net of $14.2 million in cash. We received $16.9 million in net proceeds from the issuance of common stock which was offset in part by the repayment of $2.4 million of long-term debt and $317,000 in debt issuance costs. This compares to the first nine months of 2003 when we received $9.6 million in proceeds from the issuance of long-term debt offset by $6.9 million in the repayment of long-term debt and $304,000 in debt issuance costs.

During the year ended December 31, 2003 financing activities provided a net of $3.8 million in cash compared to a net of $6.3 million in cash from financing activities in the prior year. In 2003, we received $14.1 million from the issuance of long-term debt and $30.5 million from borrowings under our lines of credit. These proceeds were used to pay long-term debt in the amount of $10.8 million and make principal payments on outstanding borrowings under our lines of credit in the amount of $29.4 million. We also used $408,000 in cash for debt issuance costs in 2003. In 2002, we received $9.7 million from the issuance of long-term debt and $7.1 million from borrowings under our lines of credit. These proceeds were used to pay long-term debt in the amount of $4.1 million and make principal payments on outstanding borrowings under our lines of credit in the amount of $5.8 million. We also used $588,000 in cash for debt issuance costs in 2002.

In April 2004, Energy Spectrum, the holder of our preferred stock, converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock.

On August 10, 2004, we completed the private placement of 3,504,667 shares of our common stock at a price of $3.00 per share. Net proceeds to us, after selling commissions and expenses, was approximately $9.6 million. On September 30, 2004, we completed the private placement of 1,956,634 shares of our common stock at a price of $3.00 per share. Net proceeds to us, after selling commissions and expenses, was approximately $5,389,000. We agreed to file the registration statement, of which this prospectus is a part under the Securities Act of 1933, to allow investors in the August 2004 private placement and the September 2004 private placement to resell the common stock in public markets. We will use the net proceeds of the private placement offerings to reduce debt, for acquisitions, and for general corporate purposes.

As discussed in "Transactions With Selling Stockholders and Other Related Parties - Registration Rights Agreements," in connection with the private placements effected in August and September of 2004 we agreed to cause the registration statement of which this prospectus is a part to be filed and to be declared effective within 120 days, or to pay to the investors in such private placements an amount based upon the date the registration statement becomes effective. The payments are equal to 1.0% of the amount invested in the Company for the first month, and 2.0% of the amount invested in the Company for each month thereafter. Through February 28, 2005, we accrued an obligation to pay $547,073 to the investors in the August and September private placements as a result of our failure to cause the registration statement to be declared effective.

On September 30, 2004, we issued 1,300,000 shares of our common stock to Jens Mortensen, a director and the President of Jens', in exchange for his 19% interest in Jens' Oilfield Service, Inc. As a result of this transaction, we now own 100% of Jens' Oilfield Service, Inc. The total value of the consideration paid to Jens was $6,435,000, which was equal to the number of shares of common stock issued to Mr. Mortensen (1,300,000) multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders equity.

On our balance sheet, we eliminated the amount recorded as the value of the Jens' minority interest, $1,951,870. The balance of the contribution ($4,483,130) was allocated as follows:

In June 2004, we obtained an appraisal of the fixed assets at Jens' in conjunction with obtaining a bank loan, which valued the fixed assets at $20,081,304. The book value of the fixed assets was $15,799,666, and the excess of appraised value over book value was $4,281,638. We increased the value of Jens' fixed assets by 19% of this amount, or $813,511.

The remaining balance of $3,669,619 was allocated to goodwill.

We have several bank credit facilities and other debt instruments at Allis-Chalmers and at our three operating subsidiaries. Allis-Chalmers guarantees the loans owed by Jens' and Strata, and Mountain Compressed Air, a wholly-owned subsidiary, guarantees AirComp's bank debt. All three of our subsidiaries are consolidated on our financial statements. At September 30, 2004, we had $30.1 million in outstanding indebtedness, of which $25.2 million was long-term debt and $4.9 million was the current portion of long-term debt.

Through Jens', our casing and tubing services subsidiary, at September 30, 2004, we had two principal bank facilities. Both of these were retired in connection with the refinancing of our debt in December 2004. We had a term loan in the original amount of $4.0 million that was increased, in October 2003, to $5.1 million. We were required to make monthly principal payments of $85,000 plus 25% of our collections from our operations in Mexico. Interest accrued at a floating rate plus a margin. The interest rate on the term loan was 6.75% at September 30, 2004 and the outstanding amount was $3.0 million. We also had a $1.0 million bank line of credit of which $209,000 was outstanding at September 30, 2004. Interest accrued at a floating rate plus a margin. The interest rate on the line of credit was 6.75% at September 30, 2004. We paid a 0.5% per annum fee on the undrawn portion of the line of credit.

Our Jens' subsidiary also has a note payable to Jens Mortensen, who sold Jens' to us and is a director and the President of Jens'. The note is in the original amount of $4.0 million at 7.5% simple interest with quarterly interest payments. At September 30, 2004, $406,000 of interest was accrued and was included in accounts payable to related parties. The principal and interest are due on January 31, 2006. In connection with the purchase of Jens', we also agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. We are required to make monthly payments of $20,576 through January 31, 2007. As of September 30, 2004, the balance due is approximately $576,000, including $247,000 classified as short-term.

Jens' also had outstanding three term loans at September 30, 2004. One was a real estate bank loan in the amount of $532,000 at a floating interest rate with monthly principal payments of $14,778 plus interest. The interest rate was 6.75% at September 30, 2004 and the outstanding amount due was $73,000. This loan was retired in December 2004. The second loan is a bank loan in the original amount of $397,080 at a floating interest rate with monthly principal payments of $11,000 plus interest. At September 30, 2004, the interest was 6.75% and the balance due was $256,000. The final maturity date of the loan is September 17, 2006. The third term loan is a bank term loan in the original amount of $74,673 at a floating interest rate with monthly principal payments of $1,946 plus interest. At September 30, 2004, the interest was 6.75% and the balance due was $59,000. The final maturity date of the loan is January 12, 2007.

Through Strata, our directional drilling services operating subsidiary, we had a $4.0 million bank line of credit of which $2.7 million was outstanding at September 30, 2004. The loan was retired in December 2004. The interest rate was 7.75% at September 30, 2004 and we paid a 0.5% per annum fee on the undrawn portion of the line of credit.

In December 2003, Strata entered into a short-term vendor financing agreement in the original amount of $1.7 million with a major supplier for drilling motor rentals, motor lease costs and motor repair costs. The agreement provides for repayment of all amounts not later than December 30, 2005. Payment of interest is due monthly and principal payments of $582,000 are due in each of October 2004, April 2005, and December 2005. The interest rate is fixed at 8.0%. As of September 30, 2004, the outstanding balance was $1.7 million.

In connection with the purchase of Safco, we also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. We are required to make yearly payments of $50,000 through September 30, 2007. As of September 30, 2004, the balance due is $150,000.

On December 7, 2004, we entered into amended credit facilities which replaced separate credit facilities maintained by the Company and its subsidiaries, Jens' Oilfield Service, Inc. and Strata Directional Technology, Inc. The credit agreement governing the facilities was entered into by Allis-Chalmers, Jens', Strata and Safco, and is guaranteed by our MCA and OilQuip subsidiaries. The new facilities include:

* A $10.0 million revolving line of credit to replace and increase the existing lines of credit at Jens' of $1.0 million and at Strata of $4.0 million. Borrowings are subject to a borrowing base based on eligible accounts receivables, as defined.

* A term loan in the amount of $6.3 million to be repaid in equal monthly installments based on a five-year repayment schedule. Proceeds of the term loan were used to prepay the term loan owed by our Jens' subsidiary and to prepay our 12% $2.3 million subordinated note and retire its related warrants.

* A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility are required to be repaid monthly based on a four-year repayment schedule after a one-year interest only availability period. Availability of this capital expenditure term loan facility is subject to security acceptable to the lender in the form of equipment or other acquired collateral.

The new credit facility is due and payable December 31, 2007 and is secured by liens on substantially all our assets. The agreement governing these credit facilities contains customary events of default and financial covenants. It also limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. The interest rate payable on borrowings is based on the prime rate plus a margin.

AirComp had the following facilities at September 30, 2004 (as discussed below, we amended and increased our borrowings under these facilities on November 15,
2004):

* A $1.0 million bank line of credit of which $925,000 was outstanding at September 30, 2004. Interest accrues at a floating rate plus a margin and was 6.75% at September 30, 2004. We paid a 0.5% per annum fee on the undrawn portion. Borrowings under the line of credit were subject to a borrowing base consisting of eligible accounts receivable.

* A term loan in the original amount of $8.0 million with a floating interest rate based on either prime or the London interbank offered rate ("LIBOR") plus a margin. The interest rate averaged 5.50% at September 30, 2004. Principal payments of $286,000 were due quarterly, plus interest, with a final maturity date of June 27, 2007. The remaining balance at September 30, 2004 was $6.6 million.

* A "delayed draw" term loan facility in the amount of $1.0 million to be used for capital expenditures. Interest accrues at a rate equal to LIBOR plus a margin. Quarterly principal payments commence on March 31, 2005 in an amount equal to 5.0% of the outstanding balance as of December 31, 2004. The outstanding balance of this facility at September 30, 2004 was $490,000.

The AirComp credit facilities are secured by liens on substantially all of AirComp's assets. The agreement governing these credit facilities contains customary events of default and requires that AirComp satisfy various financial covenants. It also limits AirComp's ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. Mountain Compressed Air guaranteed the obligations of AirComp under these facilities.

On November 10, 2004, AirComp completed the acquisition of Diamond Air Drilling Services, Inc. and its affiliated company, Marquis Bit Co., LLC for $4.6 million in cash. Diamond Air and Marquis Bit provide air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond is a leading provider of air hammers and hammer bit products. The acquisition was funded through capital contributions from Allis-Chalmers and M-I in the amount of $2.5 million and $2.1 million, respectively.

In connection with the Diamond Air acquisition described above, on November 15, 2004, the AirComp credit facility was amended as follows:

* The $1.0 million revolving line of credit was increased to $3.5 million.

* The $6.6 million term loan was increased to $7.1 million by adding the $490,000 amount outstanding under the existing delayed draw facility to the term loan. Repayment of the $7.1 million term loan remained unchanged at $286,000 per quarter.

* The $1.0 million delayed draw term loan facility was increased to $1.5 million and its availability period was extended to December 31, 2005 from December 31, 2004. Repayment of this facility will be in equal quarterly principal payments equal to 5.0% of amounts outstanding as of December 31, 2005, beginning March 31, 2006, with a final maturity of June 27, 2007.

AirComp also has a subordinated note payable to M-I in the amount of $4.8 million bearing interest at an annual rate of 5.0%. In 2007 each party has the right to cause AirComp to sell its assets (or the other party may buy out such party's interest), and in such event this note (including accrued interest) is due and payable. The note is also due and payable if M-I sells its interest in AirComp or upon a termination of AirComp. At September 30, 2004, $283,000 of interest was included in accrued interest. Neither the Company nor Mountain Compressed Air is liable for the obligations of AirComp under this note.

The Company had a subordinated note in the original amount of $3.0 million with a fixed interest rate of 12.0%. The outstanding balance was $2.3 million at September 30, 2004. This note was retired in December 2004. In connection with this note, we issued redeemable warrants, which were recorded as a liability of $900,000 and as a discount to the face amount of the debt. This amount was amortized as additional interest expense over the term of the note. The debt was recorded at $2.3 million net of unamortized portion of the put obligation.

In connection with the issuance of the $3.0 million subordinated note, we issued redeemable warrants that are exercisable for up to 233,000 shares of our common stock at an exercise price of $0.75 per share and non-redeemable warrants that are exercisable for a maximum of 67,000 shares of our common stock at $5.00 per share. The warrants were exercisable for $0.75 per share are subject to cash redemption provisions in the amount of $900,000 at the discretion of the warrant holders at any time after January 31, 2005. We recorded a liability of $900,000 in respect of the warrant redemption rights, and amortized the effects of the puts to interest expense over the life of the $3.0 million subordinated debt. These warrants were redeemed for $900,000 in December 2004.

In 1999 we compensated directors who served on the board of directors from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0% and are due on March 28, 2005. At September 30, 2004, the principal and accrued interest on these notes totaled approximately $398,000.

As part of the acquisition of Mountain Air in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million at 5.75% simple interest which was reduced to $1.5 million as a result of the settlement of a legal action against the sellers. At September 30, 2004 the outstanding amount due, including accrued interest, was $1.6 million. The principal and accrued interest is due on September 30, 2007. As discussed in "Business - Legal Proceedings," the holder of this note has brought legal action seeking to accelerate its payment.

Mountain Air has a term loan in the original amount of $267,000 at an interest rate of 5.0%, with principal and interest payments of $5,039 due on the last day of each month. At September 30, 2004, the outstanding amount due was $211,000 and the final maturity date is June 30, 2008.

In connection with incurring subordinated debt that was subsequently extinguished in connection with the formation of AirComp, Mountain Air issued redeemable warrants, which have been recorded as a liability of $600,000. These warrants were redeemed for $600,000 in December 2004.

The following table summarizes our obligations and commitments to make future payments under our notes payable, operating leases, employment contracts and consulting agreements for the periods specified as of September 30, 2004.

                                                                   PAYMENTS BY PERIOD
                                                                   ------------------
                                                                     (IN THOUSANDS)
                                                         LESS THAN                                      MORE THAN
                                           TOTAL          1 YEAR         1-3 YEARS      3-5 YEARS        5 YEARS
                                       ------------    ------------    ------------    ------------    ------------
CONTRACTUAL OBLIGATIONS

Notes Payable                          $    30,099     $     4,858     $    15,164     $    10,077     $        --
Interest Payments on notes payable           2,032             328           1,024             680              --
Operating Lease                              1,298             275             539             398              86
Employment Contracts                         2,425           1,006           1,419              --              --
                                       ------------    ------------    ------------    ------------    ------------

Total Contractual Cash Obligations     $    35,854     $     6,467     $    18,146     $    11,155     $        86
                                       ============    ============    ============    ============    ============

We have no off balance sheet arrangements that have or are likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. We do not guarantee obligations of any unconsolidated entities.

We believe that our current cash generated from operations, cash available under our credit facilities and net proceeds from prior equity private placements will provide sufficient funds for our identified projects.

We intend to implement a growth strategy of increasing the scope of services through both internal growth and acquisitions. We are regularly involved in discussions with a number of potential acquisition candidates. We expect to make capital expenditures to acquire and to maintain our existing equipment. Our performance and cash flow from operations will be determined by the demand for our services which in turn are affected by our customers' expenditures for oil and gas exploration and development and industry perceptions and expectations of future oil and gas prices in the areas where we operate. We will need to refinance our existing debt facilities as they become due and provide funds for capital expenditures and acquisitions. To effect our expansion plans, we will require additional equity or debt financing in excess of our current working capital and amounts available under credit facilities. There can be no assurance that we will be successful in raising the additional debt or equity capital or that we can do so on terms that will be acceptable to us.

CRITICAL ACCOUNTING POLICIES
----------------------------

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus. Our preparation of this report requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. The determination of the collectibility of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customer payment history and current credit worthiness to determine that collectibility is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Those uncertainties require us to make frequent judgments and estimates regarding our customers' ability to pay amounts due us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. Provisions for doubtful accounts are recorded when it becomes evident that the customers will not be able to make the required payments at either contractual due dates or in the future. Over the past two years, reserves for doubtful accounts, as a percentage of total accounts receivable before reserves, have ranged from 1% to 2%. At December 31, 2003 and 2002, reserves for doubtful accounts totaled $168,000, or 2%, and $32,000, or 1%, of total accounts receivable before reserves, respectively. We believe that our reserve for doubtful accounts is adequate to cover anticipated losses under current conditions; however, changes in the financial condition of our customers could impact the amount of provisions for doubtful accounts.

REVENUE RECOGNITION. Our revenue recognition policy is significant because revenue is a key component of the results of operations. In addition, revenue recognition determines the timing of certain expenses, such as commissions and royalties. We provide rental equipment and drilling services to our customers at per day and per job contractual rates and recognize the drilling related revenue as the work progresses and when collectibility is reasonably assured. The Securities and Exchange Commission's (SEC) Staff Accounting Bulletin (SAB) No. 104, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB No. 104"), provides guidance on the SEC staff's views on application of generally accepted accounting principles to selected revenue recognition issues. Our revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.

IMPAIRMENT OF LONG-LIVED ASSETS. Long-lived assets, which include property, plant and equipment, goodwill and other intangibles, comprise a significant amount of the Company's total assets. The Company makes judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, the carrying values of these assets are reviewed for impairment or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires the Company to make long-term forecasts of its future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for the Company's products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.

GOODWILL AND OTHER INTANGIBLES. The Company has recorded approximately $10,331,000 of goodwill and $3,089,000 of other identifiable intangible assets. The Company performs purchase price allocations to intangible assets when it makes a business combination. Business combinations and purchase price allocations have been consummated for purchase of the Mountain Air, Strata and Jens' operating segments. The excess of the purchase price after allocation of fair values to tangible assets is allocated to identifiable intangibles and thereafter to goodwill. Subsequently, the Company has performed its initial impairment tests and annual impairment tests in accordance with Financial Accounting Standards Board No. 141, BUSINESS COMBINATIONS, and Financial Accounting Standards Board No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. These initial valuations used two approaches to determine the carrying amount of the individual reporting units. The first approach is the Discounted Cash Flow Method, which focuses on the expected cash flow of the Company. In applying this approach, the cash flow available for distribution is projected for a finite period of years. Cash flow available for distribution is defined as the amount of cash that could be distributed as a dividend without impairing the future profitability or operation of the Company. The cash flow available for distribution and the terminal value (the value of the Company at the end of the estimation period)are then discounted to present value to derive an indication of value of the business enterprise. This valuation method is dependent upon the assumptions made regarding future cash flow and cash requirements. The second approach is the Guideline Company Method which focuses on comparing the Company to selected reasonably similar publicly traded companies. Under this method, valuation multiples are: (i) derived from operating data of selected similar companies; (ii) evaluated and adjusted based on the strengths and weaknesses of the Company relative to the selected guideline companies; and (iii) applied to the operating data of the Company to arrive at an indication of value. This valuation method is dependent upon the assumption that the value of the Company can be evaluated by analysis of its earnings and its strengths and weaknesses relative to the selected similar companies. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.

AIRCOMP AND SALE OF INTEREST IN VENTURE

The Company has adopted SEC Staff Accounting Bulletin (SAB) No.51, Accounting for Sales of Stock by a Subsidiary, to account for its investment in AirComp. AirComp operates in a manner similar to a joint venture but has been accounted for and consolidated as a subsidiary under SFAS No. 141, BUSINESS COMBINATIONS. Pursuant to SAB No. 51, the Company has recorded its own contribution of assets and liabilities at its historical cost basis. Since liabilities exceeded assets, the Company's basis in AirComp was a negative amount. The Company has accounted for the assets contributed from M-I at a fair market value as determined by an outside appraiser. The Company gave M-I a 45% interest in AirComp in exchange for the assets contributed. As a result of the formation of the venture and its retention of 55% interest in the venture, the Company realized an immediate gain to the extent of its negative basis and its 55% interest in the combined assets and liabilities of the venture. In accordance with SAB No. 51, the Company has recorded its negative basis investment in AirComp as an addition to equity and its share of the combined assets and liabilities realized from M-I assets as non-operating income.

STOCK BASED COMPENSATION. The Company accounts for its stock-based compensation using Accounting Principles Board's Opinion No. 25 ("APB No. 25"). Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). The Company has adopted the disclosure-only provisions of SFAS 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized for these options. Many equity instrument transactions are valued based on pricing models such as Black-Scholes, which require judgments by management. Values for such transactions can vary widely and are often material to the financial statements.

Quantitative and Qualitative Disclosure About Market Risk.
----------------------------------------------------------

We are exposed to market risk primarily from changes in interest rates and foreign currency exchange risks.

         INTEREST RATE RISK.

Fluctuations in the general level of interest rates on our current and future fixed and variable rate debt obligations expose us to market risk. We are vulnerable to significant fluctuations in interest rates on our variable rate debt and on any future repricing or refinancing of our fixed rate debt and on future debt.

At September 30, 2004, we were exposed to interest rate fluctuations on approximately $14.0 million of notes payable and bank credit facility borrowings carrying variable interest rates. A hypothetical one hundred basis point increase in interest rates for these notes payable would increase our annual interest expense by approximately $140,000. Due to the uncertainty of fluctuations in interest rates and the specific actions that might be taken by us to mitigate the impact of such fluctuations and their possible effects, the foregoing sensitivity analysis assumes no changes in our financial structure.

We have also been subject to interest rate market risk for short-term invested cash and cash equivalents. The principal of such invested funds would not be subject to fluctuating value because of their highly liquid short-term nature. As of September 30, 2004, we had $13.0 million invested in short-term maturing investments.

         FOREIGN CURRENCY EXCHANGE RATE RISK.

We conduct business in Mexico through our Mexican partner, Matyep. This business exposes us to foreign exchange risk. To control this risk, we provide for payment in U.S. dollars. However, we have historically provided our partner a discount upon payment equal to 50% of any loss suffered by our partner as a result of devaluation of the Mexican peso between the date of invoicing and the date of payment. During 2003 and 2002 the discounts have not exceeded $10,000 per year.

Failure to Maintain Effective Internal Controls Could Have
----------------------------------------------------------
a Material Adverse Effect on Our Operations.
--------------------------------------------

We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our Independent Auditors addressing these assessments. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

                             BUSINESS AND PROPERTIES

We are engaged in the business of providing oilfield services and equipment to meet the drilling and related needs of oil and gas exploration and development companies in the southwest United States and the Gulf of Mexico. We currently operate in four sectors of the oilfield service industry: the casing and tubing sector; the directional drilling sector; the compressed air drilling sector; and the production services business. Currently, we receive 80% to 85% of our revenues from natural gas drilling services and the balance from oil drilling services; however, most of our services can be utilized for either activity.

We believe that consolidation among large oilfield service providers has created an opportunity for us to compete effectively in certain niche markets that are under-served by large service and equipment companies. At the same time, producers are favoring suppliers that provide a comprehensive package of products and services, which allows us to compete effectively with smaller competitors currently providing a significant portion of the services in this industry.

Our strategy is based on broadening the geographic scope of our products and services primarily within two areas of the oilfield services and equipment industry: casing and tubing handling services and equipment and drilling services. We intend to implement this growth strategy through internal expansion and the acquisition of companies operating within these segments. We intend to identify and acquire companies with significant management and field expertise, strong client relationships and high quality products and services. As discussed under "Risk Factors" included elsewhere herein, there can be no assurance that we will be able to complete any further acquisitions.

Our compressed air drilling, directional drilling and casing and tubing businesses had revenues of approximately $6.7 million, $16.0 million and $10.0 million, respectively, during the year ended December 31, 2003.

See Note 18 to our consolidated financial statements included elsewhere herein for information regarding the revenues, income from operations and assets of each or our segments.

We were incorporated in 1913 under Delaware law. We reorganized in bankruptcy in 1988, and sold all of our major businesses. In May 2001, we consummated a merger in which we acquired OilQuip Rentals, Inc. and its wholly-owned subsidiary, Mountain Compressed Air, Inc. In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business. In February 2002, we acquired approximately 81% of the capital stock of Jens' Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc. In July 2003, we entered into a limited liability company operating agreement with a division of M-I L.L.C., a joint venture between Smith International and Schlumberger N.V., to form a Texas limited liability company named AirComp LLC. We own 55% and M-I owns 45% of AirComp. In September 2004, we increased our ownership of Jens' Oilfield Service, Inc. to 100%. In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC. In December 2004, we acquired Downhole Injection Systems, LLC. As a result of these transactions, our prior results for each of the casing and tubing sector, the directional drilling sector and the air drilling sector may not be indicative of current or future operations of those sectors. In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc.

INDUSTRY OVERVIEW
-----------------

Oil and natural gas producers tend to focus on their core competencies on identifying reserves, which has resulted in the extensive outsourcing of drilling and service functions. The use of service companies allows gas companies to avoid the capital and maintenance costs of the equipment in what is already a capital intensive industry. As drilling becomes increasingly more technical and costly, exploration and production companies are increasingly demanding higher quality equipment and service from equipment and service providers. We believe that:

         o Oil and gas exploration and production companies are currently consolidating their supplier base to streamline their purchasing operations and generate economies of scale by purchasing from just a few suppliers.
         o Producers are favoring larger suppliers that provide a comprehensive list of products and services.
         o Companies that can meet customer's demands will continue to earn new and repeat business.

         o Many businesses in the highly fragmented oilfield industry lack sufficient size (many businesses generate annual revenues of less than $15 million), lack depth of management (many businesses are family-owned and managed) and have less sophisticated service and control capabilities.
         o We can offer customers crucial advantages over our smaller competitors.
         o Opportunities exist to acquire these competing businesses and successfully integrate and enhance their operations within our operating structure.
         o Consolidation among larger oilfield service providers has created an opportunity for us to compete effectively in certain niche markets which are under-served by the large oilfield service and equipment companies and in which we can provide better products and services than the smaller competitors currently providing a significant portion of the services in this industry.

Our strategy is based on broadening the geographic scope of our products and services primarily within two areas of the oilfield services and equipment industry: casing and tubing handling services and equipment and drilling services. We intend to implement this growth strategy through internal expansion and the acquisition of companies operating within these segments. We intend to seek to identify and acquire companies with significant management and field expertise, strong client relationships and high quality products and services. With typically less than $15 million in revenues, each target company is likely to have limited financial resources for expansion and few exit alternatives for the owners. As discussed under "Risk Factors" included elsewhere herein, there can be no assurance that we will be able to complete any further acquisitions.

DESCRIPTION OF BUSINESSES
-------------------------

CASING SERVICES
---------------

We supply specialized equipment and trained operators to install casing and tubing, change out drill pipe and retrieve production tubing for both onshore and offshore drilling and workover operations, which we refer to as casing and tubing services. Most wells drilled for oil and natural gas require some form of casing and tubing to be installed in the completion phase of a well.

We have an extensive inventory of specialized equipment consisting of casing tongs and laydown machines in various sizes, powered by diesel motors and driven by hydraulic pumps. Non-powered equipment consists of elevators, slips, links and protectors. We also maintain a fleet of other revenue generating equipment such as forklifts and delivery trucks that transport our various rental equipment and transfer the customers' casing from truck to pipe rack. We charge customers for tong trucks, laydown trucks and personnel on an hourly basis portal to portal and rental equipment on a daily basis portal to portal. The customer is liable for damaged or lost equipment.

We currently provide casing and tubing services primarily to areas in South Texas and Mexico. Although there are two large companies, Frank's Casing Crew and Rental Tools Inc. and Weatherford International Inc. ("Weatherford"), which have a substantial portion of the casing and tubing crew market, that market remains highly competitive and fragmented with at least 30 casing and tubing crew companies working in the U.S. We believe that we have several competitive advantages including:

          o A well-established, loyal customer base in South Texas and Mexico;
          o    A management team with over 15 years of service experience;
          o    An extensive inventory of specialized equipment;
          o    A reputation for customer responsiveness;
          o Substantial experience in South Texas, primarily a natural gas market; and
          o An excellent relationship with our Mexican partner, which enables us to access the Mexican market.

We believe that through geographic expansion, we can optimize the utilization of both our equipment and personnel by accessing additional niche markets underserved by the larger oilfield service companies in the U.S. and Mexico.

We provide services in Mexico through a significant Mexican customer, Materiales y Equipo Petroleo, S.A. de C.V., which we refer to as Matyep, in Villa Hermosa, Reynosa, VeraCruz and Ciudad del Carmen, Mexico. These services are provided primarily to offshore drilling operations. We provide substantially all of the necessary equipment and Matyep provides all personnel, repairs, maintenance, insurance and supervision for provision of the casing and tubing crew and torque turn service. In addition, Matyep is responsible for the preparation of billing invoices, collection of receivables and the import and export of equipment. The joint venture provides services solely for Petroleos Mexicanos, known as Pemex. We have approximately $8.0 million of equipment in Mexico, and have operated profitably in Mexico since 1997.

Services to offshore drilling operations in Mexico are seasonal, and operations are generally reduced during the first quarter of each calendar year due to weather conditions.

Matyep is responsible for payment to us, even if it is unable to collect payment on a timely basis, though in the past our receipt of payments has been delayed for significant periods of time by failure of Pemex to pay amounts due Matyep on a timely basis. Our primary competitors in Mexico are South American enterprises and Weatherford, both of which provide similar products and services.

For the years ended December 31, 2003 and 2002, our Mexico operations accounted for approximately $3.3 million and $2.7 million, respectively, of our revenues, and the loss of Pemex as a customer would have a material adverse effect on our business. We provide extended payment terms to Matyep and maintain a high accounts receivable balance due to these terms. The accounts receivable balance reached a maximum of approximately $1.6 million during 2003 and was $1.4 million at December 31, 2003. Jens' has been providing services to Pemex in partnership with Matyep since 1997 and has never experienced a default in payment; however a default on these receivables could have a material adverse effect.

The following table details revenues of our casing and tubing services segment by class for the year ended December 31, 2003 and from February 2002 through December 31, 2002 (in thousands).


                                                             February 2002 through
      Revenues by class:      December 31, 2003   Percentage    December 31, 2002      Percentage
      ------------------      -----------------   ----------    -----------------      ----------

      Laydown machines            $   2,426         24.2%           $  2,136              27.4%
      Casing installation             3,829         38.1%              2,849              36.5%
      Mexico operations               3,729         37.2%              2,696              34.6%
      Other                              53           .5%                115               1.5%
                                  ----------      --------          ---------          ----------

      Total revenues              $  10,037        100.0%           $  7,796             100.0%
                                  ==========                        =========

Historically, we have sought to purchase equipment for our casing and tubing at auction or on an opportunistic basis; however, there is currently a shortage of casing and tubing equipment, which is available new from four suppliers. We believe there is a six to eight month backlog on orders to these suppliers. However, we currently own sufficient equipment for projected operations over the next 12 months, and believe the shortage of equipment will result in increased demand for our services.

Our casing and tubing sector is not materially dependent upon the ownership of any patents, trademarks, franchises or other concessions.

DIRECTIONAL DRILLING SERVICES
-----------------------------

We provide directional, horizontal and measure while drilling, services to oil and gas companies operating both onshore and offshore in Texas and Louisiana. We refer to these as directional drilling services. Management believes there are several advantages to horizontal and directional drilling services including:

          o    Improvement of total cumulative recoverable reserves
          o Improved reservoir production performance beyond conventional vertical wells
          o    Reduction of the number of field development wells
          o    Reduction of water and gas coning problems

We provide specialized directional drilling services in niche markets, including the Austin Chalk, where specialized, technically focused applications are necessary. Our teams of experienced personnel utilizing state of the art tools provide services including well planning and engineering to meet drilling performance and geological or reservoir targets set by the customer, directional drilling tool configuration, well site directional drilling supervision and guidance, new well and reentry drilling, steerable drilling and log while drilling services.

On September 23, 2004, we acquired 100% of the outstanding stock of Safco Oil Field Products, Inc. for $1.0 million. Safco leases spiral drill pipe and provides related oilfield services to the oil drilling industry. We will offer the services through our directional drilling services segment.

There are three major directional drilling companies, Schlumberger, Halliburton and Baker Hughes, that market both worldwide and in the U.S., as well as numerous small regional players, including us. There are believed to be at least 50 regional directional and horizontal drilling companies operating in the U.S. Management estimates that the regional market companies account for approximately 15% of the domestic market.

The following table details our horizontal and directional drilling segment's revenues by class for the year ended December 31, 2003 and from February 2002 through December 31, 2002 (in thousands).

                                 Year Ended                   February 2002 through
      Revenues by class:      December 31, 2003   Percentage    December 31, 2002      Percentage
      ------------------      -----------------   ----------    -----------------      ----------

      Drilling operations        $   13,188          82.4%          $  4,477              68.6%
      Other                           2,820          17.6%             2,052              31.4%
                                 -----------       -------          ---------          ----------

      Total revenues             $   16,008         100.0%          $  6,529             100.0%
                                 ===========                        =========

We have only a single supplier for most or all of each type of equipment we use (downhole motors, tubing, and measure while drilling and log while drilling equipment). However, we believe that other suppliers of such equipment are available. We have entered into preferred leasing agreements with our current suppliers, which are intended to assure the availability of equipment through 2006 for tubing, MWD and LWD equipment. We have an indefinite contract with our supplier of downhole motors.

Our directional drilling sector is not materially dependent upon the ownership of any patents, trademarks, franchises or other concessions.

COMPRESSED AIR DRILLING SERVICES
--------------------------------

AirComp LLC, our joint venture with M-I, is the world's second largest provider of compressed air and related products and services for the compressed air drilling, workover, completion and transmission segments of the oil, gas and geothermal industries which we refer to as compressed air drilling services. We believe compressed air products and services represent more than 10% of an overall $750-$900 million under balanced drilling operations market.

Compressed air drilling services include the following products and services:

         o    Engineering Services
         o    Compressed Air
         o    Nitrogen (Membrane Separators, Cyrogenic, etc.)
         o Chemicals (Foamers, Defoamers, Polymers, Shale Stabilizers, Corrosion Inhibitors, etc.)
         o    Specialized Bits
         o    Hammers and other Downhole Tools
         o    Surface Blow-Out Prevention Equipment
         o    Multi-Phase Separation Equipment

We provide engineering services, compressed air and chemicals. These products and services can be used exclusive of the other under balanced components in traditional compressed air, mist and foam drilling applications or as part of a more sophisticated under balanced drilling operations package employing most or all of the elements listed above.

We provide compressed air drilling services primarily in Eastern Oklahoma, North Texas, West Texas, and throughout the Rocky Mountains. Our operations offices are in Fort Stockton, Texas; Farmington, New Mexico; and Grand Junction, Colorado. Our compressed air drilling services operations are headquartered in Houston, Texas, with a sales and technical support office in Denver, Colorado. We believe that our operational facilities are well located for quick logistical response to customer needs.

We are recognized in the compressed air drilling markets for providing superior compressed air equipment, chemicals and personnel for under balanced drilling. These operations include compressed air, mist, foam and aerated mud drilling, completion and workover as well as pipeline testing and commissioning. We have a combined fleet of over 80 compressors and boosters including:

         o    Gardner-Denver two-stage reciprocating compressors (35)
         o    Clark four stage reciprocating compressors (15)
         o    GHH-Rand three stage screw compressors (12)
         o    IR four stage screw compressors (3)
         o    MDY two stage booster (15)
         o    Ariel two stage booster (4)

This broad and diversified product line enables us to compete in the under balanced drilling market with an equipment package engineered and customized to specifically meet customer requirements. All the revenues from our compressed air drilling services are derived from the rental of equipment and personnel.

On November 10, 2004, AirComp acquired substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. for $4.6 million in cash and the assumption of approximately $450,000 of debt. We contributed $2,530,000 and M-I L.L.C. contributed $2,070,000 to AirComp LLC in order to fund the purchase. The acquired assets include air hammers, hammer bits and products, accounts receivable, equipment and rolling stock utilized in the air drilling business. Diamond Air manufactures its own hammer bits. Diamond Air's and Marquis Bit's air hammers and hammer bits will complement and add to AirComp's offering of products and services and enhance its ability to offer packaged pricing. Diamond Air and Marquis Bit together had revenues of approximately $4.0 million and $5.5 million for the seven months ended July 31, 2004 and for the twelve months ended December 31, 2003, respectively.

In addition to the oil and gas industry, we are a world leader in providing specialized compressed air equipment and experienced personnel in geothermal applications.

Our largest competitor for compressed air drilling services is Weatherford International. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller independently owned companies with a one-region only presence, e.g., Rocky Mountains only, West Texas only. We compete successfully with Weatherford and others through:

         o    Diversified fleet allowing customized packages
         o    Multi-region presence
         o    Highly experienced and effective personnel
         o    Customer relationships
         o Assistance of Sales Personnel from M-I and from other companies.
         o Reputation of predecessor companies: M-I Air Drilling Services and Mountain Compressed Air, each of which had over a 30 year history of superior service

There is a continuing trend in the industry to drill, complete, and work over wells with under balanced drilling operations. Multi-component (complete package) under balanced drilling operations are found in the Middle East, Latin America, Western Canada and other areas. Under balanced drilling shortens the time required to drill a well, and enhances production by minimizing formation damage. The older, depleted, low permeability reservoirs in many areas of the Western United States are particularly good applications. We expect the market to continue to grow. Where possible, we purchase equipment from a number of suppliers and at auctions on an opportunistic basis for our compressed air drilling sector. The equipment provided by these suppliers is customized and often times overhauled in order to improve performance. In other instances, equipment must be made to order. As a result of purchasing the majority of its equipment at auction, we are not significantly dependent upon any one supplier for compressed air drilling equipment.

Our compressed air drilling sector is not materially dependent upon the ownership of any patents, trademarks, franchises or other concessions.

PRODUCTION SERVICES
-------------------

On December 10, 2004, we acquired Downhole Injection Services, LLC for approximately $1.1 million in cash, 588,466 shares of Common Stock and payment or assumption of $950,000 of debt. Downhole is headquartered in Midland, Texas, and provides economical and effective chemical treatments to wells by inserting small diameter, stainless steel coiled tubing into producing oil and gas wells.

Using a fleet of 10 service units, we install tubing into the existing tubing or casing of a well up to depths of approximately 20,000 feet. Chemicals are injected through the tubing to targeted zones. The result is improved production and treatment efficiencies for downhole corrosion, scale, paraffin and salt build-up in flowing wells. Natural gas wells with low bottom pressures can experience fluid accumulation in the tubing and well bore. This injection system can inject a foaming agent which lightens the fluids allowing them to flow out of the well. Additionally, corrosion inhibitors can be introduced to reduce corrosion in the well.

We do not provide the chemicals injected into the well. We sell or rent the tubing and charge a fee for its installation, servicing and removal, which includes the crew and associated equipment. We have 8 units operating in Texas, one in Mexico and one in the Middle East under a services agreement with a multinational oil company.

There are three other competitors in the market. These include Weatherford, which we believe has five units, and two private companies, Capcoil Tubing Services, Inc. and Dyna-Coil, which we believe have approximately 12 units in total.

We believe the use of chemical injection services such as those provided by Downhole has significant growth potential. For the year ended December 31, 2004, Downhole had revenues of approximately $5.2 million (unaudited).
We plan to further expand the presence of Downhole in the international markets and in the domestic oil and gas industry through joint marketing efforts with our other business segments. In addition, we believe the acquisition of Downhole will provide us a platform to facilitate offering other services to the production services segment of the energy industry. These services may be developed internally or obtained through acquisition of other production services companies.

CYCLICAL NATURE OF EQUIPMENT RENTAL AND SERVICES INDUSTRY
---------------------------------------------------------

The oil and gas equipment rental and services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is worldwide supply and demand for oil and natural gas (the supply and demand for oil and gas are generally correlative). The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production, which, historically, has resulted in reduced prices.

After experiencing a strong market throughout most of 2000 and the first half of 2001, the energy services industry experienced a significant drop-off due to lower demand for hydrocarbons (particularly natural gas), which we believe was largely a function of the U.S. recession, a warm winter and increased inventory levels. This trend continued for most of 2002; however, in the fourth quarter of 2002, the market experienced an increase in demand due to a colder than expected winter and decreased natural gas inventory levels. Demand for our services was strong throughout 2003 and management believes demand will remain strong throughout 2004 due to increased demand and declining production costs for natural gas as compared to other energy sources. Because of these market fundamentals for natural gas, management believes the long-term trend of activity in the oilfield services market is favorable; however, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.

COMPETITION
-----------

As discussed above, we experience significant competition in all areas of our business. Our top ten customers by segment accounted for $20.7 million, or 63%, and $9.3 million, or 52%, of revenues for the years ended December 31, 2003 and 2002, respectively. The top ten customers for the six month period July 1, 2003 through December 31, 2003 of our compressed air drilling services segment accounted for $3.9 million, or 86%, of total revenues of our compressed air segment in 2003. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experiences, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.

BACKLOG
-------

We do not have a significant backlog of orders because our customers utilize our services on an as-needed basis without significant on-going commitments.

EMPLOYEES
---------

Our strategy is to acquire companies with strong management and to enter into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. We believe we have good relations with our employees, none of whom are represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on the more technically complex equipment and given greater responsibility. All employees are responsible for on-going quality assurance. At December 31, 2003, we had 195 employees.

INSURANCE
---------

We carry a variety of insurance for our operations, and are partially self-insured for certain claims in amounts that we believe to be customary and reasonable. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. Finally, insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.

FEDERAL REGULATIONS AND ENVIRONMENTAL MATTERS
---------------------------------------------

Our operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.

In addition to claims based on our current operations, we are from time to time subject to environmental claims relating to our activities prior to our bankruptcy in 1988 (See, "Legal Proceedings").

HOUSTON DYNAMIC SERVICE, INC.
-----------------------------

Houston Dynamic Service, Inc., which we sold on December 12, 2001, serviced and repaired various types of mechanical equipment, including compressors, pumps, turbines, engines and other machinery, providing repair, inspection, testing and other services for various industrial customers, including those in the petrochemical, chemical, refinery, utility, waste and waste treatment, minerals processing, power generation, pulp and paper and irrigation industries.

INTELLECTUAL PROPERTY RIGHTS
----------------------------

Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business. As part of our overall corporate strategy to focus on our core business of providing services to the oil and gas industry and to increase stockholder value, we are investigating the sale or license of our worldwide rights to trade names and logos for products and services outside the energy sector.

DESCRIPTION OF PROPERTIES
-------------------------

To support our compressed air drilling operations, we lease an approximate 6,000 square foot facility in Grand Junction, Colorado, which includes offices, shop and a warehouse; an approximate 10,000 square foot facility in Farmington, New Mexico, which includes offices, shop and a warehouse; and a yard in Fort Stockton, Texas.

To support our casing and tubing operations, we own facilities located in Edinburg, Texas on approximately 8 acres. One building has approximately 5,000 square feet of office space, 5,000 square feet of additional expansion capacity and 2,500 square feet of storage capability. Additionally, there is a 10,000 square foot mechanical repair, tool storage and maintenance facility. In addition, we lease yards located in Victoria and Pearsall, Texas. The yard in Pearsall is owned by Jens Mortensen, a director and President of Jens'.

To support our directional drilling operations, we lease office space and a shop in Houston, Texas.

We maintain our principal executive offices in Houston, Texas.

LEGAL PROCEEDINGS
-----------------

On June 29, 1987, we filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court after acceptance by our creditors and stockholders, and was consummated on December 2, 1988.

At confirmation of our plan of reorganization, the United States Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. The trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization.

We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.

As part of our plan of reorganization, we settled U.S. Environmental Protection Agency ("EPA") claims for cleanup costs at all known sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability to other potentially responsible parties in connection with these specific sites. In addition, we negotiated settlements of various environmental claims asserted by certain state environmental protection agencies.

Subsequent to our bankruptcy reorganization, the EPA and state environmental protection agencies have in certain cases asserted we are liable for cleanup costs or fines in connection with several hazardous waste disposal sites containing products manufactured by us prior to consummation of the Plan of Reorganization. In each instance, we have taken the position that the cleanup cost or other liabilities related to these sites were discharged in the bankruptcy, and the cases have been disposed of without material cost. A number of Federal Courts of Appeal have issued rulings consistent with this position and based on such rulings we believe that we will continue to prevail in our position that our liability to the EPA and third parties for claims for environmental cleanup costs that had pre-petition triggers have been discharged. A number of claimants have asserted claims for environmental cleanup costs that had pre-petition triggers, and in each event, the A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to such claims, generally, by informing claimants that our liabilities were discharged in the bankruptcy. Each of such claims has been disposed of without material cost. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.

The EPA and certain state agencies continue from time to time to request information in connection with various waste disposal sites containing products manufactured by us before consummation of the Plan of Reorganization that were disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.

We have been advised that the A-C Reorganization Trust will be terminated and its assets distributed during 2005, and as a result we will assume the responsibility of responding to claimants and to the EPA and state agencies previously undertaken by the A-C Reorganization Trust. However, we have been advised by the A-C Reorganization Trust that its cost of providing these services has not been material in the past, and therefore we do not expect to incur material expenses as a result of responding to such requests. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.

We are named as a defendant from time to time in product liability lawsuits alleging personal injuries resulting from our activities prior to our reorganization involving asbestos. These claims are referred to and handled by a special products liability trust formed to be responsible for such claims in connection with our reorganization. As with environmental claims, we do not believe we are liable for product liability claims relating to our business prior to our bankruptcy; moreover, the products liability trust is defending all such claims. However, there can be no assurance that we will not be subject to material product liability claims in the future.

Mountain Compressed Air, Inc. is a defendant in an action brought in April 2004 (No. 04CV308) in the District Court of Mesa County, Colorado, by the former owner of Mountain Air Drilling Service Company, Inc. nka Pattongill & Murphy, Inc., from whom Mountain Compressed Air, Inc. acquired assets in 2001. The plaintiff seeks to accelerate payment of the note issued in connection with the acquisition and is seeking $1,863,000 in damages (representing principal and interest due under the Note), on the basis that Mountain Compressed Air has failed to provide financial statements required by the note. We have raised several defenses to the plaintiff's claim, including the holder's failure to comply with the terms and conditions of the note, and substantial performance and impossibility of performance based upon the fact that Mountain Compressed Air no longer operates as a stand-alone company and we provide the plaintiff with financial statements relating to AirComp, to which the assets of Mountain Compressed Air were contributed in 2003. Trial is currently scheduled for March 2005. The Company has reached an oral agreement with the plaintiff to settle the action, which is subject to negotiation of a written settlement agreement and court approval. Under the terms of the oral agreement, the Company would pay to the plaintiff $1.0 million in cash, and would agree to pay to the plaintiff an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in extinguishment of the claim and all amounts due under the promissory note. Based upon present information, if the case is not settled, the Company believes that it is more likely than not that the Company will prevail in its claims; however, it is reasonably possible that repayment of the note may be accelerated.

The Company is involved in various other legal proceedings in the ordinary course of businesses. The legal proceedings are at different stages; however, the Company believes that the likelihood of material loss relating to any such legal proceeding is remote.

                                   MANAGEMENT

BOARD OF DIRECTORS

The following individuals serve on our Board for a term of one year and until their successors are elected and take office:

NAME                               AGE            DIRECTOR SINCE
----                               ---            --------------

Jeffrey R. Freedman                58              January 2005
Victor F. Germack                  65              January 2005
David A. Groshoff                  32              October 1999
Munawar H. Hidayatallah            60              May 2001
Thomas E. Kelly                    50              January 2005
John E. McConnaughy, Jr.           75              May 2004
Jens H. Mortensen, Jr.             51              February 2003
Robert E. Nederlander              71              May 1989
Leonard Toboroff                   72              May 1989
Thomas O. Whitener, Jr.            57              February 2002

Jeffrey R. Freedman was appointed to our board of directors in January 2005. Mr. Freedman served as our Executive Vice President - Corporate Development from March 2002 to December 2002. Since January 2003, Mr. Freedman has been involved in real estate development in South Florida. From 1994 through March 2002, Mr. Freedman was Managing Director - Oil Services and Equipment for Prudential

Securities with responsibilities for institutional equity research of the largest oilfield services and contract drilling companies in the U.S. public markets. Mr. Freedman has been involved and held various positions with major institutional brokerage firms in equity research relating to the oil service sector over the last twenty years.

Victor F. Germack was appointed to our board of directors in January 2005. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition, Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that rates and ranks the financial reporting of the largest U.S. public companies.

David A. Groshoff has served as our director since October 1999. Mr. Groshoff has been employed by Pacholder Associates, Inc. since September 1997 and currently serves as Senior Vice President and Associate General Counsel. From November 1996 until September 1997, Mr. Groshoff was a practicing attorney. Mr. Groshoff serves on our Board on behalf of the Pension Benefit Guaranty Corporation, which has the right to appoint one director for so long as it holds 117,020 shares of our common stock. Mr. Groshoff is also a director of Atlas Minerals, Inc.

Munawar H. Hidayatallah has served as our Chairman of the board of directors and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip Rentals, Inc., which merged with us in May 2001, from its formation in February 2000 until the date of the merger. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2000, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.

Thomas E. Kelly was appointed to our board of directors in January 2005. Mr. Kelly was an owner and founder of Downhole Injection Services, LLC, which was purchased by the Company in December 2004. Since 1997, Mr. Kelly has been the Chairman and CEO of United Fuel & Energy, the largest provider of fuel, lubricants and services in the Permian Basin of West Texas. Mr. Kelly is also CEO of BPZ Energy, a Houston based exploration and production company with properties in Peru and Ecuador. Mr. Kelly has been involved in oil and gas exploration projects since 1981, including Baytech, Inc. which he cofounded in 1981 and was involved in until it was sold in 2002. Mr. Kelly currently serves on the board of directors of BPZ Energy which is a public company.

John E. McConnaughy, Jr. was appointed to our board of directors in May 2004. Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and Chief Executive Officer of Peabody International Corp. and Chairman and Chief Executive Officer of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy currently serves on the boards of five public companies (Wave Systems Corp., Mego Financial Corp., Riddell Sports, Inc., Levcor International, Inc., and DeVlieg Bullard, Inc.), and one private company (PetsChoice, Ltd.). He also serves on the Board of Trustees and Executive Committee of the Strang Cancer Prevention Center and as Chairman of the Board for the Harlem School of the Arts. Mr. McConnaughy holds a B.A. in Economics from Denison University, and an M.B.A. in Marketing and Finance from the Harvard Graduate School of Business Administration.

Jens H. Mortensen, Jr. has served as our director since February 2002 and served as our President and Chief Operating Officer from February, 2003 until February 2005. Mr. Mortensen formed and has served as President and Chief Executive Officer of Jens' Oilfield Service, Inc., one of our subsidiaries, since 1982 after having spent eight years in operations and sales positions with a South Texas casing and tubing crew operator. As sole stockholder and CEO of Jens', Mr. Mortensen grew Jens' from its infancy to approximately $10.0 million of revenues in 2001. Mr. Mortensen's experience includes extensive knowledge of specialized equipment utilized to install the various strings of casing required to drill and complete oil and gas wells.


Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the board of directors from May 1989 to 1993, and as our Vice Chairman of the board of directors from 1993 to 1996. Mr. Nederlander has been a Director of Cendant Corp since December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. since 2002. Mr. Nederlander was a Director of HFS from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985 and was Chairman of the board of directors and Chief Executive Officer of Mego Financial Corp. from January 1988 to January 2002. Mr. Nederlander was a director of Mego Mortgage Corp. from September 1996 until June 1998.

Leonard Toboroff has served as our director and Vice Chairman of the board of directors since May 1989 and served as our Executive Vice President from May 1989 until February 2002. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 through October 2003, and is also a director of Engex Corp. Mr. Toboroff has been a practicing attorney continuously since 1961.

Thomas O. Whitener, Jr. has served as our director since February 1, 2002. Mr. Whitener is a founding partner of Energy Spectrum Capital and has been a partner since May 1996. Mr. Whitener has also served as a managing director of Energy Spectrum Advisors Inc., a financial advisory firm for energy companies, since October 1997. Mr. Whitener has been financing companies in the energy industry since 1974. From 1987 to 1996, Mr. Whitener was an investment banker with R. Reid Investments Inc. and Dean Witter Reynolds.

See "Principal Holders of Common Stock" for a description of a stockholders agreement pursuant to which six of our nine directors may be elected.

AUDIT COMMITTEE

We have an Audit Committee consisting of three directors, Mr. McConnaughy, who serves as Chairman, Mr. Groshoff and Mr. Germack. All of our directors are "independent" under the applicable American Stock Exchange and Securities and Exchange Commission rules regarding audit committee membership.

The Audit Committee assists our board of directors in fulfilling its oversight responsibility by overseeing (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors.

The Audit Committee meets privately with the independent auditors, and the independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee also has unrestricted access to the independent auditors and all of our personnel. The Audit Committee has selected UHY Mann Frankfort Stein & Lipp, LLP as our independent auditors for the fiscal year ended December 31, 2004.

Our common stock began trading on the American Stock Exchange on September 13, 2004. Effective October 31, 2004, we became subject to Rule 10A-3 of the Securities and Exchange Commission relating to the composition and independence of our Audit Committee. Between September 13, 2004 and October 31, 2004, we were subject to a prior rule of the American Stock Exchange, which required that each of the directors on our Audit Committee be "independent," as defined in such rules. However, the rules contained an exception which allowed us to maintain on the Audit Committee one director who was not independent under exceptional and limited circumstances.

Mr. Spann served on our Audit Committee since its inception in 2002 until October 31, 2004. Under the prior rule of the American Stock Exchange described above, Mr. Spann was not considered independent because of his position as a principal and executive officer of Energy Spectrum Partners LP, our largest stockholder. However, our board of directors determined that it was in our best interest to retain Mr. Spann on the Audit Committee until October 31, 2004 because of his familiarity with the Company's financial statements and business operations in order to provide continuity to the Audit Committee. On October 31, 2004, Mr. Spann stepped down from the Audit Committee.

The Audit Committee held seven meetings during 2003. Our board of directors adopted a written Audit Committee Charter in March 2002, which was amended in May 2004. The charter is reviewed annually and revised as appropriate.

AUDIT COMMITTEE FINANCIAL EXPERT

Applicable Securities and Exchange Commission rules require us to disclose whether we have an "audit committee financial expert" serving on our Audit Committee. Our board of directors has determined that Mr. Germack qualifies as an "Audit Committee financial expert".

NOMINATING COMMITTEE

The Nominating Committee of our Board was established in January 2005 to select nominees for the board of directors. The Nominating Committee consists of Mr. Nederlander, as Chairman, and Mr. Freedman. The Nominating Committee operates pursuant to a charter approved by our board of directors and the Nominating Committee. The Nominating Committee will utilize a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, stockholders and other persons.

INFORMATION REGARDING EXECUTIVE OFFICERS

The names of our current executive officers, and certain information about them, are set forth below. Subject to the terms of the written employment agreement described below, our officers serve at the will of our board of directors.

NAME                                  AGE                                       POSITION

Munawar H. Hidayatallah                60          Munawar H. Hidayatallah has served as our Chairman of the board of directors and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003.  Mr. Hidayatallah was Chief
                                                   Executive Officer of OilQuip Rentals, Inc., which merged with us in May
                                                   2001, from its formation in February 2000 until the date of the merger.
                                                   From December 1994 until August 1999, Mr. Hidayatallah was the Chief
                                                   Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000.  IRI International,
                                                   Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors.  From August 1999 until
                                                   February 2000, Mr. Hidayatallah worked as a consultant to IRI
                                                   International, Inc. and Riddell Sports Inc.

David Wilde                            48          Mr. Wilde became our President and Chief Operating Officer in February 2005.
                                                   David Wilde was President and Chief Executive Officer of Strata from
                                                   October 2003 through February 2005 and served as Strata's President and Chief
                                                   Operating Officer from July 2003 until October 2003. From February of 2002 until July 2003 Mr. Wilde was our Executive Vice President of Sales and
                                                   Marketing. From May 1999 until February 2002, Mr. Wilde served as Sales and Operations Manager of Strata's Gulf Coast Division. From March 1998
                                                   until May 1999 Mr. Wilde was Sales Manager at Strata. Mr. Wilde has more than 25 years experience in the drilling sector of the oil service industry and 21 years experience in the directional and horizontal drilling and rental tool business.

Victor M. Perez                        51          Mr. Perez became our Chief Financial Officer in August 2004. From July
                                                   2003 to July 2004 Mr. Perez was a private consultant engaged in corporate and international finance advisory. From February 1995 to June 2003 Mr. Perez was Vice President and Chief Financial Officer of Trico Marine Services, Inc. a
                                                   marine transportation company serving the offshore energy industry.
                                                   Mr. Perez was Vice President of Corporate Finance with Offshore Pipelines,
                                                   Inc., an oilfield marine construction company, from October 1990 to
                                                   January 1995 when that company merged with a subsidiary of McDermott
                                                   International. Mr. Perez also has 15 years experience in international and energy banking. Mr. Perez is a director of Safeguard Security Holdings.

Todd C. Seward                         42          Mr. Seward has served as our Chief Accounting Officer since September
                                                   2002 and from October 2001 through September 2002 served as our Corporate
                                                   Controller.  Mr. Seward was Secretary from May 2004 through January 2005.  From
                                                   February 2000 to October 2001, Mr. Seward was an Executive Accounting
                                                   Consultant where he served as a Regional Controller for Cemex, the world's third largest cement company.  From February 1997 until February
                                                   2000, Mr. Seward served as Director of Finance for APS Holdings, Inc., a
                                                   $750 million consumer branded auto parts distributor and reseller.   Mr.
                                                   Seward has 16 years of experience in all aspects of accounting, financial and treasury management.

Terrence P. Keane                      52          Terrence P. Keane has served as President and Chief Executive Officer of
                                                   AirComp, LLC since its formation on July 1, 2003, and served as a consultant to M-I, LLC in the area of compressed air drilling from July
                                                   2002 until June 2003.  From March 1999 until June 2002, Mr. Keane served as Vice President and General Manager - Exploration, Production and
                                                   Processing Services for Gas Technology Institute where Mr. Keane was responsible for all sales, marketing, operations and research and development of the exploration, production and processing business unit.
                                                   For more than ten years prior to joining the Gas Technology Institute,
                                                   Mr. Keane had various positions with Smith International, Inc., Houston
                                                   Texas, most recently in the position of Vice President Worldwide
                                                   Operations and Sales for Smith Tool.

David K. Bryan                         47          Mr. Bryan has served as President and Chief Operating Officer of Strata since
                                                   February 2005.  Mr. Bryan served as Vice President of Strata from June 2002 until
                                                   February 2005.  From February 2002 to June 2002 he served as General Manager, and from May 1999 through February 2002, Mr. Bryan served as Operations Manager of
                                                   Strata. Mr. Bryan has been involved in the directional drilling sector since
                                                   1979.

Theodore F. Pound III                  50          Theodore F. Pound III became our general counsel in October 2004 and was elected
                                                   Secretary in January 2005. For ten years prior to joining us, he was in private practice at the law firm of Wilson, Cribbs & Goren, P.C. in Houston Texas. Mr.
                                                   Pound has practiced law for more than twenty-four years. Mr. Pound has served as lead counsel to the Company in each of its acquisitions beginning in 2001.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or awarded by us in 2003, 2002 and 2001 to all persons who served as executive officers during 2003 who received more than $100,000 in salary and bonus compensation during 2003 (the "named executive officers").

                                                      Annual Compensation            Long-Term Compensation Awards

                                                                                                            Securities
Name and                                                                               Other Annual         Underlying
Principal Position                     YEAR         SALARY ($)           Bonus ($)     Compensation (1)     Options (#)
------------------                     ----         ----------           ---------     ----------------     -----------
Munawar H. Hidayatallah,               2003         $300,000(2)          $81,775       $3,000               400,000
President, Chairman &                  2002         $294,666(3)          $143,000      $0                   0
Chief Executive Officer of             2001         $240,635(4)          $77,000       $0                   0
Allis-Chalmers

Jens H. Mortensen, Jr.,                2003         $150,000             $0            $1,500               100,000
President and Chief Operating          2002         $137,500             $0            $0                   0
Officer of Allis-Chalmers,             2001         $0                   $0            $0                   0
President and Chief
Executive Officer of Jens' (5)

                                       2003         $187,626             $30,000       $1,876               100,000
David Wilde                            2002         $146,393             $0            $0                   0
President and Chief                    2001         $0                   $0            $0                   0
Executive Officer of Strata (6)
                                       2003         $123,192             $40,000       $1,232               30,000
Todd C. Seward                         2002         $35,000              $0            $0                   0
Chief Accounting Officer of            2001         $0                   $0            $0                   0
Allis-Chalmers

(1) Represents contributions to officer 401K plans. We match contributions made by all employees up to a maximum 1% of each employee's salary.
(2)  Of this amount, $60,000 was deferred and not paid during 2003.
(3)  Of this amount, $65,000 was deferred and not paid during 2002.
(4)  This entire amount was deferred and paid to Mr. Hidayatallah in 2002.
(5) Mr. Mortensen has served as President of Jens' since we acquired Jens' in February 2002 and is considered one of our executive officers; from February 2003 until February 2005 Mr. Mortensen served as our President and Chief Operating Officer.
(6) Mr. Wilde served as President and Chief Executive Officer of Strata during 2003 and was considered one of our executive officers; in February 2005 Mr. Wilde was appointed as President and Chief Operating Officer of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information concerning stock options granted to the named executive officers during 2003. All the grants were options to purchase shares of common stock and were made under our 2003 Incentive Stock Plan. No stock appreciation rights were granted during 2003. No options were exercised during 2003.

                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                            ASSUMED ANNUAL RATES OF STOCK
                         INDIVIDUAL GRANTS                              PRICE APPRECIATION FOR OPTION TERMS(3)

                          NUMBER OF   % OF TOTAL
                          SECURITIES    OPTIONS     EXERCISE
                          UNDERLYING   GRANTED TO    PRICE     EXPIRATION
        NAME               OPTIONS     EMPLOYEES   PER SHARE      DATE           5%($)        10%($)
                          GRANTED(1)    IN 2003    ($/SH)(2)
Munawar H. Hidayatallah    400,000       46.3%       $ 2.75    12/15/2013      $ 691,784    $ 1,753,117
Jens H. Mortensen, Jr.     100,000       11.6%       $ 2.75    12/15/2013      $ 172,946    $   438,279
David Wilde                100,000       11.6%       $ 2.75    12/15/2013      $ 172,946    $   438,279
Todd C. Seward              30,000        3.5%       $ 2.75    12/15/2013      $  51,884    $   131,484

(1) All options vest and become exercisable in three equal installments, one of which vested upon the issuance of the options, one of which vested upon the first anniversary of the date of grant and one of which vests on the second anniversary of the date of grant, provided that all options will become fully exercisable upon the occurrence of a change of control (as defined in the 2003 Incentive Stock Plan).

(2) The exercise price for these options was equal to the fair market value of the common stock on December 16, 2003, the date of grant. The exercise price may be paid in cash or in shares of common stock valued at the fair market value on the exercise date.

(3) Based upon an assumed rate of appreciation from the last sale price of the common stock on December 31, 2003, $2.60 per share. The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our common stock. The calculations assume annual compounding and continued retention of the options or the underlying common stock by the optionee for the full option term of ten years. Unless the market price of the common stock actually appreciates over the option term, no value will be realized by the optionee from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance, overall business and market conditions, and the optionee's continued employment throughout the entire vesting period and option term, which factors are not reflected in this table.

                           2003 YEAR-END OPTION VALUES

The following table sets forth, for the named executive officers, information with respect to unexercised options and year-end option values, in each case with respect to options to purchase shares of our common stock.

                                                                                Potential Realizable Value at
                                            Number of Securities                     Value of Unexercised
                                           Underlying Unexercised                        In-the-Money
                                               Options/SARSs                             Options/SARs
                                           At Fiscal Year-End (#)                 At Fiscal Year-End ($)(1)

------------------------------------ ---------------- ------------------ ---------------------- ----------------------
Name                                 Exercisable      Unexercisable      Exercisable            Unexercisable
------------------------------------ ---------------- ------------------ ---------------------- ----------------------
Munawar H. Hidayatallah               133,333          266,667                     $0                     $0
------------------------------------ ---------------- ------------------ ---------------------- ----------------------
Jens H. Mortensen, Jr.                 33,333           66,667                     $0                     $0
------------------------------------ ---------------- ------------------ ---------------------- ----------------------
David Wilde                            33,333           66,667                     $0                     $0
------------------------------------ ---------------- ------------------ ---------------------- ----------------------
Todd C. Seward                         10,000           20,000                     $0                     $0
------------------------------------ ---------------- ------------------ ---------------------- ----------------------

(1) Based on a value of $2.60 per share, the closing price per share on the OTC Bulletin Board on December 31, 2003.

EMPLOYMENT AGREEMENTS WITH MANAGEMENT

Munawar H. Hidayatallah serves as our Chairman and Chief Executive Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Hidayatallah receives an annual base salary of $350,000 subject to annual increase in the discretion of the board of directors. In addition, Mr. Hidayatallah is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives specified in the agreement, and if he meets some but not all of such objectives may be granted a bonus as determined by the Compensation Committee of the board of directors. Mr. Hidayatallah received a signing bonus of $230,000, but he will be required to return a pro rata portion of such bonus if his employment is terminated for any reason prior to April 1, 2007. In December 2003, we granted Mr. Hidayatallah options to acquire 400,000 shares of common stock at a purchase price of $2.75 per share and in February 2005 we granted Mr. Hidayatallah an option to purchase 600,000 shares of common stock at an exercise price of $3.81 per share. The options vested as to one-third of the shares subject to the option on the date of grant and vest as to one-third of the shares subject to the option on each of the first and second anniversaries of the date of grant. If Mr. Hidayatallah's employment is terminated by us for any reason other than "cause," as defined in Mr. Hidayatallah's employment agreement, or death or disability, or if Mr. Hidayatallah is "Constructively Terminated," as defined in the agreement (which definition includes a change in control of us if Mr. Hidayatallah does not continue employment with us or its successor), then he is entitled to receive his then current salary for the entire term of his contract, reduced by any amounts he earns for services during the severance period. Pursuant to the agreement, we also maintain a term life insurance policy in the amount of $2,500,000, the proceeds of which would be used to repurchase shares of our common stock from Mr. Hidayatallah's estate in the event of his death. The number of shares purchased will be determined based upon the fair market value of our common stock, as determined by a third party experienced in valuations of this type, appointed by us. Mr. Hidayatallah also receives an annual guarantee fee equal to 0.25% of all loans guaranteed by Mr. Hidayatallah.

Jens H. Mortensen, Jr. serves as President of Jens' pursuant to the terms of a three-year employment agreement dated February 1, 2002. Under the terms of his agreement, Mr. Mortensen receives a salary of $150,000 that may not be reduced below such amount. In December 2003, we granted Mr. Mortensen options to acquire 100,000 shares at a purchase price of $2.75 per share. The options vested as to one-third of the shares subject to the option on the date of grant and will vest as to one-third of the shares subject to the option on each of the first and second anniversaries of the date of grant. If Mr. Mortensen's agreement is terminated by us for any reason other than "cause," as defined in Mr. Mortensen's agreement, or death or disability, then he is immediately entitled to receive all amounts due through the term of his agreement. Mr. Mortensen also serves as our President and Chief Operating Officer, but does not receive additional compensation for such services.

David Wilde was elected President and Chief Operating Officer of the Company in January 2005. Previously Mr. Wilde served as President and Chief Executive Officer of Strata pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Wilde received a signing bonus of $75,000 and an annual base salary of $200,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Wilde was entitled to receive a bonus in an amount equal to 5% of Strata's earnings before taxes, interest and depreciation provided that Strata met designated minimum earnings targets and provided further that such bonus could not exceed 120% of Mr. Wilde's base salary. In February 2005, in connection with being named President and Chief Operating Officer of the Company, our board of directors, upon the recommendation of our Compensation Committee, authorized the Company to amend Mr. Wilde's employment agreement. Under the amended employment agreement, Mr. Wilde's annual base salary will be increased to $300,000 subject to annual review and potentially an increase by our Board, and Mr. Wilde will be entitled to receive a bonus in an amount equal to up to 50% of his base salary based on meeting quarterly and annual operating income targets for the Company. $50,000 was paid to Mr. Wilde immediately and up to $100,000 may be earned based on meeting 2005 operating income targets. The bonus calculation is subject to adjustment in subsequent years.

In addition, in December 2003, we granted Mr. Wilde options to acquire 100,000 shares of common stock at a purchase price of $2.75 per share, and on October 11, 2004, we granted to Mr. Wilde options to purchase an additional 110,000 shares at an exercise price of $4.85 per share. In connection with being named President and Chief Operating Officer, we awarded to Mr. Wilde options to purchase an additional 200,000 shares at a purchase price of $3.86 per share in February 2005. All options vested immediately as to one-third of the shares subject to the option and vest as to one-third of the shares subject to the option on each of the first two anniversaries of the grant date. If Mr. Wilde's employment is terminated by us for any reason other than "cause," as defined in Mr. Wilde's employment agreement, or death or disability, or if Mr. Wilde is "Constructively Terminated," as defined in the agreement (which definition includes a change in control with us if Mr. Wilde does not continue employment with the Company or its successor), then he is entitled to receive his then current salary for the entire term of his contract, reduced by any amounts he earns for services during the severance period.

Victor M. Perez serves as Chief Financial Officer pursuant to the terms of a three-year employment agreement dated as of July 26, 2004. Under the terms of the employment agreement, Mr. Perez receives an annual base salary of $240,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Perez is entitled to receive a bonus in an amount equal to up to 50% of his base salary if he meets certain strategic objectives specified in his employment agreement. Pursuant to his employment agreement, on October 11, 2004, we granted to Mr. Perez options to purchase 55,000 shares at an exercise price of $4.85 per share. The option vested as to one-third of the shares subject to the option on the date of grant and will vest as to one-third of the shares subject to the option on each of the first and second anniversaries of the date of grant. If Mr. Perez's employment is terminated by us for any reason other than "cause," as defined in his employment agreement, or death or disability, or if Mr. Perez is "Constructively Terminated," as defined in his employment agreement (which definition includes a change in control with us if Mr. Perez does not continue employment with the Company or its successor), then he is entitled to receive his then current salary for the lesser of one year or the balance of the term of his contract, reduced by any amounts he earns for services during the severance period.

Terrence P. Keane, President and Chief Executive Officer of our subsidiary AirComp L.L.C., a Delaware limited liability company, is employed pursuant to an employment agreement dated July 1, 2003, which has a term of four years. Under the terms of this agreement, Mr. Keane is entitled to an annual base salary of $144,000 and to a bonus of up to 90% of his base salary based upon AirComp meeting earnings targets established by AirComp's Management Committee. If Mr. Keane's employment is terminated by AirComp without cause or by Mr. Keane for good reason (as such terms are defined in the agreement), Mr. Keane will be entitled to receive his accrued bonus, if any, and to continue to receive salary and medical benefits for a period of six months. In addition, if a change in control (as defined in the agreement) occurs with respect to AirComp, and Mr. Keane does not accept employment with AirComp's successor, then Mr. Keane will be entitled to receive his accrued bonus, if any, to continue to receive salary for a period of 24 months, and to continue to receive medical benefits for a period of 12 months.

Theodore F. Pound III serves as General Counsel of the Company pursuant to a three year employment agreement dated as of October 11, 2004. Under the terms of the employment agreement, Mr. Pound receives an annual base salary of $180,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Pound is entitled to receive a bonus in an amount equal to up to 50% of his base salary. Pursuant to his employment agreement, on October 11, 2004, the Company issued to Mr. Pound options to purchase 50,000 shares of the Company's Common Stock at a purchase price equal to $4.85 per share. The option vested as to one-third of the shares subject to the option on the date of grant and will vest as to one-third of the shares subject to the option on each of the first and second anniversaries of the date of grant. If Mr. Pound's employment is terminated by us for any reason other than "cause," as defined in his employment agreement, or death or disability, or if Mr. Pound is "Constructively Terminated," as defined in his employment agreement (which definition includes a change in control with us if Mr. Pound does not continue employment with the Company or its successor), then he is entitled to receive his then current salary for the lesser of one year or the balance of the term of his contract, reduced by any amounts he earns for services during the severance period.

BOARD COMPENSATION

In January 2005, the Company adopted a policy to pay our non-employees directors a fee of $5,000 per quarter. In addition, each non-employee director serving on a committee of the Board of Directors is paid a fee of $1,250 per quarter and each director serving as chairman of a committee is paid a fee of an additional $1,250 per quarter. Directors are also compensated for out-of-pocket travel expenses.

In April 2004, we entered into an oral consulting agreement with Mr. Toboroff pursuant to which we pay him $10,000 per month to advise us regarding financing and acquisition opportunities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our Board currently consists of two independent, non-employee directors. Messrs. Sheikh and Whitener served as members of the Compensation Committee during 2003 and 2004 until December 7, 2004, when Mr. Sheikh resigned from the Board of Directors. Mr. Thomas E. Kelly was elected to the Compensation Committee in January 2005. None of these individuals has been our officer or employee at any time. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of our Board or our Compensation Committee.

Mr. Whitener is a principal of Energy Spectrum, from whom we acquired Strata in February 2002, in consideration of 1,311,973 shares of our common stock, warrants to purchase an additional 262,500 shares of Company common stock at an exercise price of $0.75 per share and 3,500,000 shares of newly created Series A Preferred Stock. On April 2, 2002, Energy Spectrum converted all of its Series A Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock (see "Transactions with Selling Stockholders and Other Related Parties"). Energy Spectrum, which is our largest stockholder, is a private equity fund headquartered in Dallas, Texas.

                        PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of February 10, 2005, calculated in accordance with the rules of the Securities and Exchange Commission, by (i) all persons known to beneficially own five percent or more of the our common stock, (ii) each director, (iii) the named executive officers and (iv) all current directors and executive officers as a group.

                                                                      Beneficial
                                                 Number of Shares     Ownership
                                                 Beneficially Owned   Percentage
                                                 ------------------   ----------

Energy Spectrum (1)                                  7,611,905            49.6%
Munawar H. Hidayatallah  (2)                         7,611,905            49.6%
Robert E. Nederlander (3)                            7,611,905            49.6%
Leonard Toboroff  (4)                                7,611,905            49.6%
Thomas O. Whitener, Jr. (1)                          7,611,905            49.6%
Jeffrey R. Freedman (5)                                119,000               *%
David Groshoff (6)                                     121,020             1.2%
Thomas E. Kelly (7)                                    117,138               *%
Jens H. Mortensen, Jr. (8)                           7,611,905            49.6%
John E. McConnaughy, Jr (9)                            300,000             2.3%
David Wilde (10)                                       108,333                *
Todd C. Seward (11)                                     20,000                *
Named Executive Officers as a group                  7,806,905            50.3%
(6 persons) (12)
All directors and executive officers as a group      8,464,063            54.4%
(14 persons) (13)
Palo Alto Investors (14)                             1,666,667            12.2%
Steve Emerson (15)                                   1,174,000             8.6%
Saeed M. Sheikh (16)                                 7,611,905            49.6%

* less than one percent
-----------

(1) Energy Spectrum includes Energy Spectrum Partners LP, a Delaware limited partnership, the principal business of which is investments, Energy Spectrum Capital LP ("Energy Spectrum Capital"), a Delaware limited partnership, the principal business of which is serving as the general partner of Energy Spectrum Partners LP, Energy Spectrum LLC ("Energy Spectrum LLC") a Texas limited liability company, the principal business of which is serving as the general partner of Energy Spectrum Capital, and Sidney L. Tassin, James W. Spann, James
P. Benson, Leland B. White and Thomas O. Whitener, Jr., executives and principals of the foregoing persons. The principal business address of each of the foregoing persons is 5956 Sherry Lane, Suite 900, Dallas, Texas 75225. Messrs. Tassin, Spann, Benson, White and Whitener are the members and managers of Energy Spectrum LLC, and Messrs. Tassin (President), Whitener (Chief Operating Officer) and Spann (Chief Investment Officer) are executive officers of Energy Spectrum LLC. Messrs. Whitener and Spann are principals of Energy Spectrum Partners LP's affiliates and the other persons listed above are also deemed to beneficially own the securities held of record by Energy Spectrum Partners LP. Energy Spectrum Partners LP is the record owner of 2,311,062 shares of our common stock, warrants to purchase 262,500 shares of common stock, and an option to purchase 6,000 shares of common stock. Energy Spectrum is also deemed to beneficially own 5,032,343 shares of common stock that are owned by (or that may be obtained within 60 days upon the exercise of options and warrants held
by) the other parties to the stockholders agreement described below. Under the rules of the Securities and Exchange Commission, all parties to the stockholders agreement may be deemed to beneficially own all common stock beneficially owned by each party to the stockholders agreement.

(2) Mr. Hidayatallah is the record owner of 845,000 shares of our common stock and options to purchase 1,000,000 shares of common stock, of which options to purchase 466,667 shares are exercisable within 60 days following the date of this report. In addition, Mr. Hidayatallah is deemed to beneficially own 6,300,238 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Hidayatallah's address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(3) Includes (a) 446,528 shares of common stock owned directly by Mr. Nederlander or by RER Corp. or QEN Corp., corporations controlled by Mr. Nederlander, (b) currently exercisable options and warrants to purchase 269,066 shares of common stock owned directly by Mr. Nederlander or RER Corp., and (c) 6,896,309 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Nederlander's address is 1450 Broadway, Suite 2001, New York, NY 10018.

(4) Includes (a) 326,527 shares of common stock owned directly by Mr. Toboroff or Lenny Corp., a corporation wholly-owned by Mr. Toboroff, (b) currently exercisable options and warrants to purchase 369,066 shares of common stock owned directly by Mr. Toboroff, and (c) 6,916,312 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Toboroff's address is 1450 Broadway, Suite 2001, New York, NY 10018.

(5) Includes 16,000 shares that may be issued upon the exercise of warrants owned by Mr. Freedman. Mr. Freedman's address is 123 Via Verde Way, Palm Beach, FL 33418.

(6) Includes 2,000 shares of common stock and currently exercisable options to purchase 2,000 shares of common stock owned by Mr. Groshoff and 117,020 shares of common stock as to which Mr. Groshoff has the authority to vote and to direct the disposition on behalf of the Pension Benefit Guaranty Corporation. Mr. Groshoff's address is 8044 Montgomery Rd., Suite 480, Cincinnati, OH 45236.

(7) Mr. Kelly's address is 450 North Marienfield, Suite 200, Midland, TX 79701.

(8) Includes (a) 1,565,591 shares of common stock owned of record by Mr. Mortensen, (b) options to purchase 100,000 shares of common stock, of which options to purchase 66,667 shares are exercisable within 60 days following the date of this prospectus, and (c) 5,979,647 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Mortensen's address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(9) Includes 300,000 shares of common stock owned by Mr. McConnaughy. Mr. McConnaughy's address is 2 Parklands Drive, Darien, CT 06820.

(10) Includes 103,333 shares of common stock which may be obtained upon exercise of an option granted under our 2003 Incentive Stock Plan. Mr. Wilde's address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(11) Includes 20,000 shares of common stock which may be obtained upon exercise of an option granted under our 2003 Incentive Stock Plan. Mr. Sewards' address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(12) Includes the shares beneficially owned by Messrs. Hidayatallah, Mortensen, Wilde and Seward.

(13) Includes the shares described in Notes (1) - (2) and Notes (3) - (11).

(14) Consists of 920,000 shares, 666,667 shares and 80,000 shares owned by Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P., respectively. Palo Alto Investors, LLC acts as the general partner of Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P. Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC, and William L. Edwards is the President of Palo Alto Investors, Inc. Palo Alto Investors, LLC, Palo Alto Investors, Inc. and William L. Edwards each have investment and voting authority with respect to the shares owned by this stockholder. The business address for each of theses persons is 470 University Avenue, Palo Alto, CA 94301.

(15) Consists of 528,000 shares, 400,000 shares and 50,000 shares owned by J. Steven Emerson IRA RO II, Bear Stearns Securities Corporation, Custodian, J. Steven Emerson Roth IRA, Bear Stearns Securities Corporation, Custodian and Emerson Partners, Bear Stearns Securities Corporation, Custodian, respectively.
J. Steven Emerson has investment and voting authority with respect to the shares owned by J. Steven Emerson IRA RO II, Bear Stearns Securities Corporation, Custodian, J. Steven Emerson Roth IRA, Bear Stearns Securities Corporation, Custodian and Emerson Partners, Bear Stearns Securities Corporation, Custodian. Mr. Emerson's business address is 1522 Ensley Avenue, Los Angeles, CA 90024.

(16) Includes (a) 202,000 shares owned by Mr. Sheikh, (b) 2,000 shares which may be obtained upon exercise of an option granted under our 2003 Incentive Stock Plan, and (c) 7,407,905 shares owned (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Sheikh's address is 1050 17th Street, N.W., Suite 450, Washington, D.C. 20030.

STOCKHOLDERS AGREEMENT

In connection with our April 2004 private placement and the exchange by Energy Spectrum of its preferred stock for common stock, we entered into a stockholders agreement with the investors in the April 2004 private placement, Energy Spectrum, Jens H. Mortensen, Jr., our President and a director, Saeed M. Sheikh, a former director, and Munawar H. Hidayatallah, our Chief Executive Officer and Chairman. The stockholders agreement requires the parties to vote for the election to the board of directors three persons nominated by Energy Spectrum, two persons nominated by the investors in the April 2004 private placement and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. The stockholders agreement also provides that in the event we have not completed a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, we will retain an investment banking firm to identify candidates for a transaction involving the sale of us or its assets. In December 2004, two directors appointed by Energy Spectrum resigned and Energy Spectrum verbally agreed to amend the stockholders agreement to provide that Energy Spectrum will designate only one nominee to the Board of Directors unless and until it provides further notice to the Company. In addition, Energy Spectrum verbally agreed to amend the stockholders agreement to eliminate the requirement to retain an investment banking firm to identify candidates for a sale of the Company.

        TRANSACTIONS WITH SELLING STOCKHOLDERS AND OTHER RELATED PARTIES

SALES OF COMMON STOCK TO SELLING STOCKHOLDERS

We describe below transactions pursuant to which the selling stockholders have acquired common stock. All references to numbers of shares below have been adjusted to give retroactive effect to a one-to-five reverse stock split effected on June 10, 2004.

In September 30, 2004, we issued 1,300,000 shares of our common stock to Jens H. Mortensen, our President, Chief Operating Officer and a director, pursuant to a merger between Jens' Oilfield Service, Inc. and a newly formed subsidiary of the Company. As a result of the merger, we acquired Mr. Mortensen's 19% interest and now own 100% of Jens' Oilfield Service, Inc. Mr. Mortensen is a selling stockholder.

In September 2004, we completed a private placement of 1,956,634 shares of our common stock to the following investors: Basic Energy Limited; Milton H. Dresner Revocable Living Trust; Joseph S. Dresner; J. Steven Emerson Roth IRA; Waverly Limited Partnership; Rosebury, L.P.; Meteoric, L.P.; Barbara C. Crane; Bristol Investment Fund, Ltd.; L.H. Schmieding; Meadowbrook Opportunity Fund LLC; and Kenneth Malkes. Each investor is a selling stockholder. Pursuant to the terms of a stock purchase agreement, we sold to the selling stockholders an aggregate of 1,956,634 shares of common stock at a price per share of $3.00.

In August 2004 we completed a private placement of 3,504,667 shares of our common stock to the following investors: J. Steven Emerson Roth IRA, Bear Stearns Securities Corp., Custodian; J. Steven Emerson IRA RO II, Bear Stearns Securities Corp., Custodian; Emerson Partners, Bear Stearns Securities Corp, Custodian; GSSF Master Fund, LP; Gerald Lisac IRA C/O Union Bank of California, Custodian; May Management, Inc.; Micro Cap Partners, L.P.; MK Employee Early Stage Fund, L.P.; Morgan Keegan Early Stage Fund, L.P.; Palo Alto Global Energy Fund, L.P.; RRCM Onshore I, L.P.; Earl Schatz, IRA C/O Union Bank of California, Custodian; Strauss Partners, L.P., Strauss-GEPT Partners, LP;; UBTI Free, L.P.; U.S. Bank NA as Custodian of the Holzman Foundation; U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Pension & Trust; and U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Profit Sharing Plan & Trust. Each investor is a selling stockholder. Pursuant to the terms of a stock purchase agreement, we sold to the selling stockholders an aggregate of 3,504,667 shares of common stock at a price per share of $3.00.

In May 2004, we issued a warrant to purchase 20,000 shares of our common stock at an exercise price of $4.75 per share to Jeffrey Freedman in consideration of financial advisory services to be provided by Mr. Freedman pursuant to a consulting agreement. The warrants expire in May 2009. Mr. Freedman is a selling stockholder.

In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Investors Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. Each investor is a selling stockholder. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006. Concurrently with this transaction, Energy Spectrum Partners LP, the holder of all outstanding shares of our Series A Preferred Stock, converted all such shares, including accrued dividend rights, into 1,718,090 shares of common stock. Energy Spectrum, which is now our largest stockholder, is a private equity fund headquartered in Dallas, Texas. Energy Spectrum has designated three of its personnel as directors of us, James W. Spann, Christina E. Woods, and Thomas O. Whitener, Jr. Energy Spectrum Partners LP is a selling stockholder.

In April 2004 we issued warrants to purchase 20,000 shares of common stock to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit, Inc. The Warrants are exercisable at $13.75 per share and expire in April 2014. Wells Fargo Credit, Inc. is a selling stockholder. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations, "Wells Fargo Credit, Inc. is a party to a number of credit agreements with us and our subsidiaries.

In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph & Co., Inc. in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants expire in February 2009. Morgan Joseph is a selling stockholder.

In February 2002, we purchased from our current President and Chief Operating Officer, Jens H. Mortensen, Jr., 81% of the outstanding stock of Jens' for (i) $10,250,000 in cash, (ii) a $4,000,000 note payable with interest at an annual rate of 7.5% with the principal due in four years, (iii) $1,234,560 for a non-competition agreement payable in sixty monthly installments over five years,
(iv) an additional payment of $841,000 based upon Jens' working capital as of February 1, 2002 and (v) 265,591 shares of our common stock. We entered into a three-year employment agreement with Mr. Mortensen under which we pay Mr. Mortensen a base salary of $150,000 per year. We also entered into a Shareholders Agreement with Jens' and Mr. Mortensen providing for restrictions against transfer of the stock of Jens' by us and Mr. Mortensen, and agreed to give Mr. Mortensen the right to exchange his shares of stock of Jens' for shares of our common stock based on an agreed upon formula. On September 30, 2004, we issued to Mr. Mortensen 1,300,000 shares of our common stock in exchange for Mr. Mortensen's interest in Jens'. Mr. Mortensen is a selling stockholder. The number of shares issued to Mr. Mortensen was negotiated by the parties and was not based upon an agreed upon formula.

In February 2002, we acquired 100% of the preferred stock and 95% of the common stock of Strata in consideration for the issuance to Energy Spectrum of 1,311,973 shares of our common stock, warrants to purchase an additional 87,500 shares of Company common stock at an exercise price of $0.75 per share and 3,500,000 shares of Series A Preferred Stock. In addition, in February 2003, we issued warrants to purchase an additional 175,000 shares of our common stock at an exercise price of $0.75 per share as additional consideration for the purchase of Strata. The warrants expire in February 2012. Energy Spectrum is a selling stockholder.

In February 2002 we issued warrants to purchase 300,000 shares of common stock to Wells Fargo Energy Capital, Inc., in connection with the extension of credit by Wells Fargo Energy Capital, Inc. Warrants to purchase 233,000 shares exercisable at $0.75 per share were repurchased for $1,500,000 during December 2004 and warrants to purchase 67,000 shares exercisable at $5.00 per share are currently outstanding and expire February 1, 2011. Wells Fargo Energy Capital, Inc. is a selling stockholder. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," Wells Fargo Energy Capital, Inc. is a party to a number of credit agreements with us and our subsidiaries.

In May 2001, we consummated a merger in which we acquired OilQuip Rentals, Inc. in exchange for 2,000,000 shares of our common stock. In connection with that transaction, we issued shares of common stock to the following investors:
Munawar H. Hidayatallah, our Chief Executive Officer and Chairman; Saeed Sheikh, a director; Jeffrey Freedman; and Colebrooke Investment Limited. Each investor is a selling stockholder.

In 1999 and 2000, we issued to each of directors Messrs. Nederlander and Toboroff a promissory note in the amount of $25,000 and an option to purchase 2,000 shares of common stock an exercise price of $2.75. The promissory notes bear interest at 5% annually and are due on March 28, 2005. The promissory note and stock option were issued as compensation for services rendered as directors from 1989 to March 31, 1999. The options vested immediately and may be exercised any time prior to March 28, 2010. Messrs. Nederlander and Toboroff are selling stockholders.

REGISTRATION RIGHTS AGREEMENTS

In connection with the September 2004 private placement, we entered into a registration rights agreement with the investors in the September 2004 private placement. Pursuant to the registration rights agreement, we agreed to file a registration statement registering the resale by the investors of the shares of common stock issued to them and to keep the registration statement effective until the earlier of two years following the sale of the common stock and the date all the common shares may be sold by the investors pursuant to Rule 144 promulgated under the Securities Act of 1933. This registration rights agreement also provides that if we do not register for resale the common shares within 120 days following the sale of the common stock, we must pay each of the investors a fee of 1.0% of the per share purchase price paid by such investor for each share of common stock for each month after such date that the investor cannot publicly sell the common shares, which will increase to 2% per month after one month. Pursuant to this agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register for resale the shares of common stock owned by the investors. Through February 28, 2005, we accrued an obligation to pay $70,439 to the investors in the September 2004 Private Placement as a result of our failure to cause the registration statement of which this prospectus is a part to be declared effective.

In connection with the August 2004 private placement, we entered into a registration rights agreement with the investors in the August 2004 private placement. Pursuant to the registration rights agreement, we agreed to file a registration statement registering the resale by the investors of the shares of common stock issued to them and to keep the registration statement effective until the earlier of two years following the sale of the common stock and the date all the common shares may be sold by the investors pursuant to Rule 144 promulgated under the Securities Act of 1933. This registration rights agreement also provides that if we do not register for resale the common shares within 120 days following the sale of the common stock, we must pay each of the investors a fee of 1.0% of the per share purchase price paid by such investor for each share of common stock for each month after such date that the investor cannot publicly sell the common shares, which will increase to 2% per month after one month. Pursuant to this agreement, we have registered the resale of the common stock issued in the August 2004 private placement in the registration statement of which this prospectus is a part. Through February 28, 2005, we accrued an obligation to pay $476,635 to the investors in the August 2004 Private
Placement as a result of our failure to cause the registration statement of which this prospectus is a part to be declared effective.

In connection with the April 2004 private placement, we entered into a registration rights agreement with the investors in the April 2004 private placement. In addition, in connection with other transactions occurring prior to April 2004, we entered into registration rights agreements with other investors. In April 2004, each investor that was a party to a registration rights agreement entered into prior to April 2, 2004 (other than the Pension Benefit Guarantee Corporation) terminated such agreement and entered into the registration rights agreement entered into by investors in the April 2004 private placement. These investors include, in addition to the investors in the April 2004 private placement, Energy Spectrum Partners LP, officers and directors Munawar H. Hidayatallah and Jens H. Mortensen, and former director Saeed M. Sheikh. We entered into a registration rights agreement with the Pension Benefit Guarantee Corporation in March 1999, which is still in effect.

The April 2004 registration rights agreement and the registration rights agreement with the Pension Benefit Guarantee Corporation each provide the other parties thereto the right to require us to register the resale of their shares under certain circumstances, and the right to have their shares included in any registration rights agreement filed by us, subject to certain exceptions. The Pension Benefit Guarantee Corporation and most investors that are parties to the

April 2004 registration rights agreement elected to have their shares registered in the registration statement of which this prospectus is a part. In addition, we agreed to allow Morgan Joseph & Co., Inc. and certain stockholders who acquired shares from selling stockholders to register such shares pursuant to the registration statement of which this prospectus is a part. These stockholders are John E. McConnaughy, Jr., a director, Bestin Worldwide Limited, officers Theodore F. Pound III and Dave Wilde, and employees Dick Backset, David
K. Bryan and James Davey and Nadia Hidayatallah, Alys Hidayatallah and Yasmin Indrizzo.

STOCKHOLDERS AGREEMENT

In connection with the April 2004 private placement described above and the exchange by Energy Spectrum of its preferred stock for common stock, we entered into a stockholders agreement with the investors in the April 2004 private placement, Energy Spectrum, Jens H. Mortensen, Jr., our President and a former director, Saeed M. Sheikh, our director, and Munawar H. Hidayatallah, our Chief Executive Officer and Chairman of the board of directors. The stockholders agreement requires the parties to vote for the election to the board of directors of us three persons nominated by Energy Spectrum, two persons nominated by the investors in the April 2004 private placement and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. The stockholders agreement also provides that in the event we have not completed a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, we will retain an investment banking firm to identify candidates for a transaction involving the sale of us or its assets. In December 2004, two directors appointed by Energy Spectrum resigned and Energy Spectrum verbally agreed to amend the stockholders agreement to provide that Energy Spectrum will designate only one nominee to the Board of Directors unless and until it provides further notice to the Company. In addition, Energy Spectrum verbally agreed to amend the stockholders agreement to eliminate the requirement to retain an investment banking firm to identify candidates for a sale of the Company.

OTHER MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS

At December 31, 2002, we owed Mr. Hidayatallah $78,000 related to deferred compensation and for advances to us totaling $49,000. At December 31, 2003, we owed Mr. Hidayatallah $65,000 related to deferred compensation and for advances to us totaling $49,000. Such obligations did not bear interest. All such amounts were paid to Mr. Hidayatallah prior to August 31, 2004.

Until December 2004, Mr. Hidayatallah was a personal guarantor of substantially all of the financing extended to us by commercial banks. In December 2004, we refinanced most of our outstanding debt and obtained the release of Mr. Hidayatallah's guarantees. Currently, Mr. Hidayatallah guarantees approximately $5.5 million of our outstanding debt. We have agreed to pay Mr. Hidayatallah a guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah from time to time. The fee is payable quarterly, in arrears, based upon the average amount of debt outstanding in the prior quarter.

We leased a yard in Pearsall, Texas, from Mr. Mortensen for which we paid $28,800 rental payments in each of 2002 and 2003. In addition, Mr. Mortensen and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $290,000 and $173,000 of equipment and other supplies to us in 2002 and 2003, respectively. We believe each of the transactions between us and our officers and directors was on terms at least as favorable to us as could have been obtained from unrelated third parties.

In October 2004, we hired Theodore F. Pound III as our General Counsel. Prior to joining us, Mr. Pound practiced law at Wilson Cribbs & Goren, P.C., who has served as counsel to the Company since 2001. Mr. Pound has served as lead acquisition counsel in each of our acquisitions since 2001. We incurred legal fees and expenses to Wilson Cribbs & Goren of $149,000 in 2003 and $155,876 in 2004 through September 30.

Other than the transactions described above or as described in the table below, we had no material relationship with any selling stockholder during the three years preceding the date of this prospectus or other material transactions with our officers, directors or principal stockholders during the three years preceding the date of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 20,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share.

The following summary of the rights, preferences and privileges of our capital stock and certificate of incorporation and by-laws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

COMMON STOCK

There were approximately 13,629,297 shares of our common stock outstanding as of February 28, 2005. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our Company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

o    restricting dividends on the common stock;
o    diluting the voting power of the common stock;
o    impairing the liquidation rights of the common stock; and
o    delaying or preventing a change in control of our Company.

We have no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BY-LAW PROVISIONS

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation's board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation's outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not "opted out" from the application of
Section 203.

Under our certificate of incorporation and by-laws, our board of directors is not divided into classes, and each director serves for a term of one year. Any vacancies on the board of directors may be filled by a majority vote of the remaining directors or the stockholders. Our certificate of incorporation and by-laws also provide that any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

Our by-laws provide that meetings of stockholders may be called only by a majority of our board of directors.

The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our Company.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors' liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we are in the process of entering into indemnification agreements with all of our directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

                           SELLING STOCKHOLDERS TABLE

The following table sets forth: (1) the name of each of the stockholders for whom we are registering shares under this registration statement; (2) the number of shares of our common stock beneficially owned by each such stockholder prior to this offering (including all shares of common stock which may be issued upon the exercise of warrants or the conversion of convertible preferred stock as described above, whether or not exercisable within 60 days of the date hereof);
(3) the number of shares of our common stock offered by such stockholder pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by each such stockholder after this offering, assuming that all of the shares of our common stock beneficially owned by each such stockholder and offered pursuant to this prospectus are sold and that each such stockholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by each selling stockholder.

                                                                                                PERCENTAGE OF
                                                            COMMON STOCK      COMMON STOCK      COMMON STOCK
                                         COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                        OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                  THE OFFERING        PROSPECTUS       THIS OFFERING    THIS OFFERING (1)
--------------------------------------  --------------    ----------------    -------------    -----------------
Bear Stearns Securities Corp., Custodian
   J. Steven Emerson Roth IRA (2)          596,000            596,000               0                --
Bear Stearns Securities Corp., Custodian
   J. Steven Emerson Roth IRA R.O. II (3)  528,000            528,000               0                --
Bear Stearns Securities Corp., Custodian
   Emerson Partners (4)                     50,000             50,000               0                --
Energy Spectrum Partners, LP (5)         2,579,562          2,659,562               0                --
Christopher Engel (6)                      177,411            177,411               0                --
Donald Engel (7)                           212,893            212,893               0                --
Engle Defined Benefit Plan (8)              83,027             83,027               0                --
Jeffrey Freedman (9)                       119,000            119,000               0                --
GSSF Master Fund, LP (10)                  166,667            166,667               0                --
Hidayatallah Family Trust (11)             845,000            845,000
Munawar H. Hidayatallah (12)             1,000,000          1,000,000               0
Nadia Hidayatallah                           5,000              5,000               0                --
Alya Hidayatallah                            5,000              5,000               0                --
Yasmin Indrizzo                              5,000              5,000               0                --
Lenny Corp. (13)                            17,862             17,862
Gerald Lisac, IRA R/O Union
   Bank of California, Custodian(14)        10,000             10,000               0                --
May Management, Inc.
   Bank of California, Custodian(15)        10,000             10,000               0                --
Micro Cap Partners, L.P.(16)               920,000            920,000               0                --
MK Employee Early Stage
   Fund, L.P.(17)                           36,600             36,600               0                --


                                                     56




                                                                                                PERCENTAGE OF
                                                            COMMON STOCK      COMMON STOCK      COMMON STOCK
                                         COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                        OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                  THE OFFERING        PROSPECTUS       THIS OFFERING    THIS OFFERING (1)
--------------------------------------  --------------    ----------------    -------------    -----------------
Morgan Joseph & Co. Inc.(18)               340,000            340,000               0
Morgan Keegan Early Stage
   Fund, L.P.(17)                          130,067            130,067               0                --
Jens H. Mortensen (19)                   1,665,591          1,665,591               0                --
Robert Nederlander (20)                     74,400             34,400               0
Palo Alto Global Energy Fund, L.P.(21)     666,667            666,667               0                --
The Pension Benefit Guaranty
   Corporation(22)                         117,020            117,020               0                --
QEN, Inc. (23)                              17,862             17,862               0
RER Corp. (24)                             523,332            523,332               0                --
RRCM Onshore I, LP(25)                      83,333             83,333               0                --
Earl Schatz, IRA R/O Union
   Bank of California, Custodian(26)        10,000             10,000               0                --
Saeed M. Sheikh (27)                       204,000            204,000               0                --
Strauss-GEPT Partners, LP(28)              133,333            133,333               0                --
Strauss Partners, L.P.(29)                 200,000            200,000               0                --
Leonard Toboroff(30)                       665,995            625,995               0                --
UBTI Free, L.P.(31)                         80,000             80,000
U.S. Bank NA as Custodian of the
   Holzman Foundation(32)                   20,000             20,000               0                --
U.S. Bank NA as Trustee of the
   Reliable Credit Association Inc.
   Profit Sharing Plan & Trust(32)          20,000             20,000               0                --
U.S. Bank NA as Trustee of the
   Reliable Credit Association Inc.
   Pension Sharing Plan & Trust(32)         40,000             40,000               0                --
Wells Fargo Credit, Inc. (33)               20,000             20,000               0                --
Wells Fargo Energy Capital, Inc.(34)        67,000             67,000               0                --
Basic Energy Limited(35)                   420,667            420,667               0                --
Milton H. Dresner Revocable
   Living Trust(36)                         51,125             50,000               1,125            --
Joseph S. Dresner(37)                       51,125             50,000               1,125            --
Bear Stearns Securities Corp., Custodian
   J. Steven Emerson Roth IRA (2)          596,000            196,000               0                --
Waverly Limited Partnership(38)            100,000            100,000               0                --
Rosebury, L.P.(39)                         163,300            163,300               0                --
Meteoric, L.P.(39)                         136,700            136,700               0                --
Barbara C. Crane(40)                        33,300             33,300               0                --
Bristol Investment Fund, Ltd.(41)          500,000            500,000               0                --
The Schmieding Foundation(42)              100,000            100,000               0                --
Meadowbrook Opportunity Fund LLC(43)       200,000            200,000               0                --
Kenneth Malkes(44)                           6,667              6,666               0                --
John E. McConnaughy                        300,000            300,000               0                --
Bestin Worldwide Limited                   100,000            100,000               0                --
Theodore F. Pound III                        5,000              5,000               0                --
Dave Wilde                                   5,000              5,000               0                --
Dick Backset                                 5,000              5,000               0                --
David K. Bryan                              12,000             12,000               0                --
James Davey                                  3,000              3,000               0                --

(1) Percentage ownership is based upon 16,629,297 shares of common stock of the Registrant issued and outstanding as of the date of this prospectus.
(2) J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.
(3) J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.
(4) J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.

(5) Includes 2,391,062 shares owned by this selling stockholder and 268,500 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $0.75. The warrants expire in February 2013. Three executives and employees of Energy Spectrum Partners LP, Thomas O. Whitener, James W. Spann and Christina E. Woods, serve as our directors, and James W. Spann serves as a member of our Audit Committee. Energy Spectrum Capital LP, a Delaware limited partnership, serves as the general partner of Energy Spectrum Partners LP. Energy Spectrum LLC, a Texas limited liability company, serves as the general partner of Energy Spectrum Capital LP. Sidney L. Tassin, James W. Spann, James P. Benson, Leland B. White and Thomas O. Whitener, Jr., are executives and principals of Energy Spectrum Capital LP and are the members and managers of Energy Spectrum LLC. Messrs. Tassin (President), Whitener (Chief Operating Officer) and Spann (Chief Investment Officer) are also the executive officers of Energy Spectrum LLC. Energy Spectrum Capital LP, Energy Spectrum LLC, and Messrs. Tassin, Spann, Benson, White and Whitener exercise investment and voting authority with respect to the shares owned by this selling stockholder.
(6) Includes 77,461 shares owned by this selling stockholder and 99,950 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $2.50 per share. These warrants expire on April 1, 2006.
(7) Includes 92,953 shares owned by this selling stockholder and 119,940 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $2.50 per share. These warrants expire on April 1, 2006.
(8) Includes 36,251 shares owned by this selling stockholder and 46,776 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $2.50 per share. These warrants expire on April 1, 2006. Chris Engel exercises investment and voting authority with respect to securities owned by Engel Defined Benefit Plan
(9) Includes 103,000 shares owned by this selling stockholder and 16,000 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $4.65 per share. These warrants expire in May 2009.
(10) E.B. Lyon IV exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(11) Mr. Hidayatallah, our Chief Executive Officer and Chairman, exercises investment and voting authority with respect to 875,000 shares of common stock owned by the Hidayatallah Family Trust.
(12) Represents options to purchase 400,000 shares issued pursuant to our 2003 Incentive Stock Plan. The options have an exercise price of $2.75 and expire in December 2013. The options are currently exercisable with respect to 133,333 shares, and will become exercisable with respect to an additional 133,333 shares in each of December 2004 and in December 2005.
(13) Includes 17,862 shares owned by this selling stockholder. Leonard Toboroff, one of our directors and selling stockholder, is the sole director and officer of this selling stockholder and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(14) Gerald Lisac exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(15) May Management, Inc., its President, Roger May, and its Chairman, Earl May, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(16)          Palo Alto Investors, LLC, Palo Alto Investors Inc. and William L.
              Edwards exercise investment and voting authority with respect to the securities owned by this selling stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC. William L. Edwards is the President of Palo Alto Investors, Inc.
(17) Merchant Bankers, Inc. is the general partner of this selling stockholder. Merchant Bankers, Inc., its Chairman, Alan B. Morgan, its President, Minor Perkins, and its Secretary and Treasurer, Joseph C. Wells, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(18) Represents shares which may be issued upon the exercise of warrants issued to this selling stockholder. The warrants are exercisable for $2.50 per share and expire in February 2009.

(19) Includes 1,565,591 shares owned by Mr. Mortensen and 100,000 shares which may be issued upon the exercise of options granted to Mr. Mortensen pursuant to our 2003 Incentive Stock Plan. The options have an exercise price of $2.75 and expire in December 2013. The options are currently exercisable with respect to 33,333 shares, and will become exercisable with respect to an additional 33,333 shares in each of December 2004 and December 2005.
(20) Includes 72,000 shares owned by this selling stockholder and 2,400 shares which may be issued upon the exercise of options owned by this selling stockholder. Options to purchase 400 shares have an exercise price of $13.75 per share and expire in March 2010. Options to purchase 2,000 shares have an exercise price of $2.75 per share and expire in December 2013.
(21)          Palo Alto Investors, LLC, Palo Alto Investors Inc. and William L.
              Edwards exercise investment and voting authority with respect to the securities owned by this selling stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC. William L. Edwards is the President of Palo Alto Investors, Inc.
(22) Pacholder Associates, Inc. and its officers, David A. Groshoff, one of our directors, James P. Shanahan, Jr. and W. Scott Telford III, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(23)          Includes 17,862 shares owned by this selling stockholder. Robert
              E. Nederlander is the sole stockholder and officer of this selling stockholder and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(24) Includes 256,666 shares owned by this selling stockholder and 266,667 shares which may be issued upon exercise of warrants owned by this selling stockholder. The warrants have an exercise price of $2.50 per share and expire in April 2006. Robert E. Nederlander is the sole stockholder and officer of this selling stockholder and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(25) Round Rock Capital Partners LP is the general partner of this selling stockholder. Round Rock Capital Management LLC is the general partner of Round Rock Capital Partners LP, and Peter Vig and Michael D. Tapp are the Managing Director and Executive Director, respectively, of Round Rock Capital Management LLC. Each of Round Rock Capital Partners LP, Round Rock Capital Management LLC, Peter Vig and Michael D. Tapp exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(26) May Management, Inc., its President, Roger May, and its Chairman, Earl May, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(27) Includes 202,000 shares owned by this selling stockholder, and 2,000 shares which may be issued upon exercise of options granted to Mr. Sheikh pursuant to our 2003 Incentive Stock Plan. Mr. Sheikh is one of our directors.
(28) Melville Straus is the Managing Principal and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(29) Melville Straus is the Managing Principal and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(30) Includes 296,928 shares owned by this selling stockholder, 266,667 shares which may be issued upon exercise of warrants owned by this selling stockholder and 102,400 shares which may be issued upon exercise of options owned by this selling stockholder. The warrants have an exercise price of $2.50 per share and expire in April 2006. Options to purchase 100,000 shares have an exercise price of $2.50 per share and expire in October 2011. Options to purchase 400 shares have an exercise price of $13.75 per share and expire in March 2010. Options to purchase 2,000 shares have an exercise price of $2.75 per share and expire in December 2013. Mr. Toboroff is one of our directors.
(31)          Palo Alto Investors, LLC, Palo Alto Investors Inc. and William L.
              Edwards exercise investment and voting authority with respect to the securities owned by this stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC. William L. Edwards is the President of Palo Alto Investors, Inc.
(32) May Management, Inc., its President, Roger May, and its Chairman, Earl May, exercise investment and voting authority with respect to the securities owned by this selling stockholder.

(33) Represents shares which may be issued upon exercise of warrants owned by this selling stockholder. The warrants have an exercise price of $0.75 per share and expire in April 2014. This selling stockholder is a wholly-owned subsidiary of Wells Fargo & Company, a publicly-traded bank holding company.
(34) Represents shares which may be issued upon exercise of warrants owned by this selling stockholder. The warrants have an exercise price of $5.00 per share and expire in February 2012.
              This selling stockholder is a wholly-owned subsidiary of Wells Fargo & Company, a publicly-traded bank holding company.
(35) Transcontinental Capital and its President, Rolando Gonzalez Bunster, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(36) Milton H. Dresner exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(37) Joseph S. Dresner exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(38) Graham R. Smith is the managing general partner of and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(39)          Guild Investment Management, Inc. and its President, Anthony R.
              Danaher, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(40) Barbara C. Crane exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(41) Bristol Capital Advisors, LLC and its manager, Paul Kessler, exercise investment and voting authority with respect to the securities owned by this selling stockholder. Mr. Kessler disclaims beneficial ownership of these securities.
(42) L.H. Schmieding is Chief Executive Officer of The Schmieding Foundation, and exercises investment and voting authority with respect to, the securities owned by this selling stockholder.
(43) MYR Pautreus, LLC and its Managing Member, Michael Ragins, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(44) Kenneth Malkes exercises investment and voting authority with respect to the securities owned by this selling stockholder.

                              PLAN OF DISTRIBUTION

The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o An exchange distribution in accordance with the rules of the applicable exchange;

         o    Privately negotiated transactions;

         o    Settlement of put or call option transactions;

         o    Settlement of short sales;

         o Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o    A combination of any such methods of sale; and

         o    Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, if available, rather than under this prospectus.

The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive concessions, commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. These concessions, commissions and discounts may exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions relating to the shares offered hereby, which shares such broker-dealers or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may also be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of an exchange pursuant to Rule 153 under the Securities Act. The anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon us being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The website can be accessed at HTTP://WWW.SEC.GOV.

You should rely only on the information contained in this prospectus and any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate on any date other than the date on the front of those documents.

                                  LEGAL MATTERS

Greenberg Glusker Fields Claman Machtinger & Kinsella LLP, Los Angeles, California, has rendered to the Company a legal opinion as to the validity of the common stock covered by this prospectus.

                                     EXPERTS


The consolidated financial statements of Allis-Chalmers Energy Inc. and schedules and notes thereto included in this prospectus and registration statement have been audited by Gordon, Hughes and Banks, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Diamond Air Drilling Service, Inc. and Marquis Bit. Co., LLC and schedules and notes thereto included in this prospectus and registration statement have been audited by Accounting & Consulting Group, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Downhole Injection Services, LLC and schedules and notes thereto included in this prospectus and registration statement have been audited by Johnson, Miller & Co., independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                      GLOSSARY OF OIL AND NATURAL GAS TERMS

"booster"                            A machine that increases the volume of air
                                     when used in conjunction with a compressor
                                     or a group of compressors.
"under balanced drilling"            A technique in which oil, gas, or
                                     geothermal wells are drilled by creating a
                                     pressure within the well that is lower than
                                     the reservoir pressure. The result is
                                     increased rate of penetration, reduced
                                     formation damage, and reduced drilling
                                     costs.
"casing"                             The pipe placed in a drilled well to secure
                                     the well bore and formation.
"casing                              tongs" Hydraulic wrenches used to screw
                                     casing pipes together.
"directional                         drilling" The technique of drilling a well
                                     with varying the angle of direction of a
                                     well and changing the direction of a well
                                     to hit a specific target.
"drill                               pipe" A pipe that attaches to the drill bit
                                     to drill a well.
"horizontal drilling"                The technique of drilling wells at a
                                     90-degree angle.
"lay                                 down machines" A truck mounted machine used
                                     to move pipe and casing and tubing onto a
                                     pipe rack (from which a derrick crane lifts
                                     the drill pipe, casing and tubing and
                                     inserts it into the well).
"links"                              Adaptors that fit on the blocks to attach
                                     handling tools.
"LWD"                                or "log while drilling" The technique of
                                     measuring, in real time, the formation
                                     pressure and the position of equipment
                                     inside of a well.
"mist                                and foam drilling" The technique of using
                                     chemicals to lubricate a well and to
                                     facilitate lifting cuttings to the surface
                                     as the well is being drilled.
"MWD"                                or "measure while drilling" The technique
                                     of measuring formation properties within a
                                     well.
"protectors"                         A device placed on a drill pipe and casing
                                     pipe to protect the threads.
"reciprocating                       compressor" A piston type compressor that
                                     constantly pushes air with reciprocating
                                     pistons.
"screw                               compressor" A compressor that utilizes a
                                     positive displacement mechanism.
"slips"                              Tools used to hold casing in place while
                                     installing casing in wells.
"torque turn service"                Monitoring device to insure proper makeup
                                     of the casing.
"tubing"                             A pipe placed inside the casing to produce
                                     the well.


                          INDEX TO FINANCIAL STATEMENTS
Financial Statements:

ALLIS CHALMERS ENERGY INC.

Report of Independent Registered Public Accounting Firm                       F-3

Consolidated Balance Sheets as of December 31, 2003 and 2002                  F-4

Consolidated Statements of Operations for the Years Ended December 31, 2003,
     December 31, 2002 and December 31, 2001                                  F-5

Consolidated Statement of Stockholders' Equity for the Years Ended
     December 31, 2003, December 31, 2002 and December 31, 2001               F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2003,
     December 31, 2002 and December 31, 2001                                  F-7

Notes to Consolidated Financial Statements                                    F-8

Consolidated Balance Sheet as of September 30, 2004 (unaudited)               F-37

Consolidated Statements of Operations for the Nine Months ended
     September 30, 2004 and September 30, 2003 (unaudited)                    F-38

Consolidated Statements of Cash Flows for the Nine Months ended
     September 30, 2004 and September 30, 2003 (unaudited)                    F-39

Notes to Unaudited Consolidated Financial Statements                          F-40

DIAMOND AIR DRILLING SERVICE, INC.

Independent Auditors' Reports                                                 F-58

Balance Sheets as of July 31, 2004 and the Years Ended
     December 31, 2003 and 2002                                               F-60

Statements of Income for the Seven Months Ended July 31, 2004
     and the Years Ended December 31, 2003 and 2002                           F-61

Statements of Stockholders' Equity for the Seven Months Ended
     July 31, 2004 and the Years Ended December 31, 2003 and 2002             F-62

Statements of Cash Flows for the Seven Months Ended
     July 31, 2004 and the Years Ended December 31, 2003 and 2002             F-63

Notes to Financial Statements                                                 F-64


                                       F-1






MARQUIS BIT CO., LLC

Independent Auditors' Report                                                  F-71

Balance Sheets as of July 31, 2004 and the Years Ended
     December 31, 2003 and 2002                                               F-73

Statements of Income and Members' Equity for the Seven Months Ended
     July 31, 2004, the Year Ended December 31, 2003 and the
     Period from Inception, October 1, 2002, through December 31, 2002        F-74

Statements of Cash Flows for the Seven Months Ended
     July 31, 2004, the Year Ended December 31, 2003 and the
     Period from Inception, October 1, 2002, through December 31, 2002        F-75

Notes to Financial Statements                                                 F-76


DOWNHOLE INJECTION SERVICES, LLC

Independent Auditors' Report                                                  F-80

Balance Sheets as of November 30, 2004 and the Year Ended
     December 31, 2003                                                        F-81

Statements of Operations and Members' Equity for the Eleven Months
     Ended November 30, 2004 and the Year Ended December 31, 2003             F-82

Statements of Cash Flows for the Eleven Months Ended November 30,
     2004 and the Year Ended December 31, 2003                                F-83

Notes to Financial Statements                                                 F-84

PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Consolidated Condensed Statement of
     Financial Position as of September 30, 2004                              F-92

Unaudited Pro Forma Consolidated Condensed Statement of
     Operations for the Nine Months Ended September 30, 2004                  F-93

Unaudited Pro Forma Consolidated Condensed Statement of
     Operations for the Twelve Months Ended December 31, 2003                 F-94

Notes to Unaudited Pro Forma Consolidated Condensed
     Financial Statements                                                     F-95

                                       F-2

               REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Allis-Chalmers Energy Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of Allis-Chalmers Energy Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allis-Chalmers Energy Inc. as of December 31, 2003 and 2002, and the results of consolidated operations and cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company restated the consolidated financial statements as of and for the year ended December 31, 2003.

                                               /S/ GORDON, HUGHES & BANKS, LLP
                                               -------------------------------

Greenwood Village, Colorado
March 3, 2004, except as to Note 20 which date is June 10, 2004 and Notes 17 and 21 which date is February 10, 2005.

ALLIS-CHALMERS ENERGY INC.                                 DECEMBER 31,
CONSOLIDATED BALANCE SHEETS                             2003        2002
(in thousands)                                        ---------   ---------
                                                      (Restated)
ASSETS

Cash and cash equivalents                             $  1,299    $    146
Trade receivables, net of allowance for
  doubtful accounts of $168 and $32 at
  December 31, 2003 and 2002, respectively               8,823       4,409
Lease Deposit                                               --         525
Lease receivable, current (Note 14)                        180         180
Prepaid expenses and other                                 887         317
                                                      ---------   ---------

     Total current assets                               11,189       5,577

Property and equipment, net of accumulated
  depreciation of $2,586 and $2,340 at December
  31, 2003 and 2002, respectively                       31,128      17,124
Goodwill                                                 7,661       7,661
Other intangible assets, net of accumulated
  amortization of $1,254, and $726 at December
  31, 2003 and 2002, respectively                        2,290       2,818
Debt issuance costs, net of accumulated

  amortization of $462, and $331 at December
  31, 2003 and 2002, respectively                          567         515
Lease receivable, less current portion (Note 14)           787       1,042
Other Assets                                                40          41
                                                      ---------   ---------

      Total Assets                                    $ 53,662    $ 34,778
                                                      =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt (Note 9)         $  3,992    $ 13,890
Trade accounts payable                                   3,133       2,106
Accrued salaries, benefits and payroll taxes               591         280
Accrued interest                                           152         811
Accrued expenses                                         1,761       1,506
Accounts payable, related parties (Note 15)                787          --
                                                      ---------   ---------

Total current liabilities                               10,416      18,593

Accrued postretirement benefit obligations (Note 4)        545         670
Long-term debt, net of current maturities (Note 9)      28,241       7,331
Other long-term liabilities                                270         270
Redeemable warrants (Notes 9 and 13)                     1,500       1,500
Redeemable convertible preferred stock, $0.01 par
  value (4,200,000 shares authorized; 3,500,000
  issued and outstanding at December 31, 2003)
  ($1 redemption value) including accrued
  dividends (Note 11)                                    4,171       3,821
                                                      ---------   ---------
Total liabilities                                       45,143      32,185

Commitments and Contingencies (Note 10 and Note 21)

Minority interests                                       3,978       1,584

COMMON STOCKHOLDERS' EQUITY (NOTE 11)

Common stock, $0.01 par value (20,000,000 shares
  authorized; 3,926,668 issue and outstanding)              39          39
Capital in excess of par value                          10,748      10,143
Accumulated (deficit)                                   (6,246)     (9,173)
                                                      ---------   ---------

      Total stockholders' equity                         4,541       1,009
                                                      ---------   ---------

      Total liabilities and stockholders' equity      $ 53,662    $ 34,778
                                                      =========   =========

    The accompanying Notes are an integral part of the Financial Statements.

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS                        YEARS ENDED DECEMBER 31.
(in thousands, except per share amounts)                  2003         2002        2001
                                                        ---------   ---------   ---------
                                                        (Restated)

Revenues                                                $ 32,724    $ 17,990    $  4,796
Cost of revenues                                          24,029      14,640       3,331
                                                        ---------   ---------   ---------
Gross margin                                               8,695       3,350       1,465

General and administrative expense                         6,169       3,792       2,898
Personnel restructuring costs                                 --         495          --
Abandoned acquisition/private placement costs                 --         233          --
                                                        ---------   ---------   ---------
Total operating expenses                                   6,169       4,520       2,898
                                                        ---------   ---------   ---------
Income/ (loss) from operations                             2,526      (1,170)     (1,433)

Other income (expense) :
Interest income                                                3          49          41
Interest expense                                          (2,467)     (2,256)       (869)
Minority interests in income of subsidiaries                (343)       (189)         --
Factoring costs on note receivable                            --        (191)         --
Settlement on lawsuit                                      1,034          --          --
Gain on sale of interest in AirComp                        2,433          --          --
Other                                                        111          58         (12)
                                                        ---------   ---------   ---------
Total other income (expense)                                 771      (2,529)       (840)
                                                        ---------   ---------   ---------
Net income/ (loss) before income taxes                     3,297      (3,699)     (2,273)
Provision for foreign income tax                            (370)       (270)          --
                                                        ---------   ---------   ---------
Net income/ (loss) from continuing operations              2,927      (3,969)     (2,273)

(Loss) from discontinued operations                           --          --        (291)
(Loss) from sale of discontinued operations                   --          --      (2,013)
                                                        ---------   ---------   ---------
Net (loss) from discontinued operations                       --          --      (2,304)
                                                        ---------   ---------   ---------
Net income/ (loss)                                         2,927      (3,969)     (4,577)
Preferred stock dividend                                    (656)       (321)         --
                                                        ---------   ---------   ---------
Net income/ (loss) attributed to common stockholders    $  2,271   $  (4,290)   $ (4,577)
                                                        =========   =========   =========

Income/ (loss) per common share - basic
                             Continued operations       $   0.58   $   (1.14)   $  (2.88)
                             Discontinued operations          --          --       (2.92)
                                                        ---------   ---------   ---------
                                                        $   0.58   $   (1.14)   $  (5.80)
                                                        =========   =========   =========

Income/ (loss) per common share - diluted
                             Continued operations       $   0.39   $   (1.14)   $  (2.88)
                             Discontinued operations          --          --       (2.92)
                                                        ---------   ---------   ---------
                                                        $   0.39   $   (1.14)   $  (5.80)
                                                        =========   =========   =========

Weighted average number of common shares outstanding:
                              Basic                        3,927       3,766         790
                                                        =========   =========   =========
                              Diluted                      5,761       3,766         790
                                                        =========   =========   =========

         The accompanying Notes are an integral part of the Financial Statements.

Allis-Chalmers Energy Inc.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(in thousands, except number of shares)
                                                                                   CAPITAL IN
                                                                COMMON STOCK       EXCESS OF   ACCUMULATED
                                                             Shares      Amount    PAR VALUE    (DEFICIT)       TOTAL
                                                           ----------  ----------   ----------   ----------   ----------
Balances, December 31, 2000                                   80,000   $       1   $   2,974    $    (627)   $   2,348

Issuance of common stock in
connection with Recapitalization                           2,237,626          22       2,757           --        2,779

Issuance of stock options for                                     --          --         500           --          500
services

Issuance of stock purchase
warrants for services                                             --          --         200           --          200

Net (loss)                                                        --          --          --       (4,577)      (4,577)
                                                           ----------  ----------  ----------   ----------   ----------

Balances, December 31, 2001                                2,317,626   $      23   $   6,431    $  (5,204)   $   1,250

Issuance of common stock in
connection with the purchase of                              279,570           3         627           --          630
Jens'

Issuance of stock purchase
warrants in connection with the                                   --          --          47           --           47
purchase of Jens'

Issuance of common stock in
connection with the                                        1,311,972          13       2,939           --        2,952
purchase of Strata

Issuance of stock purchase
warrants in connection with the                                   --          --         267           --          267
purchase of Strata

Issuance of common stock in
connection with the purchase of                               17,500          --         153           --          153
Strata

Accrual of preferred dividends                                    --          --        (321)          --         (321)

Net (Loss)                                                        --          --          --       (3,969)      (3,969)
                                                           ----------  ----------  ----------   ----------   ----------

Balances, December 31, 2002                                3,926,668   $      39   $  10,143    $  (9,173)   $   1,009

Effect of consolidation of
AirComp                                                           --          --         955           --          955

Accrual of preferred dividends                                    --          --        (350)          --         (350)

Net Income                                                        --          --          --        2,927        2,927
(RESTATED)                                                 ----------  ----------  ----------   ----------   ----------

Balances, December 31, 2003, as restated                   3,926,668   $      39   $  10,748    $  (6,246)   $   4,541
(RESTATED)                                                 ==========  ==========  ==========   ==========   ==========

                   The accompanying Notes are an integral part of the Financial Statements.

                                                     F-6

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
                                                             YEARS ENDED DECEMBER 31,
                                                          2003        2002        2001
                                                       ---------   ---------   ---------
                                                       (Restated)
Cash flows from operating activities:
Net income / (loss)                                    $  2,927    $ (3,969)   $ (4,577)
Adjustments to reconcile net income/(loss)
to net cash provided by operating activities:
Depreciation expense                                      2,052       1,837         621
Amortization expense                                        884         744         482
Issuance of stock options for services                       --          --         500
Amortization of discount on debt                            516         475         183
(Gain) on change in PBO liability                          (125)         --          --
(Gain) on settlement of lawsuit                          (1,034)         --          --
(Gain) on sale of interest in AirComp                    (2,433)         --          --
Minority interest in income of subsidiaries                 343         189          --
Loss on sale of property                                     82         119          --
Changes in working capital:
Decrease (increase) in accounts receivable               (4,414)       (713)       (511)
Decrease (increase) in due from related party                --          61          43
Decrease (increase) in other current assets              (1,260)      1,644        (139)
Decrease (increase) in other assets                           1         902          --
Decrease (increase) in lease deposit                        525         176          --
(Decrease) increase in accounts payable                   2,251       1,316         238
(Decrease) increase in accrued interest                    (126)        651         176
(Decrease) increase in accrued expenses                     397        (339)        156
(Decrease) increase in other long-term liabilities           --        (123)         --
(Decrease) increase in accrued employee benefits
  and payroll taxes                                       1,293        (788)        463
Discontinued operations
     Loss on sale of HDS operations                         --          --        2,013
     Operating cash provided                                 --          --         381
     Depreciation and amortization                           --          --         124
                                                       ---------   ---------   ---------

Net cash provided by operating activities                 1,879       2,182         153

Cash flows from investing activities:
Recapitalization, net of cash received                       --          --         (88)
Business acquisition costs                                   --          --        (141)
Acquisition of MADSCO assets, net of cash acquired           --          --      (9,534)
Acquisition of Jens', net of cash acquired                   --      (8,120)         --
Acquisition of Strata, net of cash acquired                  --        (179)         --
Purchase of equipment                                    (5,354)       (518)       (402)
Proceeds from sale-leaseback of equipment,
  net of lease deposit                                       --          --       2,803
Proceeds from sale of equipment                             843         367          45
                                                       ---------   ---------   ---------

Net cash (used) by investing activities                  (4,511)     (8,450)     (7,317)

Cash flows from financing activities:
Proceeds from issuance of long-term debt                 14,127       9,683       5,832
Payments on long-term debt                              (10,826)     (4,079)       (489)
Payments on related party debt                             (246)         --          --
Proceeds from issuance of common stock, net                  --          --       1,838
Borrowings on lines of credit                            30,537       7,050         375
Payments on lines of credit                             (29,399)     (5,804)         --
Debt issuance costs                                        (408)       (588)       (244)
                                                       ---------   ---------   ---------

Net cash provided (used) by financing activities          3,785       6,262       7,312
                                                       ---------   ---------   ---------

Net increase (decrease) in cash and cash equivalents      1,153          (6)        148

Cash and cash equivalents:
Beginning of year                                           146         152           4
                                                       ---------   ---------   ---------

End of year                                            $  1,299    $    146    $    152
                                                       =========   =========   =========
Supplemental information:

Interest paid                                          $  2,341    $  1,082    $    802
                                                       =========   =========   =========

    The accompanying Notes are an integral part of the Financial Statements.

                                       F-7

ALLIS-CHALMERS ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION OF BUSINESS

OilQuip Rentals, Inc., an oil and gas rental company ("OilQuip"), was incorporated on February 4, 2000 to find and acquire acquisition targets to operate as subsidiaries.

On February 6, 2001, OilQuip, through its subsidiary, Mountain Compressed Air Inc. ("Mountain Air"), a Texas corporation, acquired certain assets of Mountain Air Drilling Service Co., Inc. ("MADSCO"), whose business consists of providing equipment and trained personnel in the four corner areas of the southwestern United States. Mountain Air primarily provides compressed air equipment and related products and services and trained operators to companies in the business of drilling for natural gas.

On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers Energy Inc. ("Allis-Chalmers" or the "Company"). In the merger, all of OilQuip's outstanding common stock was converted into 2,000,000 shares of Allis-Chalmers' common stock.

For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of Mountain Air. However, for accounting purposes, OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers. The financial statements prior to the merger are the financial statements of OilQuip. As a result of the merger, the fixed assets and other intangibles of Allis-Chalmers were increased by $2,691,000.

On November 30, 2001, the Company entered into an agreement to sell its wholly-owned subsidiary, Houston Dynamic Service, Inc. ("HDS"), to the general manager of HDS in a management buy-out. The sale of HDS was finalized on December 12, 2001.

In conjunction with the sale of HDS, the Company formally discontinued the operations segment related to precision machining of rotating equipment, which was the principal HDS business.

On February 6, 2002, Allis-Chalmers acquired 81% of the outstanding stock of Jens' Oilfield Service, Inc. ("Jens'"), which supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. The Company also purchased substantially all the outstanding common stock and preferred stock of Strata Directional Technology, Inc. ("Strata"), which provides high-end directional and horizontal drilling services for specific targeted reservoirs that cannot be reached vertically.

In July 2003, through the subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I L.L.C. ("M-I"), a joint venture between Smith International and Schlumberger N.V. (Schlumberger limited), to form a Texas limited liability company named AirComp LLC ("AirComp"). Both Companies contributed assets with a combined value of approximately $16.6 million to AirComp. The assets contributed by Mountain Air were recorded at Mountain Air's historical cost of $6.3 million, and the assets contributed by M-I were recorded at a fair market value of $10.3 million. The Company owns 55% and M-I owns 45% of AirComp. Because the Company controls AirComp, the Company has consolidated the joint venture's financial position and operations into those of the Company.

VULNERABILITIES AND CONCENTRATIONS

The Company provides oilfield services in several regions, including the states of California, Texas, Utah, Louisiana and New Mexico, the Gulf of Mexico and southern portions of Mexico. The nature of the Company's operations and the many regions in which it operates subject it to changing economic, regulatory and political conditions. The Company believes it is vulnerable to the risk of near-term and long-term severe changes in the demand for and prices of oil and natural gas.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, the Company's accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and related valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Allis-Chalmers and its subsidiaries and venture, AirComp. The Company's subsidiaries are Mountain Air, Jens', and Strata. All significant inter-company transactions have been eliminated.

REVENUE RECOGNITION

The Company's revenue recognition policy is significant because revenue is a key component of results of operations. In addition, revenue recognition determines the timing of certain expenses, such as commissions and royalties. The Company provides rental equipment and drilling services to its customers at per day and per job contractual rates and recognizes the drilling related revenue as the work progresses and when collectibility is reasonably assured. The Securities and Exchange Commission's (SEC) Staff Accounting Bulletin (SAB) No. 104, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB No. 104"), provides guidance on the SEC staff's views on application of generally accepted accounting principles to selected revenue recognition issues. The Company's revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are customer obligations due under normal trade terms. The Company sells its services to oil and natural gas drilling companies. The Company performs continuing credit evaluations of its customers' financial condition and although the Company generally does not require collateral, letters of credit may be required from customers in certain circumstances.

The Company records an allowance for doubtful accounts based on specifically identified amounts that are uncollectible. The Company has a limited number of customers with individually large amounts due at any given balance sheet date. Any unanticipated change in any one of these customer's credit worthiness or other matters affecting the collectibility of amounts due from such customers could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 31, 2003 and 2002, the Company had recorded an allowance for doubtful accounts of $168,000 and $32,000, respectively. Bad debt expense was $136,000, $32,000 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively.

CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost less accumulated depreciation.

Maintenance and repairs are charged to operations when incurred. Maintenance and repairs expense was $568,996, $631,939, and $126,436 for the years ended December 31, 2003, 2002 and 2001, respectively. Refurbishments and renewals are capitalized when the value of the equipment is enhanced for an extended period and the cost exceeds a minimum amount of $1,000. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

The cost of property and equipment currently in service is depreciated over the estimated useful lives of the related assets, which range from three to fifteen years. Depreciation is computed on the straight-line method for financial reporting purposes. Depreciation expense charged to operations was $2,052,000 for the year ended December 31, 2003, $1,837,000 for the year ended December 31, 2002, and $621,000 for the year ended December 31, 2001.

GOODWILL, INTANGIBLE ASSETS AND AMORTIZATION

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS ("SFAS No. 142"). Goodwill, including goodwill associated with equity method investments, and intangible assets with infinite lives are not amortized, but tested for impairment annually or more frequently if circumstances indicate that impairment may exist. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset's estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.

The Company performs impairment tests on the carrying value of its goodwill of each reporting unit on an annual basis as of June 30th and December 31st for the Mountain Air and Strata operating subsidiaries, respectively. As of December 31, 2003 and 2002, no evidence of impairment exists.

In 2001, goodwill associated with subsidiaries was amortized using the straight-line method over its expected useful life of 20 years. For the period ended December 31, 2001, the Company recorded $403,000 of amortization expense related to its goodwill. Amortization ceased after 2001 in accordance with SFAS No. 142.

AIRCOMP AND SALE OF INTEREST IN VENTURE

The Company has adopted SEC Staff Accounting Bulletin (SAB) No.51, Accounting for Sales of Stock by a Subsidiary, to account for its investment in AirComp. AirComp operates in a manner similar to a joint venture but has been accounted for and consolidated as a subsidiary under SFAS No. 141, BUSINESS COMBINATIONS. Pursuant to SAB No. 51, the Company has recorded its own contribution of assets and liabilities at its historical cost basis. Since liabilities exceeded assets, the Company's basis in AirComp was a negative amount. The Company has accounted for the assets contributed from M-I at a fair market value as determined by an outside appraiser. The Company gave M-I a 45% interest in AirComp in exchange for the assets contributed. As a result of the formation of the venture and its retention of 55% interest in the venture, the Company realized an immediate gain to the extent of its negative basis and its 55% interest in the combined assets and liabilities of the venture. In accordance with SAB No. 51, the Company has recorded its negative basis investment in AirComp as an addition to equity and its share of the combined assets and liabilities realized from M-I assets as non-operating income.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, which include property, plant and equipment and other intangible assets, and certain other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The impairment loss is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.

FINANCIAL INSTRUMENTS

Financial instruments consist of cash and cash equivalents, accounts receivable and payable, and debt. The carrying values of cash and cash equivalents, accounts receivable and payable approximate fair value. The Company believes the fair values and the carrying value of the debt would not be materially different due to the instruments' interest rates approximating market rates for similar borrowings at December 31, 2003 and 2002.

CONCENTRATION OF CREDIT AND CUSTOMER RISK

SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of significant concentration of credit risk regardless of the degree of such risk.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company transacts its business with several financial institutions. However, the amount on deposit in three financial institutions exceeded the $100,000 federally insured limit at December 31, 2003 by a total of $1,050,793. Management believes that the financial institutions are financially sound and the risk of loss is minimal.

The Company sells its services to major and independent domestic and international oil and gas companies. See Note 18 for further information on major customers. The Company performs ongoing credit valuations of its customers and provides allowance for probable credit losses where necessary.

Two customers comprised 25% of the Company's domestic revenues for the year ended December 31, 2003 as compared to approximately 21% of the Company's domestic revenues for the year ended December 31, 2002.

Customer                                2003     % of total  2002     % of total
                                        Revenue  revenue     Revenue  revenue
--------------------------------------- -------  ----------  -------  ----------
El Paso Production Oil and Gas           $4,529    13.8       $1,831    10.2
--------------------------------------- -------  ----------  -------  ----------
Burlington Reserve Oil & Gas Co., L.P    $3,646    11.1       $1,828    11.1
--------------------------------------- -------  ----------  -------  ----------

One customer comprised 100% of the Company's international revenues for the years ended December 31, 2003 and 2002, respectively.

Customer                                2003     % of total  2002     % of total
                                        Revenue  revenue     Revenue  revenue
--------------------------------------- -------  ----------  -------  ----------
Materiales Y Equipo Petroleos            $3,329    10.1       $2,699    15.0
--------------------------------------- -------  ----------  -------  ----------

Two customers comprised 21% of the Company's domestic revenues for the year ended December 31, 2002 as compared to approximately 79% of the Company's domestic revenues for the year ended December 31, 2001.

Customer                                2002     % of total  2001     % of total
                                        Revenue  revenue     Revenue  revenue
--------------------------------------- -------  ----------  -------  ----------
El Paso Production Oil and Gas           $1,831    10.2       $  -        -
--------------------------------------- -------  ----------  -------  ----------
Burlington Reserve Oil & Gas Co., L.P    $1,828    11.1       $3,311    64.7%
--------------------------------------- -------  ----------  -------  ----------
Devon Energy Production Company              --     --        $  730    14.2%
--------------------------------------- -------  ----------  -------  ----------

One customer comprised 100% of the Company's international revenues for the year ended December 31, 2002 and we had no international sales year ended December 31, 2001.

Customer                                2002     % of total  2001     % of total
                                        Revenue  revenue     Revenue  revenue
--------------------------------------- -------  ----------  -------  ----------
Materiales Y Equipo Petroleos            $2,699    15.0       $  -        -
--------------------------------------- -------  ----------  -------  ----------

DEBT ISSUANCE COSTS

The costs related to the issuance of debt are capitalized and amortized to interest expense using the straight-line method over the maturity periods of the related debt. The maturity periods range from 2 to 5 years.

ADVERTISING

The Company expenses advertising costs as they are incurred. Advertising expenses for the years ended December 31, 2003, 2002, and 2001 totaled $41,000, $96,500 and $31,400, respectively.

INCOME TAXES

The Company has adopted the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, the deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

COMPREHENSIVE INCOME

SFAS No. 130, REPORTING COMPREHENSIVE INCOME requires the presentation and disclosure of all changes in equity from non-owner sources as "Comprehensive Income". The Company had no items of comprehensive income in the reported periods.

PERSONNEL RESTRUCTURING COSTS

The Company has recorded and classified separately from recurring selling, general and administrative costs of approximately $495,000 incurred to terminate and relocate several members of management that occurred in September 2002. BUSINESS ACQUISITION COSTS

The Company capitalizes direct costs associated with successful business acquisitions and expenses acquisition costs for unsuccessful acquisition efforts.

STOCK-BASED COMPENSATION

The Company accounts for its stock-based compensation using Accounting Principle Board Opinion No. 25 ("APB No. 25"). Under APB 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). The Company also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized under APB No. 25. Had compensation expense for the options granted been recorded based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, the Company's net income/(loss) and net income/(loss) per share for the years ended December 31, 2003, 2002, and 2001 would have been decreased to the pro forma amounts indicated below.

                                               FOR THE YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                              (in thousands, except per share
                                             2003          2002           2001
                                           --------      --------       --------
                                           (Restated)

Net income/ (loss):        As reported     $  2,271      $(3,969)       $(4,577)
                           Pro forma           (117)      (3,969)        (4,577)
                                           ========      ========       ========

Net (loss) per share:
        Basic              As reported     $  0.58       $ (1.05)       $ (5.80)
                           Pro forma         (0.03)        (1.05)         (5.80)
                                           ========      ========       ========

         Diluted           As reported     $  0.39       $ (1.05)       $ (5.80)
                           Pro forma         (0.02)        (1.05)         (5.80)
                                           ========      ========       ========

There were options granted in 2003 and 2001. See Note 12 for further disclosures regarding stock options.

                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                 2003         2002         2001
                                                 ----         ----         ----

Expected dividend yield                              0          --          --
Expected price volatility                      265.08%          --        100%
Risk-free interest rate                          6.25%          --        5.0%
Expected life of options                       7 years          --     4 years

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

The Company discloses the results of its segments in accordance with SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS No. 131"). The Company designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. At December 31, 2003 and 2002, the Company operates in three segments organized by service line: casing services, directional drilling services and compressed air drilling services. At December 31, 2001, the Company operated in only one segment. Please see Note 18 for further disclosure in accordance with SFAS No. 131.

PENSION AND OTHER POST RETIREMENT BENEFITS

SFAS No. 132, EMPLOYER'S DISCLOSURES ABOUT PENSION AND OTHER POST RETIREMENT BENEFITS ("SFAS No. 132"), requires certain disclosures about employers' pension and other post retirement benefit plans and specifies the accounting and measurement or recognition of those plans. SFAS No. 132 requires disclosure of information on changes in the benefit obligations and fair values of the plan assets that facilitates financial analysis. Please see Note 4 for further disclosure in accordance with SFAS No. 132.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Currently, the Company has no derivative instruments.

INCOME (LOSS) PER COMMON SHARE

The Company computes income (loss) per common share in accordance with the provisions of SFAS No. 128, EARNINGS PER SHARE ("SFAS No. 128"). SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Preferred dividends are deducted from net income (loss) and have been considered in the calculation of income available to common stockholders in computing basic earnings per share. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share or decrease loss per share) are excluded from diluted earnings per share. As a result of the Company's net loss for the years ended December 31, 2002 and 2001, common stock equivalents have been excluded because their effect would be anti-dilutive.

The components of basic and diluted earnings per share are as follows:

Year Ended December 31,2003,                                             2003
                                                                      (Restated)
                                                             (In thousands, except earnings
                                                                      per share)

Net income available for common stockholders (A)                       $  2,271

Weighted average outstanding shares of common stock (B)                   3,927

Dilutive effect of assumed conversion of preferred shares
and employee stock options and awards                                     1,834
                                                                       --------
Common stock and common stock equivalents (C)                             5,761

Earnings per share:
Basic (A/B)                                                            $   0.58
                                                                       =========

Diluted (A/C)                                                          $   0.39
                                                                       =========

NEW ACCOUNTING PRONOUNCEMENTS

In September 2003, the FASB approved SFAS No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY ("SFAS No. 150"). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The effect on the Company's financial position include the fact that beginning on July 1, 2003, redeemable warrants will be classified as liabilities and not shown in the mezzanine equity section of the balance sheet. The adoption of SFAS No. 150 could also affect the Company's debt covenant calculations for purposes of its bank loans. As of, December 31, 2003, the Company was in default of certain covenants at Jens' and Strata and has obtained waivers for these covenant defaults from its lender.

NOTE 2 - RESTATEMENT

In connection with the formation of AirComp in 2003, the Company and M-I contributed assets in exchange for a 55% interest and 45% interest, respectively, in AirComp. The Company originally accounted for the formation of AirComp as a joint venture, but in February 2005, determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, BUSINESS COMBINATIONS and accounting for the sale of an interest in a subsidiary in accordance with SAB No. 51. Consequently, the Company has restated its financial statements for the year ended December 31, 2003 and for the three quarters ended September 30, 2004, to reflect the following adjustments:

INCREASE IN BOOK VALUE OF FIXED ASSETS. Under joint venture accounting, the Company originally recorded the value of the assets contributed by M-I to AirComp at M-I's historical cost of $6,932,000. Under purchase accounting, the Company increased the recorded value of the assets contributed by M-I by approximately $3,337,000 to $10,269,000 to reflect their fair market value as determined by a third party appraisal. In addition, under joint venture accounting, the Company established negative goodwill which reduced fixed assets in the amount of $1,550,000. Under purchase accounting, the Company increased fixed assets by $1,550,000 to reverse the negative goodwill previously recorded. Therefore, fixed assets have been increased by a total of $4,887,000.

INCREASE IN MINORITY INTEREST AND PAID IN CAPITAL. Under purchase accounting, minority interest and paid in capital were increased by $1,499,000 and $955,000, respectively.

RECOGNITION OF NON-OPERATING GAIN. Under joint venture accounting, no gain or loss was recognized in connection with the formation of AirComp. Under purchase accounting, we recorded a $2,433,000 non-operating gain in the third quarter of 2003.

REDUCTION IN NET INCOME. As a result of the increase in fixed assets, during the year ended December 31, 2003 depreciation expense increased by $98,000 and minority interest expense decreased by $44,000, resulting in reduction in net income attributable to common stockholders of $54,000. As a result of recording the above non-operating gain and recording the reduction in income, net income attributed to common stockholders increased by $2,379,000.

A restated consolidated balance sheet at December 31, 2003, a restated consolidated of operations and a restated consolidated statement of cash flows for the year ended December 31, 2003, reflecting the above adjustments, is presented below. The amounts are in thousands, except for share amounts:

                                                                 At December 31, 2003
                                                                 --------------------
                                                           As          Restatement
                                                        Reported       Adjustments    As Restated
                                                        --------       -----------    -----------

ASSETS

Cash and cash equivalents                               $  1,299                      $  1,299
Trade receivables, net of allowance for
doubtful accounts                                          8,823                         8,823
Lease Receivable, current                                    180                           180
Prepaid expenses and other                                   887                           887
                                                        ---------                     ---------
Total current assets                                      11,189                        11,189

Property and equipment, net of accumulated
depreciation                                              26,339           4,789        31,128
Goodwill                                                   7,661                         7,661
Other intangible assets, net of accumulated
amortization                                               2,290                         2,290
Debt issuance costs, net of accumulated
amortization                                                 567                           567
Lease receivable, less current portion                       787                           787
Other Assets                                                  40                            40
                                                        ---------        --------     ---------
Total Assets                                            $ 48,873         $ 4,789      $ 53,662
                                                        =========        ========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt                     $ 3,992                      $  3,992
Trade accounts payable                                     3,133                         3,133

Accrued salaries, benefits and payroll taxes                 591                           591
Accrued interest                                             152                           152
Accrued expenses                                           1,761                         1,761
Accounts payable, related parties                            787                           787
                                                        ---------                     ---------
Total current liabilities                                 10,416                        10,416

Accrued postretirement benefit obligations                   545                           545
Long-term debt, net of current maturities                 28,241                        28,241
Other long-term liabilities                                  270                           270
Redeemable warrants                                        1,500                         1,500
Redeemable convertible preferred stock
including accrued dividends                                4,171                         4,171
                                                        ---------                     ---------
Total liabilities                                         45,143                        45,143

Commitments and Contingencies

Minority interests                                         2,523           1,455         3,978

COMMON STOCKHOLDERS' EQUITY

Common stock                                                  39                            39
Capital in excess of par value                             9,793             955        10,748
Accumulated (deficit)                                     (8,625)          2,379        (6,246)
                                                        ---------        --------     ---------

Total stockholders' equity                                 1,207           3,334         4,541
                                                        ---------        --------     ---------

Total liabilities and stockholders' equity              $ 48,873         $ 4,789      $ 53,662
                                                        =========        ========     =========

                                                                     Year Ended December 31, 2003
                                                                     ----------------------------
                                                                   As         Restatement        As
                                                                Reported      Adjustments     Restated
                                                                --------      -----------     --------
Revenues                                                        $ 32,724                      $ 32,724
Cost of revenues                                                  23,931             98         24,029
                                                                ---------      ---------      ---------

Gross margin                                                       8,793            (98)         8,695

General and administrative expense                                 6,169             --          6,169
                                                                ---------      ---------      ---------

Income/ (loss) from operations                                     2,624            (98)         2,526

Other income (expense):
Interest income                                                        3             --              3
Interest expense                                                  (2,467)            --         (2,467)
Minority interests in income of subsidiaries                        (387)            44           (343)
Settlement on lawsuit                                              1,034             --          1,034
Gain on sale of stock in a subsidiary                                 --          2,433          2,433
Other                                                                111             --            111
                                                                ---------      ---------      ---------

Total other income (expense)                                      (1,706)         2,477            771
                                                                ---------      ---------      ---------

Net income/ (loss) before income taxes                               918          2,379          3,297

Provision for foreign income tax                                    (370)            --           (370)
                                                                ---------      ---------      ---------

Net income/ (loss)                                                   548          2,379          2,927

Preferred stock dividend                                            (656)            --           (656)
                                                                ---------      ---------      ---------

Net income attributed to common stockholders                    $   (108)      $  2,379       $  2,271
                                                                =========      ========       =========

Income/ (loss) per common share - basic                         $  (0.03)                     $   0.58
                                                                =========                     =========

Income/ (loss) per common share - diluted                       $  (0.03)                    $   0.39
                                                                =========                     =========

Weighted average number of common shares outstanding:
        Basic                                                      3,927                          3,927
                                                                =========                      =========
        Diluted                                                    3,927                          5,761
                                                                =========                      =========

                                                                   Year Ended December 31, 2003
                                                                   ----------------------------
                                                                 As       Restatement
                                                              Reported     Adjustment     As Restated
                                                              --------     ----------     -----------
Cash flows from operating activities:
Net income/ (loss)                                           $    548       $  2,379      $   2,927
Adjustments to reconcile net income/ (loss) to net cash
provided by operating activities:
Depreciation expense                                            1,954             98          2,052
Amortization expense                                              884             --            884
Issuance of stock options for services                             --             --             --
Amortization of discount on debt                                  516             --            516
(Gain) / loss on change PBO liability                            (125)            --           (125)
(Gain) / loss on settlement of lawsuit                         (1,034)            --         (1,034)
(Gain) / loss on sale of interest in AirComp                       --         (2,433)        (2,433)
Minority interest in income of subsidiaries                       387            (44)           343
Loss on sale of property                                           82             --             82
Changes in working capital:
Decrease (increase) in accounts receivable                     (4,414)            --         (4,414)
Decrease (increase) in due from related party                      --             --             --
Decrease (increase) in other current assets                    (1,260)            --         (1,260)
Decrease (increase) in other assets                                 1             --              1
Decrease (increase) in lease deposit                              525             --            525
Increase (decrease) in accounts payable                         2,251             --          2,251
Increase (decrease) in accrued interest                          (126)            --           (126)
Increase (decrease) in accrued expenses                           397             --            397
Increase (decrease) in other long-term liabilities                 --             --             --
Increase (decrease) in accrued employee benefits and
payroll taxes                                                   1,293             --          1,293
                                                             ---------     ---------       ---------

Net cash provided by operating activities                       1,879             --          1,879

Cash flows from investing activities:
Recapitalization, net of cash received                             --                            --
Business acquisition costs                                         --                            --
Acquisition of MADSCO assets, net of cash acquired                 --                            --
Acquisition of Jens', net of cash acquired                         --                            --
Acquisition of Strata, net of cash acquired                        --                            --
Purchase of equipment                                          (5,354)                       (5,354)
Proceeds from sale-leaseback of equipment, net of lease
deposit                                                            --                            --
Proceeds from sale of equipment                                   843                           843
                                                             ---------                     ---------

Net cash (used) by investing activities                        (4,511)                       (4,511)

Cash flows from financing activities:
Proceeds from issuance of long-term debt                       14,127                        14,127
Payments on long-term debt                                    (10,826)                      (10,826)
Payments on related party debt                                   (246)                         (246)
Proceeds from issuance of common stock, net                        --                            --
Borrowing on lines of credit                                   30,537                        30,537
Pay,ents on lines of credit                                   (29,399)                      (29,399)
Debt issuance costs                                              (408)                         (408)
                                                             ---------                     ---------

Net cash provided (used) by financing activities                3,785                         3,785
                                                             ---------                     ---------

Net increase (decrease) in cash and cash equivalents            1,153                         1,153

Cash and cash equivalents:

Beginning of the year                                             146                           146
                                                             ---------                     ---------

End of the year                                              $  1,299                      $  1,299
                                                             =========                     =========

Supplemental information:

Interest paid                                                $  2,341                      $  2,341
                                                             =========                     =========

In addition, the accompanying 2003 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2003. As discussed in Note 8 to the accompanying financial statements, an adjustment was recorded in the fourth quarter of 2003 to reflect a change in estimate of the recoverability of foreign taxes paid in 2002 and 2003. The effect of the significant fourth quarter adjustment on the individual quarterly financial statements is as follows:

                                        Three Months     Three Months     Three Months
                                        Ended            Ended            Ended
                                        March 31, 2003   June 30, 2003    September 30, 2003
                                        --------------   -------------    ------------------
Net income (loss) attributed to
    common stockholders
Previously reported                     $   (183)        $  (330)         $  1,136
Adjustment - gain on sale of stock
in a subsidiary                               --              --             2,433
Adjustment - depreciation expense             --              --               (49)
Adjustment - minority interest expense        --              --                22
Adjustment - foreign tax expense            (158)            (92)              (93)
Restated                                    (341)           (422)            3,449

Net income (loss) per share, basic
    and diluted
Previously reported                     $  (0.05)        $ (0.10)         $   0.29
Total adjustments                          (0.04)          (0.00)             0.58
Restated                                   (0.09)          (0.10)             0.87

Certain amounts in the accompanying statement of operations for the year ended December 31, 2002 have been reclassified to conform to the restatement including the reclassification of the foreign income taxes from cost of goods sold to foreign tax expense.

NOTE 3 - EMERGENCE FROM CHAPTER 11

Allis-Chalmers Energy Inc. emerged from Chapter 11 proceedings on October 31, 1988 under a plan of reorganization, which was consummated on December 2, 1988. The Company was thereby discharged of all debts that arose before confirmation of its First Amended and Restated Joint Plan of Reorganization ("Plan of Reorganization"), and all of its capital stock was cancelled and made eligible for exchange for shares of common stock of the reorganized Company. On May 9, 2001, the reverse merger with OilQuip described in Note 1 constituted the event whereby the exchange of shares of common stock of the reorganized Company occurred.

NOTE 4 - PENSION AND POST RETIREMENT BENEFIT OBLIGATIONS

PENSION PLAN
------------

In 1994, the Company's independent pension actuaries changed the assumptions for mortality and administrative expenses used to determine the liabilities of the Allis-Chalmers Consolidated Pension Plan (the "Consolidated Plan"), and as a result the Consolidated Plan was under funded on a present value basis. The Company was unable to fund its obligations and in September 1997 obtained from the Pension Benefit Guaranty Corporation ("PBGC") a "distress" termination of the Consolidated Plan under section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The PBGC agreed to a plan termination date of April 14, 1997. The PBGC became trustee of the terminated Consolidated Plan on September 30, 1997. Upon termination of the Consolidated Plan, the Company and its subsidiaries incurred a liability to the PBGC that the PBGC estimated to be approximately $67.9 million (the "PBGC Liability").

In September 1997, the Company and the PBGC entered into an agreement in principle for the settlement of the PBGC Liability, which required, among other things, satisfactory resolution of the Company's tax obligations with respect to the Consolidated Plan under Section 4971 of the Internal Revenue Code of 1986, as amended ("Code"). In August 1998, the Company and the Internal Revenue Service ("IRS") settled the Company's tax liability under Code Section 4971 for $75,000.

In June 1999, the Company and the PBGC entered into an agreement for the settlement of the PBGC Liability (the "PBGC Agreement"). Pursuant to the terms of the PBGC Agreement, the Company issued 117,020 shares of its common stock to the PBGC, reducing the pension liability by the estimated fair market value of the shares to $66.9 million (the Company has a right of first refusal with respect to the sale of such shares). In connection with the PBGC Agreement, the Company and the PBGC entered into the following agreements: (i) a Registration Rights Agreement (the "Registration Rights Agreement"); and (ii) a Lock-Up Agreement by and among Allis-Chalmers, the PBGC, and others. In connection with the merger with OilQuip described below, the Lock-Up Agreement was terminated and the Registration Rights Agreement was amended to provide the PBGC the right to have its shares of common stock registered under the Securities Act of 1933 on Form S-3 during the 12 month period following the Merger (to the extent the Company is eligible to use Form S-3 which it currently is not) and thereafter to have its shares registered on Form S-1 or S-2.

In order to satisfy and discharge the PBGC Liability, the PBGC Agreement provided that the Company had to either: (i) receive, in a single transaction or in a series of related transactions, debt financing which made available to the Company at least $10 million of borrowings or (ii) consummate an acquisition, in a single transaction or in a series of related transactions, of assets and/or a business where the purchase price (including funded debt assumed) is at least $10 million ("Release Event").

The merger with OilQuip (the "Merger") on May 9, 2001 (as described in Note 1) constituted a Release Event, which satisfied and discharged the PBGC Liability. In connection with the Merger, the Company and the PBGC agreed that the PBGC should have the right to appoint one member of the Board of Directors of the Company for so long as it holds at least 23,404 shares of the common stock. In connection with the Merger, the Lock-Up Agreement was terminated in its entirety. As of December 31, 2003 and 2002, the Company is no longer liable for any obligations of the Consolidated Plan.

MEDICAL AND LIFE
----------------

Pursuant to the Plan of Reorganization, the Company assumed the contractual obligation to Simplicity Manufacturing, Inc. (SMI) to reimburse SMI for 50% of the actual cost of medical and life insurance claims for a select group of retirees (SMI Retirees) of the prior Simplicity Manufacturing Division of Allis-Chalmers. The actuarial present value of the expected retiree benefit obligation is determined by an actuary and is the amount that results from applying actuarial assumptions to (1) historical claims-cost data, (2) estimates for the time value of money (through discounts for interest) and (3) the probability of payment (including decrements for death, disability, withdrawal, or retirement) between today and expected date of benefit payments. As of December 31, 2003 and 2002, the Company has recorded post-retirement benefit obligations of $545,000 and $670,000, respectively, associated with this transaction.

401(k) SAVINGS PLAN

On January 1, 2003 the Company adopted the 401(k) Profit Sharing Plan (the "Plan"). The Plan is a defined contribution savings plan designed to provide retirement income to eligible employees of the Company and its subsidiaries. The Plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. It is funded by voluntary pre-tax contributions from eligible employees who may contribute a percentage of their eligible compensation, limited and subject to statutory limits. The Plan is also funded by discretionary matching employer contributions from the Company. Eligible employees cannot participate in the Plan until they have attained the age of 21 and completed six-months of service with the Company. Upon leaving the Company, each participant is 100% vested with respect to the participants' contributions while the Company's matching contributions are vested over a three-year period in accordance with the Plan document. Contributions are invested, as directed by the participant, in investment funds available under the Plan. Matching contributions of approximately $10,000 were paid in 2003.

NOTE 5 - ACQUISITIONS

On February 6, 2001, Mountain Air acquired the business and certain assets of MADSCO, a private company, for $10,000,000 (including a $200,000 deposit paid in 2000) in cash and a $2,200,000 promissory note to the sellers (with interest at 5 3/4 percent and principal and interest due February 6, 2006). The acquisition was accounted for as a business combination using the purchase method of accounting. Goodwill of $3,661,000 and other identifiable intangible assets of $800,000 were recorded on consolidation.

On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers. In the Merger, all of OilQuip's outstanding common stock was converted initially into 80,000 shares of Allis-Chalmers' common stock plus 1,920,000 shares of Allis-Chalmers' common stock issued on October 15, 2001. The acquisition was accounted for using the purchase method of accounting as a reverse acquisition. Other identifiable intangible assets of $1,009,000 were recorded on consolidation. Effective on the date of the merger, OilQuip retroactively became the reporting company. As a result, financial statements prior to the merger are those of OilQuip.

The Company completed two acquisitions and related financing on February 6, 2002.

The Company purchased 81% of the outstanding stock of Jens'. Jens' supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. The Company also purchased substantially all the outstanding common stock and preferred stock of Strata. Strata provides high-end directional and horizontal drilling technology for specific targeted reservoirs that cannot be reached vertically.

The aggregate purchase price for Jens' and Strata was (i) $10,250,000 in cash,
(ii) a $4,000,000 note payable due in four years, (iii) $1,234,560 for a non-compete agreement payable over five years, (iv) 1,591,542 shares of common stock of the Company, (v) 3,500,000 shares of a newly created Series A 10% Cumulative Convertible Preferred Stock of the Company ("Preferred Stock") and
(vi) an additional payment estimated to be from $1,000,000 to $1,250,000, based upon Jens' working capital on February 1, 2002. The actual working capital adjustment was approximately $983,000. In addition, in connection with the Strata acquisition, Energy Spectrum Partners LP was issued warrants to purchase 87,500 shares of Company common stock at an exercise price of $0.75 per share.

The acquisitions were accounted for using the purchase method of accounting. Goodwill of $4,168,000 and other identifiable intangible assets of $2,035,000 were recorded with consolidation of the acquisitions.

In July 2003, through the subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I L.L.C. ("M-I"), a joint venture between Smith International and Schlumberger N.V. (Schlumberger limited), to form a Texas limited liability company named AirComp LLC ("AirComp").

Pursuant to the terms of the AirComp operating agreement, the Company contributed approximately $6.3 million in assets through its subsidiary Mountain Air in exchange for a 55% ownership in AirComp and M-I contributed approximately $10.3 million in exchange for a 45% ownership in AirComp. The assets contributed by Mountain Air were recorded at historical cost basis and the assets contributed by M-I were contributed at fair market value. As a result of the Company's controlling interest and operating control, the Company has consolidated AirComp in its financial statements. AirComp is in the compressed air drilling services industry

The following unaudited pro forma consolidated summary financial information illustrates the effects of the formation of AirComp on the Company's results of operations as of December 31, 2003 and the acquisitions of Jens' and Strata on the Company's results of operations for December 31, 2002, based on the historical statements of operations, as if the transactions had occurred as of the beginning of the periods presented.

                                                    Year Ended December 31,
                                                          (UNAUDITED)
                                                (in thousands, except per share)
                                                     2003               2002
Revenues                                           $ 34,446          $ 19,142

Operating income (loss)                            $  3,008          $   (401)

Net income ( loss)                                 $    411          $ (4,431)

Net income (loss) per common share

       Basic                                       $   0.10          $  (1.18)
       Diluted                                     $   0.07          $  (1.18)

NOTE 6 - DISCONTINUED OPERATIONS

On December 12, 2001, the Company consummated the sale of its wholly-owned subsidiary, HDS, to the general manager of HDS (the "Buyer"), in a management buy-out with an effective date of November 30, 2001. Under the terms of the sale, the Company received a promissory note from the Buyer in the amount of $790,500 due on November 30, 2007, secured by certain HDS equipment. The note was to accrue interest at a rate of 7% through the payment date. On September 30, 2002, the Company received cash in the amount of $600,000 and recorded $191,000 in factoring costs related to the early termination of the promissory note from the buyer of HDS. A loss on the sale of approximately $2.0 million was recorded in the year ended December 31, 2001.

In conjunction with the sale of HDS, the Company formally discontinued the operations segment related to precision machining of rotating equipment in 2001. All assets involved in the discontinued operation were disposed of prior to December 31, 2001.

The operating results of the business sold have been reported separately as discontinued operations in the accompanying statement of operations and consists of the following:

                       Period May 9, 2001 through
                            November 30, 2001
                             (in thousands)

Revenues                                                                $ 1,925
Cost of Sales                                                             1,486
                                                                        --------

Gross Profit                                                                439
Operating expenses                                                          594
Depreciation and amortization                                               124
                                                                        --------

(Loss) from operations (279)

Other (expense) income
        Interest expense                                                    (12)
                                                                        --------

(Loss) from discontinued operations                                     $  (291)
                                                                        ========

Loss on sale of discontinued operations                                 $(2,013)
                                                                        ========

NOTE 7 - PROPERTY AND OTHER INTANGIBLES ASSETS

Property and equipment is comprised of the following at December 31:

                                                         Depreciation
                                                            Period           2003         2002
                                                                             ----         ----
                                                                          (Restated)
Land                                                                     $      27    $       25
Building and improvements                                 15 - 20 years        729           706
Machinery and equipment                                     3 -15 years     28,860        14,674
Tools, furniture, fixtures and leasehold improvements       3 - 7 years      4,098         4,059
                                                                         ----------   -----------

Total                                                                    $  33,714    $   19,464

Less: accumulated  depreciation                                             (2,586)       (2,340)
                                                                         ----------   -----------

Property and equipment, net                                              $  31,128    $   17,124
                                                                         ==========   ===========

Intangible assets are as follows at December 31:

                                                        Amortization
                                                           Period           2003          2002
                                                                            ----          ----

Intellectual Property                                          20 years  $   1,009    $    1,009
Non-compete agreements                                      3 - 5 years      1,535         1,535
Other intangible assets                                    3 - 10 years      1,000         1,000
                                                                         ----------   -----------

Total                                                                    $   3,544    $    3,544

Less: accumulated  amortization                                             (1,254)         (726)
                                                                         ----------   -----------

Intangibles assets, net                                                  $   2,290    $    2,818
                                                                         ==========   ===========

                                          2003                                2002
                           Gross   Accumulated   Current year   Gross   Accumulated   Current year
                           Value   amortization  amortization   value   amortization  amortization
                           ------  ------------  ------------   ------  ------------  ------------

Intellectual property     $1,009   $        183  $         46   $1,009  $        137  $          46

Non-compete agreements     1,535            731           347    1,535           384            324

Other intangible assets    1,000            340           135    1,000           205            132
                          ------   ------------  ------------   ------  ------------  -------------
Total                     $3,544   $      1,254  $        528   $3,544  $        726  $         502
                          ======   ============  ============   ======  ============  =============

Amortization of intangible assets at December 31, is as follows:

                                             INTANGIBLE AMORTIZATION BY PERIOD
                                             ---------------------------------
                                                     (in thousands)
                                                  Year ended December 31,
                                                                                     2008 and
                                         2004      2005        2006        2007     thereafter
                                     ----------  ----------  ----------  ----------  ----------
Intangible Assets Amortization

Intellectual property                $      50   $      50   $      50   $      50   $     625
Non-compete agreements                     286         250         247          21          --
Other intangible assets                    135         135          99          65         226
                                     ----------  ----------  ----------  ----------  ----------

Total Intangible Amortization        $     471   $     435   $     396   $     136   $     851
                                     ==========  ==========  ==========  ==========  ==========

                                      F-22

NOTE 8 - INCOME TAXES

Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. A valuation allowance is established for deferred tax assets when management, based upon available information, considers it more likely than not that a benefit from such assets will not be realized. The Company has recorded a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities as the Company was unable to determine that it is more likely than not that the deferred tax asset will be realized.

The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a "change of ownership" as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit the Company's utilization of its net operating loss and tax credit carry forwards, and could be triggered by a public offering or by subsequent sales of securities by the Company or its stockholders.

Deferred income tax assets and the related allowance as of December 31, 2003 and 2002 are as follows:

                                                            2003          2002
                                                          ---------    ---------
Deferred non-current income tax assets:
Net future tax deductible items                           $    500     $    500
Net operating loss carry forwards                            2,975        2,033
A-C Reorganization Trust claims                             35,000       35,000
                                                          ---------    ---------

Total deferred non-current income tax assets                38,475       37,533

Valuation allowance                                        (38,475)     (37,533)
                                                          ---------    ---------

Net deferred non-current income taxes                     $     --     $     --
                                                          =========    =========

Net operating loss carry forwards for tax purposes at December 31, 2003 and 2002 are estimated to be $8.5 million and $5.9 million, respectively, expiring through 2022.

Net future tax-deductible items relate primarily to differences in book and tax depreciation and amortization and to compensation expense related to the issuance of stock options. Gross deferred tax liabilities at December 31, 2003 and 2002 are not material.

The Company and its subsidiaries file a consolidated U.S. federal income tax return. The Company has no current tax expense for the years ended December 31, 2003, 2002 and 2001, respectively. The Company and specifically, its Jens' subsidiary, does pay foreign income taxes within the country of Mexico related to its earnings on Mexico revenues. The Company paid $370,000 and $270,000 in foreign income taxes to Mexico during the years ended December 31, 2003 and 2002, respectively. There is approximately $640,000 of U.S. foreign tax credits available to the Company and of that amount, the Company has determined that approximately $205,000 will be recoverable in a future period by applying the credits back to the taxable income of the Jens' subsidiary in 2001 and 2000. The $205,000 of recoverable foreign income taxes has been recorded as "other current assets" on the accompanying balance sheet of the Company as of December 31, 2003. The remaining $435,000 of available U.S. foreign tax credits may or may not be recoverable by the Company depending upon the availability of taxable income in future years and therefore, have not been recorded as an asset as of December 31, 2003. The foreign tax credits available to the Company begin to expire in the year 2007.

The following table reconciles income taxes based on the U.S. statutory tax rate to the Company's income tax expense from continuing operations:

                                                             2003       2002       2001
                                                           ---------  ---------  -------

Income tax expense based on the U.S. statutory tax rate    $     --   $     --   $   --

Foreign income subject to foreign taxes a rate different
  than the U.S. statutory rate                              370,468    269,568       --
                                                           ---------  ---------  -------

Total                                                      $370,468   $269,568   $   --
                                                           =========  =========  =======

The Plan of Reorganization established the A-C Reorganization Trust to settle claims and to make distributions to creditors and certain stockholders. The Company transferred cash and certain other property to the A-C Reorganization Trust on December 2, 1988. Payments made by the Company to the A-C Reorganization Trust did not generate tax deductions for the Company upon the transfer but generate deductions for the Company as the A-C Reorganization Trust makes payments to holders of claims.

The Plan of Reorganization also created a trust to process and liquidate product liability claims. Payments made by the A-C Reorganization Trust to the product liability trust did not generate current tax deductions for the Company. Deductions are available to the Company as the product liability trust makes payments to liquidate claims or incurs other expenses.

The Company believes the above-named trusts are grantor trusts and therefore includes the income or loss of these trusts in the Company's income or loss for tax purposes, resulting in an adjustment of the tax basis of net operating and capital loss carry forwards. The income or loss of these trusts is not included in the Company's results of operations for financial reporting purposes.

NOTE 9 - DEBT

Debt is as follows at:

                                                                Year Ended December 31,
                                                                    (in thousands)
                                                                    --------------
                                                                    2003      2002
                                                                  --------  --------
Debt of Mountain Air
Line of Credit with Wells Fargo                                   $    --   $   330
Note payable to Wells Fargo - Term Note                                --     2,392
Note payable to Wells Fargo - Subordinated Debt, net                   --     1,783
Note payable to Wells Fargo - Equipment Term Note                      --       160
Note payable to Wells Fargo - Equipment leasing                       247        --
Note payable to Seller of Mountain Air Drilling Service Company     1,511     2,200

Debt of Jens'
Line of Credit with Wells Fargo                                        26        67
Note payable to Wells Fargo - Term Note                             4,654     3,369
Note payable to Wells Fargo - Real Estate Note                        207       384
Subordinated Note payable to Seller of Jens'                        4,000     4,000
Note payable to Seller of Jens' for non-compete agreement             761     1,008
Note payable to Texas State Bank - Term Note                          354        --

Debt of Strata
Line of Credit with Wells Fargo                                     2,413     1,275
Note payable to Wells Fargo - Term Note                                --     1,041
Vendor financing                                                    2,383       455
Note payable to former stockholder                                     --        12

Debt of Allis-Chalmers
Notes payable to certain former Directors                             386       370
Note payable to Wells Fargo - Subordinated debt                     2,675     2,375

Debt of AirComp
Line of Credit with Wells Fargo                                       369        --
Note payable to Wells Fargo - Term Note                             7,429        --
Subordinated Note Payable to M-I L L C                              4,818        --
                                                                  --------  --------

Total Debt                                                        $32,233   $21,221

Less: short-term debt and current maturities                        3,992    13,890
                                                                  -------   -------
Long-term debt obligations                                        $28,241   $ 7,331
                                                                  ========  ========

The debt above is stated as of December 31, 2003 and 2002, net of the remaining put obligations totaling approximately $325,000 and $842,000, respectively that are disclosed further in "REDEEMABLE WARRANTS" below. As of December 31, 2003 and 2002, the gross debt is equal to approximately $32,558,000 and $22,063,000, respectively.

Substantially all of the Company's assets are pledged as collateral to the outstanding debt agreements. As of December 31, 2003, the Company's weighted average interest rate for all of its outstanding debt is approximately 6.34%. As of December 31, 2002, the Company's weighted average interest rate for all of its outstanding debt was approximately 8.5%.

Maturities of debt obligations at December 31, 2003 are as follows:

                                                   Maturities of Debt
                                                   ------------------
                                                    (in thousands)
Year Ended:
December 31, 2004                                    $      3,992
December 31, 2005                                           9,465
December 31, 2006                                           7,973
December 31, 2007                                           5,950
December 31, 2008 and thereafter                            4,853
                                                     -------------

Total                                                $     32,233
                                                     =============

The debt agreements are as follows:

MOUNTAIN AIR

NOTES PAYABLE TO WELLS FARGO - EQUIPMENT LEASING - A term loan in the original amount of $267,000 at an interest rate of 5%, interest payable monthly, with monthly principal payments of $5,039 due on the last day of the month. The maturity date of the loan is June 30, 2008. The balance at December 31, 2003 was $247,000.

NOTE PAYABLE TO SELLER OF MOUNTAIN AIR DRILLING SERVICE COMPANY ("MADSCO") - A note to the sellers of MADSCO assets in the original amount of $2,200,000 at 5.75% simple interest was reduced to $1,469,151 as a result of the settlement of a legal action against the sellers. The principal and accrued interest is due on September 30, 2007 in the amount of $1,863,195. See Note 16 for information regarding the modification to the terms of this agreement. The balance at December 31, 2003 was $1,511,000.

JENS'

NOTE PAYABLE TO WELLS FARGO CREDIT, INC. - TERM NOTE - A term loan in the original amount of $4,042,396 was amended in October 2003 to $5,100,000 at a floating interest rate (6.0% at December 31, 2003) with monthly principal payments of $85,000 plus 25% of Jens' receipt of any payment from Maytep. The maturity date of the loan was January 31, 2005 but in April 2004 was extended to January 31, 2006. The balance at December 31, 2003 was $4,654,000.

NOTE PAYABLE TO WELLS FARGO CREDIT INC. - REAL ESTATE NOTE - A real estate loan in the amount of $532,000 at floating interest rate (6.0% at December 31, 2003) with monthly principal payments of $14,778 plus accrued interest. The principal will be due on January 31, 2005. The balance at December 31, 2003 was $207,000.

LINE OF CREDIT WITH WELLS FARGO CREDIT, INC. - At December 31, 2003, Jens' had a $1,000,000 line of credit at Wells Fargo Credit, Inc., of which $26,000 was outstanding at December 31, 2003. The committed line of credit is due on January 31, 2005 but in April 2003 was extended to January 31, 2006. Interest accrues at a floating rate plus 3% (7.0% at December 31, 2003) for the committed portion. Additionally, Jens' pays a 0.5% fee for the uncommitted portion.

SUBORDINATED NOTE PAYABLE TO SELLER OF JENS' - A subordinated seller's note in the original amount of $4,000,000 at 7.5% simple interest. At December 31, 2003, $533,000 of interest was accrued and was included in accounts payable, related parties. The principal and interest are due on January 31, 2006. The note is subordinated to the rights of the Company's bank lenders.

NOTE PAYABLE TO SELLER OF JENS' FOR NON-COMPETE AGREEMENT - In conjunction with the purchase of Jens' (Note 5), the Company agreed to cause Jens' to pay a total of $1,234,560 to the Seller of Jens' in exchange for a non-compete agreement signed simultaneously. Jens' is to make monthly payments of $20,576 through the period ended January 31, 2007. As of December 31, 2003 the balance was approximately $761,000, including $247,000 classified as short-term.

NOTE PAYABLE TO TEXAS STATE BANK - TERM NOTE - A term loan in the original amount of $397,080 at a floating interest rate (6.0% at December 31, 2003) with monthly principal payments of $11,000 plus interest. The maturity date of the loan is September 17, 2006. As of December 31, 2003, the outstanding balance was $354,000.

STRATA

VENDOR FINANCING - In December 2003, Strata entered into a short-term vendor financing agreement in the original amount of $1,746,000 with a major supplier of drilling motors for drilling motor rentals, motor lease costs and motor repair costs. The agreement provides for repayment of all amounts due no later than December 30, 2005. Payment of the interest on the note is due monthly and three principal payments are due in October 2004, April 2005 and December 2005. The vendor financing incurs interest at a rate of 8.0%. As of December 31, 2003, the outstanding balance was approximately $1,746,000.

VENDOR FINANCING - In October 2003, Strata entered into a short-term vendor financing agreement in the original amount of $779,000 with a major supplier of drilling motors for the purchase of fifty (50) drilling motors. The agreement provides for repayment of all amounts due no later than October 31, 2004. Payment on the note is due monthly in the amount of $71,000 plus interest. The vendor financing incurs interest at a rate of 8.0%. As of December 31, 2003, the outstanding balance was approximately $637,000.

LINE OF CREDIT WITH WELLS FARGO CREDIT, INC. - At December 31, 2003, Strata has a $2,500,000 line of credit at Wells Fargo Credit, Inc., of which $2,413,000 was outstanding at December 31, 2003. The committed line of credit was due on January 31, 2005 but in April 2004 was extended to January 31, 2006. Interest accrues at a floating interest rate plus 3% (7.0% at December 31, 2003) for the committed portion. Additionally, Strata pays a 0.5% annual fee for the uncommitted portion.

ALLIS-CHALMERS

NOTES PAYABLE TO WELLS FARGO ENERGY CAPITAL, INC. - Subordinated Debt And Amortization Of Redeemable Warrant - Secured subordinated debt issued to partially finance the acquisitions of Jens' and Strata in the original amount of $3,000,000 at 12% interest payable monthly. Of this amount, $2,675,000 was outstanding on December 31, 2003. The principal was due on January 31, 2005 but in April 2004 was extended to February 1, 2006. In connection with incurring the debt, the Company issued redeemable warrants valued at $900,000, which have been recorded as a discount to the subordinated debt and as a liability (see Redeemable Warrants below and Note 13). The discount is amortizable over three years beginning February 6, 2002 as additional interest expense of which $300,000 was recognized for the year ended December 31, 2003. The debt is recorded at $2,675,000 at December 31, 2003, net of the unamortized portion of the put obligation.

NOTES PAYABLE TO CERTAIN FORMER DIRECTORS - The Allis-Chalmers Board established an arrangement by which to compensate former and continuing Board members who had served from 1989 to March 31, 1999. Pursuant to the arrangement in 1999, Allis-Chalmers issued promissory notes totaling $325,000 to current or former directors and officers. The notes bear interest at the rate of 5%, compounded quarterly, and are due March 28, 2005. At December 31, 2003, the notes were recorded at $386,000, including accrued interest.

REDEEMABLE WARRANTS - The Company issued redeemable warrants that are exercisable for up to 233,000 shares of the Company's common stock at an exercise price of $0.75 per share ("Warrants A and B") and non-redeemable warrants that are exercisable for a maximum of 67,000 shares of the Company's common stock at $5.00 per share ("Warrant C"). The warrants were issued in connection with the issuance of a subordinated debt instrument for Mountain Air in 2001, subsequently repaid in connection with the formation of AirComp in July 2003 and the related issuance of the $3 million subordinated debt discussed above (collectively, the "Subordinated Debt"). Warrants A and B are subject to cash redemption provisions ("puts") in the amount of $600,000 and $900,000, respectively, at the discretion of the warrant holders beginning at the earlier of the final maturity date of the Subordinated Debt or three years from the closing of the Subordinated Debt (January 31, 2005). Warrant C does not contain any such puts or provisions. In April 2004 the maturity date of the debt was extended to February 1, 2006. The Company has recorded a liability of $600,000 at Mountain Air and $900,000 at Allis-Chalmers for a total of $1,500,000 and is amortizing the effects of the puts to interest expense over the life of the Subordinated Debt.

GUARANTEE OF SUBSIDIARY OBLIGATIONS. The Company guarantees many of its subsidiaries' obligations. In addition, the Company's Chief Executive Officer and Chairman, Munawar H. Hidayatallah, and his wife, guarantee substantially all of the Company's obligations.

AIRCOMP LLC

LINE OF CREDIT WITH WELLS FARGO BANK - a $1,000,000 line of credit at Wells Fargo bank, of which $369,000 was outstanding at December 31, 2003. Interest accrues at a floating interest rate plus 2.25% (6.25% at December 31, 2003) for the committed portion and is payable quarterly starting in September 2003. Additionally, AirComp pays a 0.5% annual fee for the uncommitted portion. The line of credit must be repaid on June 27, 2007.

NOTES PAYABLE TO WELLS FARGO - TERM NOTE - A term loan in the original amount of $8,000,000 at variable interest rates related to the Prime or LIBOR rates (4.09% at December 31, 2003), interest payable quarterly, with quarterly principal payments of $286,000 due on the last day of the quarter beginning in July 2003. The maturity date of the loan is June 27, 2007. The balance at December 31, 2003 was $7,429,000.

NOTE PAYABLE TO WELLS FARGO - EQUIPMENT TERM LOAN - A delayed draw term loan in the amount of $1,000,000 with interest at a rate equal to the LIBOR rate plus 2.0% to 2.75%, with quarterly payments of interest and quarterly payments of principal equal to 5% of the outstanding balance commencing in the first quarter of 2005. The maturity date of the loan is June 27, 2007. AirComp has not yet drawn down on this note and there was no outstanding balance at December 31, 2003.

NOTE PAYABLE TO M-I L.L.C. - SUBORDINATED DEBT - Subordinated debt in the amount of $4,818,000 bearing an annual interest rate of 5% in conjunction with the joint venture. The note is due and payable when M-I sells its interest or a termination of AirComp occurs. At December 31, 2003, $120,000 of interest was accrued and included in accrued interest.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company rents office space on a five-year lease, which expires February 5, 2006. The Company and its subsidiaries also rent certain other facilities and shop yards for equipment storage and maintenance. Facility rent expense for the years ended December 31, 2003, 2002 and 2001 was $370,000, $303,000 and $90,000,
respectively. The Company has no further lease obligations.

At December 31, 2003, future minimum rental commitments for all operating leases are as follows:

                                                            Operating Leases
                                                            ----------------
                                                             (in thousands)
Year Ended:
December 31, 2004                                            $       318
December 31, 2005                                                    207
December 31, 2006                                                    116
December 31, 2007                                                    115
December 31, 2008 and thereafter                                      58
                                                             ------------

Total                                                        $       814
                                                             ============

NOTE 11 - STOCKHOLDERS' EQUITY

The equity and per share data on the financial statements as of December 31, 2001 have been presented so as to give effect to the recapitalization of the Company, which occurred in the reverse acquisition of Allis-Chalmers on May 9, 2001. Under the recapitalization, the original number of shares outstanding of the formerly private OilQuip is considered to have been exchanged for the 2,000,000 shares of Allis-Chalmers that were issued on the date of the reverse acquisition to the owners of OilQuip.

For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of Mountain Air. However, for accounting purposes OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers. The business combination was accounted for as a purchase. As a result, $2,779,000, the value of the Allis-Chalmers common stock outstanding at the date of acquisition, was added to stockholders' equity, which reflects the recapitalization of Allis-Chalmers and the reorganization of the combined company.

On February 6, 2002, in connection with the acquisition of 81% of the outstanding stock of Jens' (Note 5), the Company issued 265,591 shares of common stock to the seller of Jens', an individual presently employed as the President of the Company. The business combination was accounted for as a purchase. As a result, $630,000, the fair value of the Company's common stock issued at the date of the acquisition, was added to stockholders' equity.

On February 6, 2002, in connection with the acquisition of 95% of the outstanding stock of Strata (Note 5), the Company issued 1,311,973 shares of common stock to the seller of Strata, Energy Spectrum. The business combination was accounted for as a purchase. As a result, $2,952,000, the fair value of the Company's common stock issued at the date of the acquisition, was added to stockholders' equity.

On May 31, 2002, the Company acquired the remaining 5% of the outstanding stock of Strata and issued 17,500 shares of common stock to the seller, Energy Spectrum. As a result, $153,000, the fair value of the Company's common stock issued at the date of the purchase, was added to stockholders' equity.

In connection with the Strata purchase, the Company authorized the creation of Preferred Stock. The Preferred Stock has cumulative dividends at ten percent per annum payable in additional shares of Preferred Stock or if elected and declared by the Company, in cash. Additionally, the Preferred Stock was convertible into common stock of the Company. The Preferred Stock is also subject to mandatory redemption on or before February 4, 2004 or earlier from the net proceeds of new equity sales and optional redemption by the Company at any time. The redemption price of the Preferred Stock was $1.00 per share plus accrued but unpaid dividends.

The Preferred Stock, including accrued dividends, was converted into 1,718,090 shares of common stock on April 2, 2004 (See, "Recent Developments").

For the year ended December 31, 2003, the Company has accrued $671,000 of dividends payable to the Preferred Stock holders. No dividends have been declared or paid to date.

In connection with the Strata Acquisition, the Company issued to Energy Spectrum a warrant to purchase 87,500 shares of the Company's common stock at an exercise price of $0.75 per share, and on February 19, 2003, the Company issued an additional warrant to purchase 175,000 shares of the Company's common stock at an exercise price of $0.75 per share. The warrant issued on February 19, 2003 was valued in accordance with the Black-Scholes valuation model at approximately $306,000. The fair value of this warrant issuance was recorded similar to a preferred share dividend.

In connection with the formation of AirComp in July 2003, the Company recorded $955,000, as the effect of the consolidation of the AirComp venture in which the Company realized a benefit by elimination of its negative investment in the cost basis of the venture. The business combination was accounted for as a purchase. As a result, the Company recognized the benefit of $955,000 as an increase in its stockholders equity rather than as period income.

NOTE 12 - STOCK OPTIONS

In 2000, in conjunction with the promissory notes issued to certain current and former Directors (Note 9), Allis-Chalmers' Board of Directors also granted stock options to these same individuals. Options to purchase 4,800 shares of common stock were granted with an exercise price of $2.75. These options vested immediately and may be exercised any time prior to March 28, 2010. As of December 31, 2003, none of the stock options were exercised. No compensation expense has been recorded for these options that were issued with an exercise price equal to the fair value of the common stock at the date of grant.

On May 31, 2001, the Board granted to Leonard Toboroff, a director of Allis-Chalmers, an option to purchase 100,000 shares of common stock at $2.50 per share, exercisable for 10 years from October 15, 2001. The option was granted for services provided by Mr. Toboroff to OilQuip prior to the merger, including providing financial advisory services, assisting in OilQuip's capital structure and assisting OilQuip in finding strategic acquisition opportunities. The Company recorded compensation expense of $500,000 for the issuance of the option for the year ended December 31, 2001.

On December 16, 2003, the Board granted to the employees of the Company options to purchase 854,500 shares of common stock, and issued options to purchase 14,000 shares of common stock to non-employee directors and to Energy Spectrum Partners LP as compensation for services rendered by directors in 2002 and 2003. As further disclosed in Note 1, the Company accounts for its stock-based compensation using APB No. 25. The Company has adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized for these options. These options are exercisable for 10 years from December 16, 2003 at $2.75 per share. As of December 31, 2003, none of the stock options were exercised.

A summary of the Company's stock option activity and related information is as follows:

                            December 31, 2003                December 31, 2002                December 31, 2001
                                        Weighted Avg.                  Weighted Avg.                      Weighted Avg.
                       Shares Under       Exercise     Shares Under      Exercise       Shares Under        Exercise
                          Option           Price          Option           Price           Option            Price
                      ---------------- -------------- --------------- ---------------- ----------------- --------------
Beginning balance             104,800        $  3.00         104,800         $   3.00             4,800       $  13.75
Granted                       868,500           2.75               -                -           100,000           2.50
Canceled                            -              -               -                -                 -              -
Exercised                           -              -               -                -                 -              -
                      ---------------- -------------- --------------- ---------------- ----------------- --------------

Ending balance                973,300        $  2.78         104,800         $   3.00           104,800       $   3.02
                      ================ ============== =============== ================ ================= ==============

The following table summarizes additional information about the Company's stock options outstanding as of December 31, 2003:

       Fair Value                              Weighted Average Remaining
       Exercise Price    Shares Under Option       Contractual Life         Weighted Average
       ----------------  --------------------  --------------------------  ------------------
       $ 2.50                        100,000          7.75 years                    $5.00
       $13.75                          4,800          6.25 years                    $9.85
       $ 2.75                        868,500         10.00 years                    $2.75
       -------                      ---------        ------------                   ------
       $ 2.78                        973,300          9.75 years                    $3.15
       =======                      =========        ============                   ======

There were no stock options issued to employees or directors in the year ended December 31, 2002.

NOTE 13 - STOCK PURCHASE WARRANTS

In conjunction with the Mountain Air purchase by OilQuip in February of 2001, Mountain Air issued a common stock warrant for 620,000 shares to a third-party investment firm that assisted the Company in its initial identification and purchase of the Mountain Air assets. The warrant entitles the holder to acquire up to 620,000 shares of common stock of Mountain Air at an exercise price of $.01 per share over a nine-year period commencing on February 7, 2001. The stock purchase warrant has been recorded at a fair value of $200,000 for the year ended December 31, 2001.

As more fully described in Note 9, Mountain Air and Allis-Chalmers issued two warrants ("Warrants A and B") for the purchase of 233,000 total shares of the Company's common stock at an exercise price of $0.75 per share and one warrant for the purchase of 67,000 shares of the Company's common stock at an exercise price of $5.00 per share ("Warrant C") in connection with their subordinated debt financing. The holders may redeem Warrants A and B for a total of $1,500,000 as of January 31, 2005. The fair value of Warrant C was established in accordance with the Black-Scholes valuation model and as a result, $47,000 was added to stockholders' equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5%; and expected lives of four years.

On February 6, 2002, in connection with the acquisition of substantially all of the outstanding stock of Strata (Note 5), the Company issued a warrant for the purchase of 87,500 shares of the Company's common stock at an exercise price of $0.75 per share over the term of four years. The fair value of the warrant was established in accordance with the Black-Scholes valuation model and as a result, $267,000 was added to stockholders' equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5%; and expected lives of four years.

In connection with the Strata Acquisition, on February 19, 2003, the Company issued Energy Spectrum an additional warrant to purchase 175,000 shares of the Company's common stock at an exercise price of $0.75 per share.

The Preferred Stock, including accrued dividends, was converted into 1,718,090 shares of common stock on April 2, 2004 (See, "Recent Developments") (unaudited).

NOTE 14 - LEASE RECEIVABLE

In June 2002, the Company's subsidiary, Strata, sold its measurement while drilling (MWD) assets to a third party. Under the terms of the sale, the Company will receive at least $15,000 per month for thirty-six months. After thirty-six months, the purchaser has the option to pay the remaining balance or continue paying a minimum of $15,000 per month for twenty-four additional months. After the expiration of the additional twenty-four months, the purchaser must repay any remaining balance. This transaction has been accounted for as a direct financing lease with the nominal residual gain from the asset sale deferred into income over the life of the lease. During the year ended December 31, 2003, the Company received a total of $251,000 in payments from the third party related to this lease.

NOTE 15 - RELATED PARTY TRANSACTIONS

At December 31, 2003 and 2002, the Company owed the Chief Executive Officer of the Company $193,000 related to deferred compensation, and for advances totaling $49,000, respectively. Also, the Company owed a former Executive Vice President and stockholder of the Company advances totaling $70,000, and deferred compensation of $42,000.

During the years ended December 31, 2003 and 2002, the Company's Chief Executive Officer, Munawar H. Hidayatallah, and his wife guaranteed substantially all of the debt obligations of the Company and its subsidiaries. The Company agreed to pay the Chief Executive Officer an annual fee equal to 1/4 of 1% of the amount of debts of the Company and its subsidiaries guaranteed by Mr. Hidayatallah and his wife payable quarterly beginning on March 31, 2004.

The President of the Company is the former owner of Jens' and currently holds a 19% minority interest in Jens'. This same individual is the holder of a $4,000,000 subordinated note payable issued by Jens' and is also owed $533,000 in accrued interest and $761,000 related to the obligation of a non-compete agreement (Note 9).

The President of the Company and formerly the sole proprietor of Jens' owns a shop yard, which he leases to Jens' on a monthly basis. The annual lease payments to the President under the terms of the lease were $28,800 for each of the years ended December 31, 2003 and 2002.

In addition, the President of the Company and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $173,000 and $290,000 of equipment and other supplies to Jens' for the years ended December 31, 2003 and 2002, respectively. Management of the Company believes these transactions were on terms at least as favorable to Jens' as could have been obtained from unrelated third parties.

As further explained in Note 9, former directors of the Company were provided with promissory notes in 2000 in lieu of compensation for past services provided. A total of $386,000 included in the long-term debt of the Company is due the former directors and current stockholders of the Company as of December 31, 2003.

At December 31, 2003, Mountain Air owes its other joint venture partner in AirComp, LLC, M-I Fluids, LLC a total of $73,000.

NOTE 16 - SETTLEMENT ON LAWSUIT

In June 2003, Mountain Air filed a lawsuit against the former owners of Mountain Air Drilling Service Company (the "Sellers") for breaches in the asset purchase agreement. The Sellers stored hazardous materials on the property leased by Mountain Air without the consent of Mountain Air and violated the non-compete clause in the asset purchase agreement.

On July 15, 2003, Mountain Air entered into a settlement agreement with the Sellers. As of the date of the agreement, Mountain Air owed the Sellers a total of $2,563,195 including $2.2 million in principal and $363,195 in accrued interest. As part of the settlement agreement, the note payable to the Sellers was reduced from $2.2 million to $1.5 million. The note payable no longer accrues interest and the due date of the note payable was extended from February 6, 2006 to September 30, 2007. The lump-sum payment due the Sellers at that date will be $1,863,195. Mountain Air recorded a one-time gain on the reduction of the note payable to the Sellers of $1,034,000 in the third quarter of 2003. The gain was calculated by discounting the note payable to $1,469,152 using a present value calculation and accreting the note payable to $1,863,195, the amount due in September 2007. The Company will record interest expense totaling $394,043 over the life of the note payable beginning July 2003.

NOTE 17 - GAIN ON SALE OF INTEREST IN A SUBSIDIARY

In July 2003, through the subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I to form a Texas limited liability company named AirComp. AirComp is being operated in a manner similar to a joint-venture, however, the Company controls daily operating decisions and has a majority interest in the venture. Both companies contributed assets with a combined value of $16.6 million to AirComp. The contributed assets from Mountain Air were contributed at a historical book value of approximately $6,252,000 and the assets contributed by M-I were contributed at a fair market value of approximately $10,269,000. The value of $10,269,000 was arrived at by a third party evaluation of the business enterprise using the income approach based on the present value of the cash flows expected to be grated in the future by M-I assets being contributed immediately prior to the formation of AirComp. Prior to the formation of AirComp, the Company owned 100% of Mountain Air and after the formation of AirComp, the Company owns 55% and M-I owns 45% of the business combination. The business combination was accounted for as a purchase and recorded a one-time non-operating gain on the sale of the 45% interest in the subsidiary of approximately $2,433,000. The gain was calculated after recording the assets contributed by M-I of approximately $10,269,000 less the subordinated note issued to M-I in the amount of approximately $4,818,000, recording minority interest of approximately $2,049,000 and an increase in equity of $955,000 in accordance with Staff Accounting Bulletin No. 51 ("SAB 51"). The Company has not recorded any deferred income taxes because the increase in assets and gain is a permanent timing difference. The Company has adopted a policy that any gain or loss in the future incurred on the sale in the stock or an interest of a subsidiary would be recognized as such in the income statement.

NOTE 18 - SEGMENT INFORMATION

The Company has three operating segments including Casing Services (Jens'), Directional Drilling Services (Strata) and Compressed Air Drilling Services (AirComp). All of the segments provide services to the petroleum industry. The Company only operated in one reporting segment for the year ended December 31, 2001. The revenues, operating income (loss), depreciation and amortization, interest, capital expenditures and assets of each of the reporting segments plus the Corporate function are reported below for the years ended December 31, 2003 and 2002:
                                                         Year Ended December 31,
                                                           2003          2002
                                                         ---------     ---------
                                                         (Restated)
                                                             (in thousands)
REVENUES:
Casing services                                          $ 10,037      $  7,796
Directional drilling services                              16,008         6,529
Compressed air drilling services                            6,679         3,665
                                                         ---------     ---------
Total revenues                                           $ 32,724      $ 17,990
                                                         =========     =========
OPERATING INCOME (LOSS):
Casing services                                          $  3,628      $  2,495
Directional drilling services                               1,103          (576)
Compressed air drilling services                               17          (945)
General corporate                                          (2,222)       (2,144)
                                                         ---------     ---------

Total income/(loss) from operations                      $  2,526      $ (1,170)
                                                         =========     =========
DEPRECIATION AND AMORTIZATION EXPENSE:
Casing services                                          $  1,413      $  1,265
Directional drilling services                                 275           295
Compressed air drilling services                            1,139           955
General corporate                                             109            65
                                                         ---------     ---------

Total depreciation and amortization expense              $  2,936      $  2,580
                                                         =========     =========
INTEREST EXPENSE:
Casing services                                          $  1,044      $    643
Directional drilling services                                 268           215
Compressed air drilling services                              839           761
General corporate                                             316           637
                                                         ---------     ---------

Total interest expense                                   $  2,467      $  2,256
                                                         =========     =========

CAPITAL EXPENDITURES
Casing services                                          $  2,176      $    137
Directional drilling services                               1,066            83
Compressed air drilling services                            2,093           288
General corporate                                              19            10
                                                         ---------     ---------
Total capital expenditures                               $  5,354      $    518
                                                         =========     =========
ASSETS:
Casing services                                          $ 18,191      $ 15,681
Directional drilling services                              11,529         8,888
Compressed air drilling services                           22,735         9,138
General corporate                                           1,207         1,071
                                                         ---------     ---------
Total assets                                             $ 53,662      $ 34,778
                                                         =========     =========
REVENUES
United States                                            $ 29,395      $ 15,291
Mexico                                                      3,329         2,699
                                                         ---------     ---------
TOTAL                                                    $ 32,724      $ 17,990
                                                         =========     =========

NOTE 19 - SUPPLEMENTAL CASH FLOWS INFORMATION

                                                                December    December    December
                                                                31, 2003    31, 2002    31, 2001
                                                                ---------   ---------   ---------
                                                                (Restated)
                                                                         (in thousands)
Non-cash investing and financing transactions
  in connection with the acquisition of
  Mountain Air assets and merger of
  Allis-Chalmers and OilQuip:

Fair value of net assets acquired                               $     --    $     --    $ (7,183)
Goodwill and other intangibles                                        --          --      (2,732)
Notes payable to Seller of Mountain Air                               --          --       2,200
Fair value of common stock exchanged                            $     --    $     --    $ (2,799)
Fair value of net assets, net of cash received                        --          --         892
                                                                ---------   ---------   ---------
Net cash paid to acquire subsidiary and
  consummate merger                                             $     --    $     --    $ (9,622)
                                                                =========   =========   =========
Non-cash investing and financing transactions
  in connection with the acquisitions of Jens'
  and Strata:

Fair value of net assets acquired                               $     --    $(13,945)   $     --
Goodwill and other intangibles                                        --      (5,903)         --
Note payable to Seller of Jens' Oilfield Service                      --       4,000          --
Value of common stock issued                                          --       3,735          --
Issuance of preferred stock                                           --       3,500          --
Fair value of warrants issued                                         --         314          --
                                                                ---------   ---------   ---------
Net cash paid to acquire subsidiary                             $     --    $ (8,299)   $     --
                                                                =========   =========   =========
Other non-cash investing and financing transactions:

Sale of property & equipment in connection with
  the direct financing lease (Note 14)                          $     --    $  1,193    $     --
(Gain) on settlement of debt                                    $ (1,034)   $     --    $     --
Amortization of discount on debt                                $    442    $     --    $     --
Purchase of equipment financed through assumption of
  debt or accounts payable                                      $    906    $     --    $     --

Non-cash investing and financing transactions in connection with the formation of AirComp:

Other non-cash investing and financing transactions
  in connection with AirComp:
Issuance of debt to joint venture by M-I                        $ (4,818)   $     --    $     --
Contribution of property, plant and equipment by
  M-I to joint venture                                          $ 10,268    $     --    $     --
Increase in minority interest                                   $ (2,063)   $     --    $     --
(Gain) on sale of stock in a subsidiary                         $ (2,433)   $     --    $     --
Difference of Company's investment cost basis in AirComp
  and their share of underlying equity of net assets
  of AirComp                                                    $   (955)   $     --    $     --
                                                                ---------   ---------   ---------
Net cash paid in connection with the joint venture              $     --    $     --    $     --
                                                                =========   =========   =========

NOTE 20 - QUARTERLY RESULTS (UNAUDITED)

                                    First       Second      Third       Fourth
                                    Quarter     Quarter     Quarter     Quarter
                                   ---------   ---------   ---------   ---------
                                                           (Restated) (Restated)
                                      (In thousands, except per share amounts)
YEAR 2003

Revenues                           $  6,999    $  7,340    $  8,089    $ 10,296

Operating income (loss)               1,023         910         475         118

Net income (loss)                        53        (335)      2,974         235
                                   ---------   ---------   ---------   ---------
Preferred stock dividend               (394)        (87)        (88)        (87)
                                   ---------   ---------   ---------   ---------
Net income (loss) attributed to
common shares                      $   (341)   $   (422)   $  2,886    $    148
                                   =========   =========   =========   =========
Income (loss) per common share
  Basic:                           $  (0.09)   $  (0.11)   $   0.73    $   0.04
                                   =========   =========   =========   =========
Income (loss) per common share
  Diluted:                         $  (0.09)   $  (0.11)   $   0.67    $   0.03
                                   =========   =========   =========   =========

YEAR 2002

Revenues                           $  3,253    $  4,238    $  4,775    $  5,724

Operating income (loss)                (133)       (729)       (540)        232

Net income (loss)                      (640)       (869)     (1,505)       (955)
                                   ---------   ---------   ---------   ---------
Preferred stock dividend                (58)        (87)        (87)        (89)
                                   ---------   ---------   ---------   ---------
Net income (loss) attributed to
common shares                      $   (698)   $   (956)   $ (1,592)   $ (1,044)
                                   =========   =========   =========   =========
Income (loss) per common share
  (Basic and diluted)              $  (0.19)   $  (0.25)   $  (0.42)   $  (0.27)
                                   =========   =========   =========   =========

NOTE 20 - LEGAL MATTERS

The Company is named from time to time in legal proceedings related to the Company's activities prior to its bankruptcy in 1988; however, the Company believes that it was discharged from liability for all such claims in the bankruptcy and believes the likelihood of a material loss relating to any such legal proceeding is remote.

The Company is involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, the Company believes that the likelihood of material loss relating to any such legal proceeding is remote.

NOTE 21 - SUBSEQUENT EVENTS

On June 10, 2004, the Company effected a reverse stock split in order to increase the share price of the common stock. As a result of the reverse stock split, every five shares of the Company's common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of stockholders of the Company from approximately 6,070 to approximately 2,140. All share and related amounts presented have been retroactively adjusted for the stock split.

On April 2, 2004, the Company entered into the following transactions:

    o    In exchange for an investment of $2 million, the Company issued
         620,000 shares of common stock for a purchase price equal to $2.50 per share, and warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006, to an investor group (the "Investor Group") consisting of entities affiliated with Donald and Christopher Engel and directors Robert Nederlander and Leonard Toboroff. The aggregate purchase price for the common stock was $1,550,000, and the aggregate purchase price for the warrants was $450,000.

    o Energy Spectrum converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividends, into 1,718,090 shares of common stock.

    o The Company, the Investor Group, Energy Spectrum, and director Saeed Sheikh, and officers and directors Munawar H. Hidayatallah and Jens H. Mortensen entered into a stockholders agreement pursuant to which the parties have agreed to vote for the election to the board of directors of the Company three persons nominated by Energy Spectrum, two persons nominated by the Investor Group and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. In addition, the parties and the Company agreed that in the event the Company has not effected a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, the Company will retain an investment banking firm to identify candidates for a transaction involving the sale of the Company or its assets.

    o Wells Fargo Credit, Inc. and Wells Fargo Energy Capital, Inc. extended the maturity dates for certain obligations (which at December 31, 2003, aggregated approximately $9,768,000) from January and February of 2005 to January and February 2006. As a condition of the extension, the Company will make a $400,000 initial payment and 24 monthly principal payments in the amount of $25,000 each to Wells Fargo Energy Capital, Inc. As part of the extension, the lenders waived certain defaults including defaults relating to the failure of Jens' and Strata to comply with certain covenants relating to the amount of their capital expenditures, and amended certain covenants set forth in the loan agreements on an on-going basis. In addition, Wells Fargo Credit, Inc. increased Strata's line of credit from $2.5 million to $4.0 million.

                              ALLIS-CHALMERS ENERGY INC.
                              CONSOLIDATED BALANCE SHEETS
                                    (in thousands)

                                                                        September 30,
                                                                             2004
                                                                        --------------
                                                                          (Restated)
ASSETS

Cash and cash equivalents                                               $      12,992
Trade receivables, net                                                         10,419
Lease receivable, current                                                         180
Prepaids and other current assets                                               1,496
                                                                        --------------
   Total current assets                                                        25,087

Property and equipment, net                                                    33,309
Goodwill                                                                       10,481
Other intangible assets, net                                                    2,939
Debt issuance costs, net                                                          635
Lease receivable                                                                  590
Other assets                                                                       79
                                                                        --------------
      Total assets                                                      $      73,120
                                                                        ==============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt                                    $       4,858
Trade accounts payable                                                          2,566
Accrued salaries, benefits and payroll taxes                                      481
Accrued interest                                                                  283
Accrued expenses                                                                1,331
Accounts payable, related parties                                                 406
                                                                        --------------
    Total current liabilities                                                   9,925

Accrued postretirement benefit obligations                                        510
Long-term debt, net of current maturities                                      25,241
Other long-term liabilities                                                       129
Redeemable warrants                                                             1,500
Redeemable convertible preferred stock                                             --
                                                                        --------------
    Total liabilities                                                          37,305

Commitments and Contingencies

Minority interests                                                              2,274

COMMON STOCKHOLDERS' EQUITY
   Common stock, $.01 par value (20,000,000 shares authorized;
     13,042,081 and 3,926,668 issued and outstanding, respectively)               130
   Capital in excess of par value                                              38,380
   Accumulated (deficit)                                                       (4,969)
                                                                        --------------
    Total stockholders' equity                                                 33,541
                                                                        --------------
    Total liabilities and stockholders' equity                          $      73,120
                                                                        ==============

                         This interim statement is unaudited.

 The accompanying Notes are an integral part of the Consolidated Financial Statements.

                                         F-37

                           ALLIS-CHALMERS ENERGY INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (in thousands, except per share)

                                                        Nine Months Ended
                                                           September 30,
                                                        2004          2003
                                                     ---------     ---------
                                                            (Restated)
                                                (in thousands, except per share)

Revenues                                            $ 32,989       $ 22,428
Cost of sales                                         24,191         16,261
                                                    ---------      ---------
   Gross Profit                                        8,798          6,167

General and administrative expense                     5,381          3,759
                                                    ---------      ---------
   Income/ (loss) from operations                      3,417          2,408

Other Income (expense)
   Interest expense                                   (1,634)        (1,797)
   Minority interest                                    (248)          (315)
   Settlement of lawsuit                                  --          1,034
   Gain on sale of interest in AirComp                    --          2,433
   Other                                                 224           (164)
                                                    ---------      ---------
Total other income (expense)                          (1,658)         1,191
                                                    ---------      ---------
Net income/(loss) before income taxes                  1,759          3,599
                                                    ---------      ---------
   Provision for income taxes                           (359)          (343)
                                                    ---------      ---------
Net income/ (loss)                                     1,400          3,256
                                                    ---------      ---------
   Preferred stock dividend                             (124)          (569)
                                                    ---------      ---------
Net income/ (loss) attributed to common shares      $  1,276       $  2,687
                                                    =========      =========

Net income/ (loss) per common share  basic          $   0.18       $   0.68
                                                    =========      =========

Net income/ (loss) per common share  diluted        $   0.13       $   0.47
                                                    =========      =========

Weighted average number of common shares
outstanding
     Basic                                             7,285          3,927
                                                    =========      =========

    Diluted                                            9,980          5,724
                                                    =========      =========

                      This interim statement is unaudited.

               The accompanying Notes are an integral part of the
                       Consolidated Financial Statements.

                                     ALLIS-CHALMERS ENERGY INC.
                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (in thousands)

                                                                               Nine Months Ended
                                                                                 September 30,
                                                                            -----------------------
                                                                               2004          2003
                                                                            ---------     ---------
                                                                                   (Restated)
Cash flows from operating activities:
Net income                                                                  $  1,400      $  3,256
Adjustments to reconcile net income to net
   cash provided by operating activities:
Depreciation and amortization expense                                          2,396         2,099
Fair value of warrant issued to consultant                                        14            --
(Gain) / loss on settlement of lawsuit                                            --        (1,034)
(Gain) / loss on sale of interest in AirComp                                      --        (2,433)
Amortization of discount on debt                                                 143           442
Minority interest in income of subsidiary                                        248           315
Changes in working capital:
     Decrease (increase) in accounts receivable                               (1,417)       (2,882)
     Decrease (increase) in other current assets                                (609)         (697)
     Decrease (increase) in other assets                                         (39)           35
     Decrease (increase) in lease deposit                                         --           525
     Decrease (increase) in lease receivable                                     197           106
     (Decrease) increase in accounts payable                                    (725)        2,738
     (Decrease) increase in accrued interest                                     131          (264)
     (Decrease) increase in accrued expenses                                    (471)         (323)
     (Decrease) increase in other long-term liabilities                         (141)           --
     (Decrease) increase in accrued employee benefits and payroll taxes         (557)           90
                                                                            ---------     ---------
Net cash provided by operating activities                                        570         1,973

Cash flows from investing activities:
    Acquisition of Safco, net of cash acquired                                  (959)           --
    Proceeds from sale of fixed assets                                            --           700
    Purchase of equipment                                                     (2,120)       (5,086)
                                                                            ---------     ---------
Net cash provided (used) by investing activities                              (3,079)       (4,386)

Cash flows from financing activities:
     Proceeds from issuance of common stock, net                              16,946            --
     Proceeds from issuance of long-term debt                                     --         9,616
     Repayments of long-term debt                                             (2,427)       (6,925)
     Debt issuance costs                                                        (317)         (304)
                                                                            ---------     ---------
Net cash provided (used) by financing activities                              14,202         2,387
                                                                            ---------     ---------
Net increase (decrease) in cash and cash equivalents                          11,693           (26)

Cash and cash equivalents at beginning of year                                 1,299           146
                                                                            ---------     ---------
Cash and cash equivalents at end of period                                  $ 12,992      $    120
                                                                            =========     =========
Supplemental information - interest paid                                    $  1,491      $  1,796
                                                                            =========     =========

                                This interim statement is unaudited.

 The accompanying Notes are an integral part of the Consolidated Financial Statements.

                                                 F-39

ALLIS-CHALMERS ENERGY, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This interim financial data should be read in conjunction with the consolidated financial statements and related notes, management's discussion and analysis and other information included elsewhere in this report.

All normal and recurring adjustments considered necessary for a fair presentation of the results of operations have been included in the unaudited financial statements. In addition, all non-recurring adjustments necessary to prevent the financial statements from being misleading have been included in the unaudited financial statements. The results of operations for any interim period are not necessarily indicative of the Company's operating results for a full year.

ORGANIZATION OF BUSINESS

OilQuip Rentals, Inc., an oil and gas rental company ("OilQuip"), was incorporated on February 4, 2000 to find and acquire acquisition targets to operate as subsidiaries.

On February 6, 2001, OilQuip, through its subsidiary, Mountain Compressed Air Inc. ("Mountain Air"), a Texas corporation, acquired certain assets of Mountain Air Drilling Service Co., Inc. ("MADSCO"), whose business consisted of providing equipment and trained personnel in the four corner area of the southwestern United States. Mountain Air primarily provides compressed air equipment and related products and services including trained operators to companies in the business of drilling for natural gas.

On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers. In the merger, all of OilQuip's outstanding common stock was converted into 2,000,000 shares of Allis-Chalmers' common stock.

For legal purposes, the Company acquired OilQuip, the parent company of Mountain Air. However, for accounting purposes, OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers. The financial statements prior to the merger reflect the operations of OilQuip. As a result of the merger, the fixed assets and intangible assets of Allis-Chalmers were increased by $2,691,000.

On February 6, 2002, the Company acquired 81% of the outstanding stock of Jens' Oilfield Service, Inc. ("Jens'"), which supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. The Company also purchased substantially all the outstanding common stock and preferred stock of Strata Directional Technology, Inc. ("Strata"), which provides high-end directional and horizontal drilling services for specific targeted reservoirs that cannot be reached vertically.

In July 2003, through its subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with M-I L.L.C. ("M-I"), a joint venture between Smith International and Schlumberger N.V. (Schlumberger limited), to form a Texas limited liability company named AirComp LLC ("AirComp"). Mountain Air contributed assets with a net book value of approximately $6,252,000 and M-I contributed assets with a fair market value of approximately $10,269,000 to AirComp. In addition, AirComp issued a subordinated note to M-I in the amount of $4,818,000. The Company owns 55% and M-I owns 45% of AirComp. Because the Company controls AirComp, the Company has consolidated the operations of the joint venture in its financial statements.

On June 10, 2004, the Company effected a reverse stock split in order to increase the share price of the Common Stock. As a result of the reverse stock split, every five shares of the Company's common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of stockholders of the Company from 6,070 to approximately 2,140
On September 23, 2004 the Company purchased, for $1.0 million, 100% of the outstanding stock of Safco Oil Field Products, Inc. ("Safco"). Safco leases "hevi-wate" spiral drill pipe and provides related oilfield services to the oil drilling industry.

On September 30, 2004, the Company acquired the remaining 19% of Jens' in exchange for 1,300,000 shares of its common stock. The total value of the consideration paid to Mr. Mortensen was $6,435,000, which was equal to the number of shares of common stock issued to Mr. Mortensen (1,300,000) multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders equity.

On our balance sheet, we eliminated the amount recorded as the value of the Jens' minority interest, $1,951,870. The balance of the contribution ($4,483,130) was allocated as follows:

In June 2004, we obtained an appraisal of the fixed assets at Jens' in conjunction with obtaining a bank loan, which valued the fixed assets at $20,081,304. The book value of the fixed assets was $15,799,666, and the excess of appraised value over book value was $4,281,638. 19% of this amount is

$813,511. Therefore, we increased the value of fixed assets by this amount.

The remaining balance of $3,669,619 was allocated to goodwill.

UNAUDITED PERIODS

The financial information with respect to the nine months ended September 30, 2004 and 2003 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. The results for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be predicted with certainty. Accordingly, the Company's accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and related valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Allis-Chalmers and its subsidiaries Mountain Air, Jens', Strata and Safco, and its joint venture, AirComp. All significant inter-company transactions have been eliminated.

REVENUE RECOGNITION

The Company's revenue recognition policy is significant because revenue is a key component of results of operations. In addition, revenue recognition determines the timing of certain expenses, such as commissions and royalties. The Company provides rental equipment and drilling services to its customers on a day rate or per job basis and recognizes the related revenue as work progresses and when collectibility is reasonably assured. The Securities and Exchange Commission's
(SEC) Staff Accounting Bulletin (SAB) No. 104, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB No. 104"), provides guidance on the SEC staff's views on application of generally accepted accounting principles to selected revenue recognition issues. The Company's revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.

CONCENTRATION OF CREDIT AND CUSTOMER RISK

SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of significant concentration of credit risk regardless of the degree of such risk.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company transacts its business with several financial institutions. However, the amount on deposit in three financial institutions exceeded the $100,000 federally insured limit at September 30, 2004 by a total of $12,592,025. Management believes that the financial institutions are financially sound and the risk of loss is minimal.

The Company sells its services to major and independent domestic and international oil and gas companies. The Company performs ongoing credit valuations of its customers and provides allowance for probable credit losses where necessary.

Two customers comprised 17.1% of the Company's domestic revenues for the nine months ended September 30, 2004 as compared to 29.9% of the Company's domestic revenues for the nine months ended September 30, 2003.

                                            2004     % of Total      2003       % of Total
Customer                                   Revenue     Revenue      Revenue       Revenue

El Paso Production Oil and Gas             $ 1,448        4.4       $ 3,038         13.6
Burlington Reserve Oil & Gas Co., L.P      $ 4,183       12.7       $ 3,646         16.3

One customer comprised 100% of the Company's international revenues for the nine months ended September 30, 2004 and 2003.

                                            2004     % of Total      2003       % of Total
Customer                                   Revenue     Revenue      Revenue       Revenue

Materiales Y Equipo Petrolero              $ 3,205        9.7       $ 2,457         11.0

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost less accumulated depreciation. Maintenance and repairs are charged to operations when incurred. Maintenance and repair costs were $282,000 and $287,000 for the nine months ended September 30, 2004 and September 30, 2003, respectively. Depreciation expense was $1,498,000 and $1,389,000 for the nine months ended September 30, 2004 and September 30, 2003, respectively.

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

The Company discloses the results of its segments in accordance with SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS No. 131"). The Company designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. At September 30, 2004 and 2003, the Company operated in three segments organized by service line: casing and tubing services, directional drilling services and compressed air drilling services.

INCOME (LOSS) PER COMMON SHARE

The Company computes income (loss) per common share in accordance with the provisions of SFAS No. 128, EARNINGS PER SHARE ("SFAS No. 128"). SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. Preferred dividends are deducted from net income (loss) and have been considered in the calculation of income available to common stockholders in computing basic earnings per share. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share or decrease loss per share) are excluded from diluted earnings per share.

The components of basic and diluted earnings per share are as follows:

Nine months ended September 30,                                       2004        2003
                                                                        (Restated)
                                                              (In thousands, except earnings
                                                                         per share)

Net income available for common stockholders (A)                   $  1,276    $  2,687

Weighted average outstanding shares of common stock (B)               7,285       3,927

Dilutive effect of assumed conversion of preferred shares
and employee stock options and awards                                 2,695         354
                                                                    -------      ------
Common stock and common stock equivalents (C)                         9,980       4,281

Earnings per share:
Basic (A/B)                                                          $ 0.18      $ 0.68
                                                                     =======     =======

Diluted (A/C)                                                        $ 0.13      $ 0.63
                                                                     =======     =======

NOTE 2 - RESTATEMENT

In connection with the formation of AirComp in 2003, the Company and M-I contributed assets to AirComp in exchange for a 55% interest and 45% interest, respectively, in AirComp. The Company originally accounted for the formation of AirComp as a joint venture, but in February 2005 determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, BUSINESS COMBINATIONS and accounting for the sale of an interest in a subsidiary In accordance with SAB No. 51. Consequently, the Company has restated its financial statements for the three quarters ended September 30, 2004, to reflect the following adjustments:

INCREASE IN BOOK VALUE OF FIXED ASSETS. Under joint venture accounting, the Company originally recorded the value of the assets contributed by M-I to AirComp at M-I's historical cost of $6,932,000. Under purchase accounting, the Company increased the recorded value of the assets contributed by M-I by approximately $3,337,000 to $10,269,000 to reflect their fair market value as determined by a third party appraisal. In addition, under joint venture accounting, the Company established negative goodwill which reduced fixed assets in the amount of $1,550,000. The negative goodwill was amortized by the Company over the lives of the related fixed assets. Under purchase accounting, the Company increased fixed assets by $1,550,000 to reverse the negative goodwill previously recorded and reversed amortization expenses recorded in 2004. Therefore, fixed assets were increased by a total of $4,887,000.

REDUCTION IN NET INCOME. As a result of the increase in fixed assets during the nine months ended September 30, 2004, depreciation expense related to the fixed assets increased by $148,000, depreciation expense was increased by $150,000 as a result of the reversal of amortization of negative goodwill, and minority interest expense decreased by $67,000, resulting in reduction in net income attributable to common stockholders of $231,000.

A restated consolidated balance sheet at September 30, 2004 and 3003, and a restated consolidated statement of operations and a restated consolidated statement of cash flows for the nine months ended September 30, 2004 and 2003, reflecting the above adjustments, is presented below. The amounts are in thousands, except for share amounts:

                                                         At September 30, 2004                  September 30, 2003
                                                         ---------------------                  ------------------
                                                     As      Restatement      As           As       Restatement       As
                                                  Reported   Adjustments    Restated    Reported    Adjustments   Restated
                                                  --------   -----------    --------    --------    -----------   --------
ASSETS

Cash and cash equivalents                         $ 12,992                  $ 12,992    $    120                   $    120
Trade receivables, net of allowance for
doubtful accounts                                   10,419                    10,419       7,291                      7,291
Lease Receivable, current                              180                       180         180                        180
Prepaid expenses and other                           1,496                     1,496       1,014                      1,014
                                                  ---------                 ---------   ---------                  ---------
Total current assets                                25,087                    25,087       8,605                      8,605

Property and equipment, net of accumulated
depreciation                                        28,818        4,491       33,309      27,144         4,838       31,982
Goodwill                                            10,331                    10,331       7,829                      7,829
Other intangible assets, net of accumulated
amortization                                         3,089                     3,089       2,254                      2,254
Debt issuance costs, net of accumulated
amortization                                           635                       635         554                        554
Lease receivable, less current portion                 590                       590         936                        936
Other Assets                                            79                        79           6                          6
                                                  ---------    ---------   ---------   ---------     ---------    ---------
Total Assets                                      $ 68,629     $  4,491     $ 73,120    $ 47,328      $  4,838     $ 52,166
                                                  ========     =========    ========    ========     =========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt              $  4,858                  $  4,858    $  3,278                   $  3,278
Trade accounts payable                               2,566                     2,566       4,844                      4,844

Accrued salaries, benefits and payroll taxes           481                       481         405                        405
Accrued interest                                       283                       283         547                        547
Accrued expenses                                     1,331                     1,331       1,183                      1,183
Accounts payable, related parties                      406                       406          --                         --
                                                  ---------                 ---------   ---------                  ---------
Total current liabilities                            9,925                     9,925      10,257                     10,257

Accrued postretirement benefit obligations             510                       510         635                        635
Long-term debt, net of current maturities           25,241                    25,241      24,860                     24,860
Other long-term liabilities                            129                       129         270                        270
Redeemable warrants                                  1,500                     1,500       1,500                      1,500
Redeemable convertible preferred stock
including accrued dividends                             --                        --       4,390                      4,390
                                                  ---------                 ---------   ---------                  ---------
Total liabilities                                   37,305                    37,305      41,912                     41,912

Commitments and Contingencies

Minority interests                                     886        1,388         2,274      2,503         1,477        3,980

COMMON STOCKHOLDERS' EQUITY

Common stock                                           130                        130           39                        39
Capital in excess of par value                      37,425          955        38,380       11,191         955        12,146
Accumulated (deficit)                               (7,117)       2,148        (4,969)      (8,317)      2,406        (5,911)
                                                  ---------    ---------     ---------    ---------   ---------     ---------
Total stockholders' equity                          30,438        3,103        33,541        2,913       3,361         6,274
                                                  ---------    ---------     ---------    ---------   ---------     ---------
Total liabilities and stockholders' equity        $ 68,629     $  4,491      $ 73,120     $ 47,328    $  4,838      $ 52,166
                                                  ========     ========      ========     ========    =========     ========

                                                               F-45


                                                    Nine Months September 30, 2004           Nine Months September 30, 2003
                                                    ------------------------------           ------------------------------
                                                     As       Restatement       As            As       Restatement        As
                                                  Reported    Adjustments    Restated      Reported    Adjustments     Restated

Revenues                                         $ 32,989            --      $ 32,989      $ 22,428            --      $ 22,428
Cost of revenues                                   23,893           298        24,191        16,212            49        16,261
                                                 ---------     ---------     ---------     ---------     ---------     ---------
Gross margin                                        9,096          (298)        8,798         6,216           (49)        6,167

General and administrative expense                  5,381            --         5,381         3,759            --         3,759
                                                 ---------     ---------     ---------     ---------     ---------     ---------
Income/ (loss) from operations                      3,715          (298)        3,417         2,457           (49)        2,408

Other income (expense):
Interest income                                        --            --            --            --            --            --
Interest expense                                   (1,634)           --        (1,634)       (1,797)           --        (1,797)
Minority interests in income of subsidiaries         (315)           67          (248)         (337)           22          (315)
Settlement on lawsuit                                  --            --            --         1,034            --         1,034
Gain on sale of stock in a subsidiary                  --            --            --            --         2,433         2,433
Other                                                 224            --           224          (164)           --          (164)
                                                 ---------     ---------     ---------     ---------     ---------     ---------
Total other income (expense)                       (1,725)           67        (1,658)       (1,264)        2,455         1,191
                                                 ---------     ---------     ---------     ---------     ---------     ---------
Net income/ (loss) before income taxes              1,990          (231)        1,759         1,193         2,406         3,599

Provision for foreign income tax                     (359)           --          (359)         (343)           --          (343)
                                                 ---------     ---------     ---------     ---------     ---------     ---------
Net income/ (loss)                                  1,631          (231)        1,400           850         2,406         3,256

Preferred stock dividend                             (124)           --          (124)         (569)           --          (569)
                                                 ---------     ---------     ---------     ---------     ---------     ---------
Net income attributed to common stockholders     $  1,507      $   (231)     $  1,276      $    281      $  2,406      $  2,687
                                                 =========     =========     =========     =========     =========     =========

Income/ (loss) per common share - basic          $   0.21                    $   0.18      $   0.07                    $   0.68
                                                 =========                   =========     =========                   =========

Income/ (loss) per common share - diluted        $   0.15                    $   0.13      $   0.05                    $   0.47
                                                 =========                   =========     =========                   =========

Weighted average number of common shares
outstanding:
        Basic                                       7,285                       7,285         3,927                       3,927
                                                 =========                   =========     =========                   =========
        Diluted                                     9,980                       9,980         5,724                       5,724
                                                 =========                   =========     =========                   =========

                                                               F-46



                                                       Nine Months September 30, 2004           Nine Months September 30, 2003
                                                       ------------------------------           ------------------------------
                                                       As         Restatement      As            As      Restatement         As
                                                    Reported      Adjustment    Restated      Reported    Adjustment      Restated
                                                    --------      ----------    --------      --------    ----------      --------
Cash flows from operating activities:
Net income/ (loss)                                  $  1,631      $   (231)     $  1,400      $    850      $  2,406      $  3,256
Adjustments to reconcile net income/ (loss) to
net cash provided by operating activities:
Depreciation and amortization  expense                 2,098           298         2,396         2,050            49         2,099
Fair value of warrant issued to consultant                14            --            14            --            --            --
(Gain) / loss on settlement of lawsuit                    --            --            --        (1,034)           --        (1,034)
(Gain) / loss on sales on interest in AirComp             --            --            --            --        (2,433)       (2,433)
Amortization of discount on debt                         143            --           143           442            --           442
Minority interest in income of subsidiaries              315           (67)          248           337           (22)          315
Changes in working capital:
Decrease (increase) in accounts receivable            (1,417)           --        (1,417)       (2,882)           --        (2,882)
Decrease (increase) in other current assets             (609)           --          (609)         (697)           --          (697)
Decrease (increase) in other assets                      (39)           --           (39)           35            --            35
Decrease (increase) in lease deposit                      --            --            --           525            --           525
Decrease (increase) in lease receivable                  197            --           197           106            --           106
Increase (decrease) in accounts payable                 (725)           --          (725)        2,738            --         2,738
Increase (decrease) in accrued interest                  131            --           131          (264)           --          (264)
Increase (decrease) in accrued expenses                 (471)           --          (471)         (323)           --          (323)
Increase (decrease) in other long-term liabilities      (141)           --          (141)           --            --            --
Increase (decrease) in accrued employee benefits
and payroll taxes                                       (557)           --          (557)           90            --            90
                                                    ---------     ---------     ---------     ---------     ---------     ---------

Net cash provided by operating activities                570            --           570         1,973            --         1,973

Cash flows from investing activities:
Acquisition of Safco, net of cash acquired              (959)                       (959)           --                          --
Purchase of equipment                                 (2,120)                     (2,120)       (5,086)                     (5,086)
Proceeds from sale of equipment                           --                          --           700                         700
                                                    ---------                   ---------     ---------                   ---------

Net cash (used) by investing activities               (3,079)                     (3,079)       (4,386)                     (4,386)

Cash flows from financing activities:
Proceeds from issuance of common stock, net           16,946                      16,946            --                          --
Proceeds from issuance of long-term debt                  --                          --         9,616                       9,616
Repayments of long-term debt                          (2,427)                     (2,427)       (6,925)                     (6,925)
Debt issuance costs                                     (317)                       (317)         (304)                       (304)
                                                    ---------                   ---------     ---------                   ---------

Net cash provided (used) by financing activities      14,202                      14,202         2,387                       2,387
                                                    ---------                   ---------     ---------                   ---------

Net increase (decrease) in cash and cash
equivalents                                           11,693                      11,693           (26)                        (26)

Cash and cash equivalents:

Beginning of the year                                  1,299                       1,299           146                         146
                                                    ---------                   ---------     ---------                   ---------

End of the year                                     $ 12,992                    $ 12,992      $    120                    $    120
                                                    =========                   =========     =========                   =========

Supplemental information:

Interest paid                                       $  1,491                    $  1,491      $  1,796                    $  1,796
                                                    =========                   =========     =========                   =========

In addition, the accompanying 2004 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, and second quarters of 2004. As discussed above, an adjustment was recorded in the third quarter of 2003 to reflect a change in the accounting for the formation of AirComp. The effect of the significant third quarter adjustment on the individual quarterly financial statements is as follows:

                                              Three Months     Six Months
                                              Ended            Ended
                                              March 31, 2004   June 30, 2004
                                              --------------   -------------
Net income (loss) attributed to
    common stockholders
Previously reported                           $ 501            $ 935
Adjustment - depreciation expense              (139)            (218)
Adjustment - minority interest expense           22               44
                                              ------           ------
Restated                                      $ 384            $ 761

Net income (loss) per share, basic
    and diluted
Previously reported                           $0.13            $0.18
Total adjustments                             (0.03)           (0.03)
                                              ------           ------
Restated                                      $0.10            $0.15

NOTE 3 - ACQUISITIONS

In July 2003, through the subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I, a joint venture between Smith International and Schlumberger N.V. (Schlumberger limited), to form a Texas limited liability company named AirComp. The formation of AirComp has created the second largest provider of compressed air and related products and services for the drilling, workover, completion, and transmission segments of the oil, gas and geothermal industries.

Mountain Air contributed assets with a net book value of approximately $6.3 million and M-I contributed assets with a fair market value of approximately $10.3 million to AirComp. In addition, the Company issued a subordinated note to M-I in the amount of $4.8 million. The Company owns 55% and M-I owns 45% of AirComp. Because the Company controls AirComp, the Company has consolidated the joint venture into its financial statements.

On September 23, 2004 we purchased, for $1.0 million, 100% of the outstanding stock of Safco Oil Field Products, Inc. ("Safco"). Safco leases "hevi-wate" spiral drill pipe and provides related oilfield services to the oil drilling industry.

In November 2004, the Company through AirComp purchased substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. (collectively "Diamond Air") for $4.6 million in cash and the assumption of approximately $450,000 in liabilities of Diamond Air. Diamond Air and Marquis Bit provide air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond is a leading provider of air hammers and hammer bit products.

The following unaudited pro forma consolidated summary financial information illustrates the effects of the formation of AirComp and the acquisition of Diamond Air on the Company's results of operations as of September 30, 2003, based on the historical statements of operations, as if the transaction had occurred as of the beginning of the period presented.

                                                         Nine Months Ended
                                                           September 30,
                                                        2004              2003
                                                        ----              ----
                                                            (Restated)
                                                            (UNAUDITED)
                                                  (in thousands, except earnings
                                                            per share)

Revenues                                               $38,573           $24,150

Operating income (loss)                                $ 4,588           $ 2,785

Net income (loss)                                      $ 2,029           $ 3,448

Net income (loss) per common share                     $ 1,905           $ 2,879

      Basic                                            $  0.26           $  0.73
      Diluted                                          $  0.19           $  0.68

NOTE 4 - DEBT

Debt at September 30, 2004 was as follows (in thousands):

Debt of Mountain Air
Note payable - Equipment leasing                                    $   211
Note payable to Seller of Mountain Air Drilling Service Company       1,577

Debt of Jens'
Line of Credit                                                          209
Note payable - Term Note                                              3,091
Note payable - Real Estate Note                                          73
Subordinated Note payable to Seller of Jens'                          4,000
Note payable to Seller of Jens' for non-compete agreement               576
Note payable - Term Note                                                315

Debt of Strata
Line of Credit                                                        2,681
Vendor financing                                                      1,746
Note payable to Sellers of Safco for non-compete agreement              150

Debt of Allis-Chalmers
Notes payable to certain former directors                               398
Note payable - Subordinated debt                                      2,268

Debt of AirComp
Line of Credit                                                          925
Note payable - Term Note                                              6,571
Note payable - Delayed Draw                                             490
Subordinated Note Payable to M-I L L C                                4,818
                                                                    --------
Total Debt                                                          $30,099

Less: short-term debt and current maturities                          4,858
                                                                    --------
Long-term debt obligations                                          $25,241
                                                                    ========

Substantially all of the Company's assets are pledged as collateral to the outstanding debt agreements.

Maturities of debt obligations at September 30, 2004 are as follows:

                                                         Maturities of Debt
                                                           (in thousands)

Year Ended:
September 30, 2005                                            $ 4,858
September 30, 2006                                              7,804
September 30, 2007                                              7,360
September 30, 2008                                              5,259
September 30, 2009 and thereafter                               4,818
                                                              --------
Total                                                         $30,099
                                                              ========

The debt agreements are summarized as follows:

MOUNTAIN AIR

A term loan in the original amount of $267,000 at an interest rate of 5%, interest payable monthly, with monthly principal payments of $5,039 due on the last day of the month. The maturity date of the loan is June 30, 2008. The balance at September 30, 2004 was $211,000.

A note to the sellers of Mountain Air Drilling Service Company assets in the original amount of $2,200,000 at 5.75% simple interest was reduced to $1,469,151 as a result of the settlement of a legal action against the sellers. The principal and accrued interest is due on September 30, 2007 in the amount of $1,863,195. The balance at September 30, 2004 was $1,577,000. As discussed in
Note 9, the holders of the note have brought a legal action seeking to Accelerate payment of all amounts due under the note.

JENS'

A term loan in the original amount of $4,042,396 was increased in October 2003 to $5,100,000 at a floating interest rate (6.75% at September 30, 2004) with monthly principal payments of $85,000 plus 25% of Jens' receipt of payments from Matyep. The maturity date of the loan was extended in April 2004 to January 31, 2006. The balance at September 30, 2004 was $3,091,000.

A real estate loan in the amount of $532,000 at a floating interest rate (6.75% at September 30, 2004) with monthly principal payments of $14,778 plus accrued interest. The principal is due on January 31, 2005. The balance at September 30, 2004 was $73,000.

At September 30, 2004, Jens' had a $1,000,000 line of credit at Wells Fargo Credit, Inc., of which $209,000 was outstanding at September 30, 2004. The maturity date was extended in April 2004 to January 31, 2006. Interest accrues at a floating rate plus a margin (6.75% at September 30, 2004). Additionally, Jens' pays a 0.5% per annum fee on the undrawn portion of the line of credit.

A subordinated seller's note in the original amount of $4,000,000 at 7.5% simple interest. At September 30, 2004, $406,000 of interest was accrued and was included in accounts payable, related parties. The principal and interest are due on January 31, 2006. The note is subordinated to the Company's bank lenders.

In conjunction with the purchase of Jens', the Company agreed to cause Jens' to pay a total of $1,234,560 payable to Jens Mortensen, an officer and director, in exchange for a non-compete agreement. Jens' is to make monthly payments of $20,576 through the period ended January 31, 2007. As of September 30, 2004, the balance was approximately $576,000, including $247,000 classified as short-term.

A term loan in the original amount of $397,080 at a floating interest rate (6.75% at September 30, 2004) with monthly principal payments of $11,000 plus interest. The maturity date of the loan is September 17, 2006. As of September 30, 2004, the outstanding balance was $256,000.

A term loan in the original amount of $74,673 at a floating interest rate (6.75% at September 30, 2004) with monthly principal payments of $1,946 plus interest. The maturity date of the loan is January 12, 2007. As of September 30, 2004 the outstanding balance was $59,000.

STRATA

In December 2003, Strata entered into a short-term vendor financing agreement in the original amount of $1,746,000 with a major supplier of drilling motors for drilling motor rentals, motor lease costs and motor repair costs. The agreement provides for repayment of all amounts due no later than December 30, 2005. Payment of the interest on the note is due monthly and three principal payments are due in October 2004, April 2005 and December 2005. The vendor financing incurs interest at a rate of 8.0%. As of September 30, 2004, the outstanding balance was $1,746,000.

Strata has a $4,000,000 line of credit at Wells Fargo Credit, Inc., of which $2,681,000 was outstanding at September 30, 2004. The committed line of credit was extended in April 2004 to January 31, 2006. Interest accrues at a floating interest rate plus a margin (7.75% at September 30, 2004). Additionally, Strata pays a 0.5% per annum fee on the undrawn portion of the line of credit.

In conjunction with the purchase of Safco, the Company agreed to cause Safco to pay a total of $150,000 to the Sellers of Safco in exchange for a non-competition agreement. Safco is to make yearly payments of $50,000 through the period ended September 30, 2007. As of September 30, 2004, the balance was $150,000 including $50,000 classified as short-term.

ALLIS-CHALMERS

SUBORDINATED DEBT AND AMORTIZATION OF REDEEMABLE WARRANT - Secured subordinated debt issued to partially finance the acquisitions of Jens' and Strata in the original amount of $3,000,000 at 12% interest payable monthly. Of this amount $2,309,000 was outstanding at September 30, 2004. The maturity date was extended in April 2004 to February 1, 2006. In connection with incurring the debt, the Company issued redeemable warrants valued at $900,000, which have been recorded as a discount to the subordinated debt and as a liability (see Redeemable Warrants below). The discount was amortizable over three years beginning February 6, 2002 but in April 2004 was extended to 5 years as additional interest expense of which $190,000 has been recognized for the nine months ended September 30, 2004. The debt is recorded as $2,268,000 at September 30, 2004, net of the unamortized portion of the put obligation.

The Allis-Chalmers Board established an arrangement to compensate former and continuing Board members who had served from 1989 to March 31, 1999 without compensation. Pursuant to the arrangement in 1999, Allis-Chalmers issued promissory notes totaling $325,000 to current or former directors and officers. The notes bear interest at the rate of 5.0%, compounded quarterly, and are due March 28, 2005. At September 30, 2004, the notes were recorded at $398,000, including accrued interest.

REDEEMABLE WARRANTS - The Company issued redeemable warrants that are exercisable for up to 233,000 shares of the Company's common stock at an exercise price of $0.75 per share and non-redeemable warrants that are exercisable for a maximum of 67,000 shares of the Company's common stock at $5.00 per share. The warrants were issued in connection with the issuance of a subordinated debt instrument for Mountain Air in 2001, subsequently repaid in connection with the formation of AirComp in July 2003 and the related issuance of the $3 million subordinated debt discussed above (collectively, the "Subordinated Debt"). The warrants exercisable for $0.75 per share are subject to cash redemption provisions ("puts") in the amount of $1,500,000, at the discretion of the warrant holders beginning at the earlier of the final maturity date of the Subordinated Debt or three years from the closing of the Subordinated Debt (January 31, 2005). In April 2004, the maturity date of the debt was extended to February 1, 2006. The Company has recorded a liability of $600,000 at Mountain Air and $900,000 at Allis-Chalmers for a total of $1,500,000 and is amortizing the effects of the puts to interest expense over the life of the Subordinated Debt.

The Company guarantees many of its subsidiaries' obligations. In addition, during the nine months ended September 30, 2004, the Company's Chief Executive Officer and Chairman, Munawar H. Hidayatallah, and his wife, guarantee substantially all of the Company's obligations.

AIRCOMP LLC

A $1,000,000 line of credit at Wells Fargo bank, of which $925,000 was outstanding at September 30, 2004. Interest accrues at a floating interest rate plus a margin (6.75% at September 30, 2004) and is payable quarterly starting in September 2003. Additionally, AirComp pays a 0.5% per annum fee on the undrawn portion. The line of credit matures on June 27, 2007.

A term loan - A term loan in the original amount of $8,000,000 at variable interest rates related to the Prime or LIBOR rates (5.50% at September 30, 2004), interest payable quarterly, with quarterly principal payments of $286,000 due on the last day of the quarter beginning in July 2003. The maturity date of the loan is June 27, 2007. The balance at September 30, 2004 was $6,571,000.

A delayed draw term loan in the amount of $1,000,000 with interest at a rate equal to the LIBOR rate plus a margin with quarterly payments of interest and quarterly payments of principal equal to 5.0% of the outstanding balance commencing in the first quarter of 2005. The maturity date of the loan is June 27, 2007. The balance at September 30, 2004 was $490,000.

A subordinated debt in the amount of $4,818,000 bearing an annual interest rate of 5.0% in conjunction with the joint venture. The note is due and payable when M-I sells its interest or a termination of AirComp occurs. At September 30, 2004, $212,000 of interest was accrued and included in accrued interest.

NOTE 5 - STOCKHOLDERS' EQUITY

On March 3, 2004, the Company entered into an agreement with Morgan Joseph whereby Morgan Joseph would provide underwriting and fundraising activities on behalf of the Company. In exchange for their services, Morgan Joseph received a stock purchase warrant to purchase 340,000 shares of common stock at an exercise price of $2.50 per share. For purposes of calculating fair value under SFAS No. 123, the fair value of the warrant grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield; expected volatility rate of 170.69% risk-free interest rate of 6.25%; and average life of 5 years. The resulting fair value of $2,650,000 assigned to the warrant issuance was offset against the proceeds collected from the Company's private placements of common stock.

On April 2, 2004, the Company completed the following transactions:

                  o In exchange for an investment of $2,000,000, the Company issued 620,000 shares of common stock for a purchase price equal to $2.50 per share, and issued warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006, to an investor group (the "Investor Group") consisting of entities affiliated with Donald and Christopher Engel and directors Robert Nederlander and Leonard Toboroff. The aggregate purchase price for the common stock was $1,550,000, and the aggregate purchase price for the warrants was $450,000.

                  o Energy Spectrum converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock. The conversion of the preferred stock will have an impact on the earnings per share in future periods since the Company will not record any dividends.

                  o The Company, the Investor Group, Energy Spectrum, and director Saeed Sheikh, and officers and directors Munawar H. Hidayatallah and Jens H. Mortensen entered into a stockholders agreement pursuant to which the parties have agreed to vote for the election to the board of directors of the Company three persons nominated by Energy Spectrum, two persons nominated by the Investor Group and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. In addition, the parties and the Company agreed that in the event the Company has not effected a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, the Company will retain an investment banking firm to identify candidates for a transaction involving the sale of the Company or its assets.

On August 10, 2004, the Company completed the private placement of 3,504,667 shares of the Company's common stock at a price of $3.00 per share. Net proceeds to the Company, after selling commissions and expenses, were approximately $9.6 million. The Company issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.

On September 30, 2004, the Company completed the private placement of 1,956,668 shares of the Company's common stock at a price of $3.00 per share. Net proceeds to the Company, after selling commission and expenses, were approximately $5.5 million. The Company issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.

On September 30, 2004, the Company acquired Jens Mortensen's 19% minority interest in Jens' Oilfield Service, Inc. in exchange for 1,300,000 shares of the Company's common stock. The total value of the consideration paid to Mr. Mortensen was $6,435,000, which was equal to the number of shares of common stock issued to Mr. Mortensen (1,300,000) multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders equity.

In connection with the formation of AirComp in July 2003, the Company recorded $955,000, as the effect of the consolidation of the AirComp venture in which the Company realized a benefit by elimination of its negative investment in the cost basis of the venture. The business combination was accounted for as a purchase. As a result, the Company recognized the benefit of $955,000 as an increase in its stockholders equity rather than as period income.

NOTE 6 - REVERSE STOCK SPLIT

The Company effected a reverse stock split on September 10, 2004 in order to increase the share price of the common stock. As a result of the reverse stock split, every five shares of the Company's common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of stockholders of the Company from 6,070 to approximately 2,140. On September 13, 2004, the Company's common stock began trading on the American Stock Exchange. All share and related amounts presented have been retroactively adjusted for the stock split.

NOTE 7 - SEGMENT INFORMATION

The Company has three operating segments including Casing Services (Jens'), Directional Drilling Services (Strata) and Compressed Air Drilling Services (AirComp). All of the segments provide services to the petroleum exploration and production industry. The revenues, operating income (loss), depreciation and amortization, interest, capital expenditures and assets of each of the reporting segments plus the General Corporate function are reported below for the quarters and the nine months ended September 30, 2004 and 2003:

                                                   Nine Months Ended
                                                     September 30,
                                                   2004          2003
                                                ---------     ---------
                                                      (Restated)
                                                    (in thousands)
REVENUES:
Casing services                                 $  7,218      $  7,712
Directional drilling services                     18,352        10,336
Compressed air drilling services                   7,419         4,380
                                                ---------     ---------
Total revenues                                  $ 32,989      $ 22,428
                                                =========     =========

OPERATING INCOME (LOSS):
Casing services                                 $  2,174      $  3,070
Directional drilling services                      2,435           613
Compressed air drilling services                     723             3
General corporate                                 (1,915)       (1,278)
                                                ---------     ---------
Total income/(loss) from operations             $  3,417      $  2,408
                                                =========     =========

DEPRECIATION AND AMORTIZATION EXPENSE:
Casing services                                 $  1,075      $  1,035
Directional drilling services                        331           175
Compressed air drilling services                     914           811
General corporate                                     76            78
                                                ---------     ---------
Total depreciation and amortization expense     $  2,396      $  2,099
                                                =========     =========

INTEREST EXPENSE:
Casing services                                 $    494      $    469
Directional drilling services                        210           166
Compressed air drilling services                     487           655
General corporate                                    443           507
                                                ---------     ---------
Total interest expense                          $  1,634      $  1,797
                                                =========     =========

CAPITAL EXPENDITURES
Casing services                                 $    457      $  1,215
Directional drilling services                        882           893
Compressed air drilling services                     771         2,259
General corporate                                     10            19
                                                ---------     ---------
Total capital expenditures                      $  2,120      $  4,386
                                                =========     =========

ASSETS:
Casing services                                 $ 21,273      $ 17,360
Directional drilling services                     14,225         9,122
Compressed air drilling services                  23,021        24,515
General corporate                                 14,601         1,169
                                                ---------     ---------
Total assets                                    $ 73,120      $ 52,166
                                                =========     =========

REVENUES:
United States                                   $ 29,402      $ 19,748
Mexico                                             3,587         2,680
                                                ---------     ---------
Total                                           $ 32,989      $ 22,428
                                                =========     =========

NOTE 8 - SUPPLEMENTAL CASH FLOWS INFORMATION

Non-cash investing and financing transactions in connection with the acquisition of Safco Oil Field Products, Inc. for the nine months ended September 30, 2004:

Fair value of net assets                                                $ (842)
Goodwill and other intangibles                                            (150)
Fair value of common stock exchanged                                        33
                                                                        -------
Net cash paid to acquire subsidiary                                     $ (959)
                                                                        =======

NOTE 9 - LEGAL MATTERS

Mountain Compressed Air, Inc. is a defendant in an action brought in April 2004 (No. 04CV308) in the District Court of Mesa County, Colorado by the former owner of Mountain Air Drilling Service Company, Inc. nka Pattongill & Murphy, Inc., from whom Mountain Compressed Air, Inc. acquired assets in 2001. The plaintiff seeks to accelerate payment of the note issued in connection with the acquisition and is seeking $1,863,000 in damages (representing principal and interest due under the Note), on the basis that Mountain Compressed Air has failed to provide financial statements required by the note. We have raised several defenses to the plaintiff's claim, including the holder's failure to comply with the terms and conditions of the note, and substantial performance and impossibility of performance based upon the fact that Mountain Compressed Air no longer operates as a stand-alone company and we provide the plaintiff with financial statements relating to AirComp, to which the assets of Mountain Compressed Air were contributed in 2003. Discovery is, presently ongoing. Based upon present information, the Company believes that its more likely than not that the Company will prevail in its claims; however, the possibility of a material loss in connection with this claim is reasonably possible.

The Company is named from time to time in legal proceedings related to the Company's activities prior to its bankruptcy in 1988; however, the Company believes that it was discharged from liability for all such claims in the bankruptcy and believes the likelihood of a material loss relating to any such legal proceeding is remote.

The Company is involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, the Company believes that the likelihood of material loss relating to any such legal proceeding is remote.

NOTE 10 - SUBSEQUENT EVENTS

On November 10, 2004, AirComp completed the acquisition of Diamond Air Drilling Services, Inc. and its affiliated company, Marquis Bit Co., LLC, for $4.6 million in cash. Diamond Air and Marquis Bit (collectively referred to as "Diamond Air") provide air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products. The acquisition was funded through capital contributions from Allis-Chalmers and M-I in the amount of $2.5 million and $2.1 million, respectively.

In connection with the Diamond Air acquisition described above, on November 15, 2004, we executed an agreement with the current bank lender to AirComp to amend and increase the existing credit facilities. Under the amendment, a $1.0 million revolving line of credit was increased to $3.5 million, and a $6.6 million term loan was increased to $7.1 million by adding the $490,000 amount outstanding under the existing delayed draw facility to the term loan. Repayment of the $7.1 million term loan remained unchanged at $286,000 per quarter. Finally, the $1.0 million delayed draw term loan facility was increased to $1.5 million and its availability period was extended to December 31, 2005.

On December 7, 2004, we entered into amended credit facilities with Wells Fargo Credit, Inc. which replaced credit facilities maintained by Allis-Chalmers Energy Inc, and its subsidiaries, Jens' Oilfield Service, Inc. and Strata Directional Technology, Inc., with Wells Fargo Credit, Inc. and with Wells Fargo Energy Capital, Inc. The credit agreement governing the facilities was entered into by Allis-Chalmers, Jens', Strata and our new Safco subsidiary, and is guaranteed by our MCA and OilQuip subsidiaries. The new facilities include:

* A $10.0 million revolving line of credit to replace and increase the existing lines of credit at Jens' of $1.0 million and at Strata of $4.0 million. Borrowings are subject to a borrowing base based on eligible accounts receivables, as defined.

* A term loan in the amount of $6.3 million to be repaid in equal monthly installments based on a five-year repayment schedule. Proceeds of the term loan were used to prepay the term loan owed by our Jens' subsidiary and to prepay our 12% $2.3 million subordinated note and retire its related warrants.

* A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility are required to be repaid monthly based on a four-year repayment schedule after a one year interest only availability period. Availability of this capital expenditure term loan facility is subject to security acceptable to the lender in the form of equipment or other acquired collateral.

The new credit facility is due and payable December 31, 2007 and is secured by liens on substantially all our assets. The agreement governing these credit facilities contains customary events of default and financial covenants. It also limits our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. The interest rate payable on borrowings is based on the prime rate plus a margin.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Diamond Air Drilling Services, Inc.

We have audited the accompanying balance sheet of Diamond Air Drilling Services, Inc. (a Texas S-Corporation) (the Company) as of July 31 2004, and December 31, 2003 and 2002 and the related statements of income, stockholders' equity, and cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our report dated September 14, 2004, we expressed an opinion that, except for the effects of such adjustments, if any, might have been determined to be necessary had we been able to observe the physical inventories taken as of December 31, 2003, 2002 and 2001, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with accounting principals generally accepted in the United States America. Subsequently, the Company has provided us additional information regarding the prior years inventories and we were able to satisfy ourselves about the inventory quantities and values using alternative procedures. Accordingly, our present opinion on the financial statements referred to in the first paragraph, as presented herein, is different from that expressed in our previous report.

In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Diamond Air Drilling Services, Inc. as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America

The Company and its affiliate, Marquis Bit Co., LLC, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Marquis Bit Co., LLC under a separate report dated January 12, 2005.

                                       /s/ Accounting & Consulting Group, LLP
                                       --------------------------------------
                                       Accounting & Consulting Group, LLP
Carlsbad, New Mexico
January 12, 2005

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Of Diamond Air Drilling Services, Inc.

We have audited the accompanying balance sheets of Diamond Air Drilling Services, Inc. (a Texas S-Corporation) (the Company) as of July 31, 2004, and December 31, 2003 and 2002 and the related statements of income, members equity, and cash flows for the seven months ended July 31, 2004, the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We did not observe the taking of the work in process inventory as of December 31, 2003 and 2002 and 2001 (states at $1,146,070 and $344,948, as of December
31, 2003 and 2002, respectively), since those dates were prior to the time we were initially engaged as auditors for the Company. We were unable to satisfy ourselves about the work in process quantities by other auditing procedures.

In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the physical inventories taken as of December 31, 2003 and 2002, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Diamond Air Drilling Services, Inc. as of July 31, 2004 and December 31, 2003 and 2002 and the results of the potations and its cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

The Company and its affiliate, Marquis Bit Co., LLC, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Marquis Bit Co., LLC under a separate report dated September 14, 2004.

                                          /s/ Accounting & Consulting Group, LLP
                                          --------------------------------------
                                          Accounting & Consulting Group, LLP
Carlsbad, New Mexico
September 14, 2004
                                       F-59

                                  DIAMOND AIR DRILLING SERVICES, INC.
                                             BALANCE SHEETS
                               JULY 31, 2004, DECEMBER 31, 2003 AND 2002

                                                          July 31,       December 31,     December 31,
                                                            2004             2003             2002
                                                        -------------    -------------    -------------
ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                           $    123,171     $     38,566     $    129,612
    Accounts receivable (Note 3)                             826,198          704,466          547,332
    Unbilled receivables                                      75,809               --            3,518
    Related party receivables (Note 2)                        85,636          153,981          197,859
    Inventories  (Note 4)                                  1,712,465        1,146,070          344,948
    Prepaid expenses                                          10,160           16,300            9,629
                                                        -------------    -------------    -------------
      TOTAL CURRENT ASSETS                                 2,833,439        2,059,383        1,232,898
                                                        -------------    -------------    -------------

Related party receivables (Note 2)                           182,844          234,607          317,003
Property, Plant and Equipment, at cost (Note 5)              295,867          245,673          223,217
Other Assets (Note 12)                                        24,885           31,699           27,036
                                                        -------------    -------------    -------------
      TOTAL ASSETS                                      $  3,337,035     $  2,571,362     $  1,800,154
                                                        =============    =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current maturities of long-term debt                $    341,184     $    171,561     $    164,535
    Current maturities of capital lease obligations            3,447               --               --
    Accounts payable                                         635,418          602,918          517,471
    Accrued expenses                                          97,366          197,588          269,489
    Related party payables (Note 2)                          687,559          427,465           48,694
    Loans from related parties (Note 2)                      768,281          667,137          209,000
                                                        -------------    -------------    -------------
      TOTAL CURRENT LIABILITIES                            2,533,255        2,066,669        1,209,189
                                                        -------------    -------------    -------------

Long-Term Debt (Note 6)                                      312,085          309,612          410,524
Capital lease obligations (Note 5)                            14,873               --               --

Commitments and Contingencies                                     --               --               --
                                                        -------------    -------------    -------------
      TOTAL LIABILITIES                                    2,860,213        2,376,281        1,619,713
                                                        -------------    -------------    -------------

STOCKHOLDERS' EQUITY

    Common stock,  par value $1
       1,000 shares issued and outstanding                     1,000            1,000            1,000
    Paid-in capital                                            2,370            2,370            2,370
    Retained earnings                                        473,452          191,711          177,071
                                                        -------------    -------------    -------------
      TOTAL STOCKHOLDERS' EQUITY                             476,822          195,081          180,441
                                                        -------------    -------------    -------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $  3,337,035     $  2,571,362     $  1,800,154
                                                        =============    =============    =============

               The accompanying notes are an integral part of these financial statements.

                                                  F-60

                                  DIAMOND AIR DRILLING SERVICES, INC.
                                          STATEMENTS OF INCOME
                                FOR THE SEVEN MONTHS ENDED JULY 31, 2004
                               AND YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                       July 31,          December 31,       December 31,
                                                         2004                2003               2002
                                                     ------------        ------------       ------------
NET SALES (Note 8)                                   $ 3,984,512         $ 5,470,208        $ 4,073,653
                                                     ------------        ------------       ------------

Drilling expenses                                      2,803,729           4,592,677          3,394,507
Selling, general, and administrative                     390,690             620,776            492,067
Depreciation and amortization                             91,902              99,730            102,648
Interest expense                                          34,156              48,279             16,217
                                                     ------------        ------------       ------------
      Total Costs and Expenses                         3,320,477           5,361,462          4,005,439
                                                     ------------        ------------       ------------

      Operating income                                   664,035             108,746             68,214
                                                     ------------        ------------       ------------

Other income
    Gain (loss) on sale of assets                         (7,104)              9,841             15,906
    Interest income                                       11,008              23,053              5,232
                                                     ------------        ------------       ------------

NET INCOME                                           $   667,939         $   141,640        $    89,352
                                                     ============        ============       ============

               The accompanying notes are an integral part of these financial statements.

                                                 F-61

                        DIAMOND AIR DRILLING SERVICES, INC.
                         STATEMENTS OF STOCKHOLDERS' EQUITY
                    FOR THE SEVEN MONTHS ENDED JULY 31, 2004 AND
                     THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                 Common       Paid-in       Retained
                                 Stock        Capital       Earnings         Total
                               ----------    ----------    ----------     ----------
Balance, January 1, 2002       $   1,000     $   2,370     $ 485,719      $ 489,089

Net Income                            --            --        89,352         89,352
Dividends paid                        --            --      (398,000)      (398,000)
                               ----------    ----------    ----------     ----------

Balance, December 31, 2002         1,000         2,370       177,071        180,441

Net Income                            --            --       141,640        141,640
Dividends paid                        --            --      (127,000)      (127,000)
                               ----------    ----------    ----------     ----------

Balance, December 31, 2003         1,000         2,370       191,711        195,081


Net Income                            --            --       667,939        667,939

Dividends paid                        --            --      (386,198)      (386,198)
                               ----------    ----------    ----------     ----------

Balance, July 31, 2004         $   1,000     $   2,370     $ 473,452      $ 476,822
                               ==========    ==========    ==========     ==========


     The accompanying notes are an integral part of these financial statements.

                                        F-62

                                     DIAMOND AIR DRILLING SERVICES, INC.
                                           STATEMENTS OF CASH FLOWS
                                 FOR THE SEVEN MONTHS ENDED JULY 31, 2004 AND
                                  THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                            July 31,         December 31,       December 31,
                                                              2004               2003               2002
                                                         --------------     --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                               $     667,939      $     141,640      $      89,352
Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
    Depreciation and amortization                               91,902             99,730            102,648
    Gain (loss) on sale of property, plant, and
      equipment                                                 (7,104)             9,841             15,906
Change in operating assets and liabilities:
    Accounts receivable                                       (197,541)          (153,616)          (165,294)
    Inventory                                                 (566,395)          (801,122)           (47,471)
    Prepaid expenses                                             6,140             (6,671)              (302)
    Other noncurrent assets                                      6,814             (4,663)           (13,780)
    Accounts payable                                           292,594            464,218            198,954
    Accrued payroll and employee benefits                     (100,224)           (71,899)           162,920
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES           194,125           (322,542)           342,933
                                                         --------------     --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Repayment from loans to related parties                        120,108            128,896            202,450
Loans made to related parties                                       --             (2,622)          (430,370)
Proceeds from sale of property, plant, and
    equipment                                                       --             30,494             53,804
Capital expenditures on property, plant, and
    equipment                                                 (115,314)          (162,521)          (140,047)
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES             4,794             (5,753)          (314,163)
                                                         --------------     --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt                                   (188,522)          (219,947)          (111,897)
Proceeds from issuance of long-term debt                       360,618            126,061            367,788
Repayment of short-term debt                                  (200,000)          (200,000)                --
Proceeds from issuance of short-term debt                      200,000            200,000                 --
Repayment of capital lease obligations                          (1,358)                --                 --
Repayment of loans from related parties                       (162,667)          (302,494)            (6,000)
Proceeds from loans from related parties                       263,813            760,629            215,000
Payment of dividend distributions to stockholders             (386,198)          (127,000)          (398,000)
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES          (114,314)           237,249             66,891
                                                         --------------     --------------     --------------

NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                 84,605            (91,046)            95,661

Cash and Cash Equivalents at Beginning of Year                  38,566            129,612             33,951
                                                         --------------     --------------     --------------
Cash and Cash Equivalents at End of Year                 $     123,171      $      38,566      $     129,612
                                                         ==============     ==============     ==============

NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Payments made directly to Marquis Bit Co., LLC
       from a loan obtained by the Company               $          --      $          --      $     102,565
                                                         ==============     ==============      =============

                  The accompanying notes are an integral part of these financial statements.

                                                     F-63

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS. Diamond Air Drilling Services, Inc. (the Company) provides air drilling services to the oil & gas drilling industry across the Western United States. The Company employs a unique air drilling methodology, utilizing air hammers and bits to effectively and efficiently drill wells. The Company operates three offices in Texas, New Mexico, and Oklahoma.

         Effective December 2002, the Company entered into an agreement with Marquis Bit Co, LLC to manufacture drill bits for the Company. The Company pays Marquis Bit Co, LLC a set fee to fabricate the drill bits using raw materials purchased by the Company.

         CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation
         (FDIC) insurance limit.

         TRADE ACCOUNTS RECEIVABLE. Trade receivables and loans receivable are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectibility based on past credit history with customers and their current financial condition.

         UNBILLED RECEIVABLES. Unbilled receivables represent revenue earned in the current period but not billed to the customer until future dates, usually within one month.

         INVENTORY. Inventories consist of air hammers, drill bits, drill bits in process, and raw materials and are valued at the lower of cost or market using the specific identification method.

         PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the double declining balance method. Equipment under capital lease obligations is amortized on the double declining balance method over the shorter period of the lease term or the estimated useful life of the equipment. Such amortization is included in depreciation and amortization in the financial statements. Estimated useful lives for equipment and transportation equipment range from three to seven years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.

         REVENUE RECOGNITION. Drilling services and equipment are provided to its customers at per day and per job contractual rates. Drilling related revenue is recognized in the financial statements as work progresses and when collectibility is reasonably assured. Net sales are arrived at by deducting discounts, and sales taxes from gross sales.

         ADVERTISING COSTS. Advertising costs are expensed as incurred. Advertising costs totaled $9,032 for the seven months ended July, 31, 2004 and $5,055, and $4,926 for the years ended December 31, 2003 and 2002, respectively.

         INCOME TAXES. The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of the Company's taxable income in their individual income tax returns. Accordingly, no provision or liability for income taxes has been included in the financial statements.

         USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2:  RELATED-PARTY TRANSACTIONS

         The principal shareholders of the Company and entities under their control periodically loan money to the Company for operations, or borrow money from the Company to fund the operations of other related entities. A summary of amounts due from related entities follows:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004        2003              2002
                                             -------------    -------------    -------------
Note receivable from Marquis Bit Co,
  LLC, variable interest rate (currently
  7.25%) payable in monthly installments
  of $7,315 maturing September 2005,
  unsecured                                  $    268,480     $    317,002     $    395,684

Note receivables from stockholders,
  due upon demand, bearing interest
  of 0%, unsecured                                     --           64,148          111,740

Note receivables from Marquis Bit Co,
  LLC, due upon demand, bearing
  interest of 0%, unsecured                            --            7,438            7,438
                                             -------------    -------------    -------------
     Subtotal                                     268,480          388,588          514,862

Less current portion                               85,636          153,981          197,859
                                             -------------    -------------    -------------
     Related party receivables               $    182,844     $    234,607     $    317,003
                                             =============    =============    =============

                                             F-65

         A summary of accounts payable due to related entities follows:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Trade accounts payable to Marquis Bit
  Co, LLC for fabrication of drill bits      $    687,559     $    427,465     $     48,694
                                             -------------    -------------    -------------
     Related party payables                  $    687,559     $    427,465     $     48,694
                                             =============    =============    =============

         A summary of loans due to related entities follows:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Notes payable to stockholders, due on
  demand, unsecured, bearing an
  interest rate of 0%                        $    437,342     $    220,696     $     99,000

Loan payable to Marquis Bit Co, LLC,
  due on demand, unsecured, bearing
  an interest rate of 0%                          257,439          257,439               --

Loan payable to various related
  entities (related due to certain
  Company stockholders owning
  majority interest in
  entities), due on demand,
  unsecured bearing an interest
  rate of 0%                                       73,500          189,000          110,000
                                             -------------    -------------    -------------
                                             $    768,281     $    667,135     $    209,000
                                             =============    =============    =============

         A summary of related party transactions for the seven months ended July
         31, 2004 and years ended December 31, 2003 and 2002 follows:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Amount paid, or accrued, to Marquis Bit
  Co, LLC for the fabrication of
  drill bits.                                $    680,573     $  1,271,242     $     62,472
                                             =============    =============    =============

                                           F-66

NOTE 3:  ACCOUNTS RECEIVABLE

         At July 31, 2004, December 31, 2003 and 2002, accounts receivable are comprised of the following:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Accounts receivable                          $    831,086     $    713,644     $    550,161
Allowance for doubtful accounts                    (4,888)          (9,178)          (2,829)
                                             -------------    -------------    -------------
     Total                                   $    826,198     $    704,466     $    547,332
                                             =============    =============    =============

NOTE 4:  INVENTORIES

         At July 31, 2004, December 31, 2003 and 2002, inventories are comprised of the following:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Air hammers                                  $    376,627     $    346,321     $    292,719
Finished drill bits                               757,040          607,478           52,229
Drill bits in process                             452,018          151,563               --
Raw materials                                     126,780           40,708               --
                                             -------------    -------------    -------------
     Total                                   $  1,712,465     $  1,146,070     $    344,948
                                             =============    =============    =============

NOTE 5:  PROPERTY, PLANT AND EQUIPMENT

         At July 31, 2004, December 31, 2003 and 2002, property, plant, and equipment are comprised of the following:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Equipment                                    $     99,721     $     95,995     $     58,956
Transportation equipment                          427,714          395,331          336,304
Equipment under capital lease                      19,678               --               --
                                             -------------    -------------    -------------
     Total                                        547,113          491,326          395,260
Less: accumulated depreciation
     Accumulated depreciation                     247,966          245,653          172,043
     Accumulated amortization                       3,280               --               --
                                             -------------    -------------    -------------
Net property, plant, and equipment           $    295,867     $    245,673     $    223,217
                                             =============    =============    =============

                                           F-67

         Property, plant, and equipment include a capitalized lease. The following schedule, by year, of the future minimum payments under these leases, together with the present value of the net minimum payments as of July 31, 2004:

                                                                        Amount
                                                                      ----------

Year ending July 31,                                                  $      --
     2005                                                                 4,788
     2006                                                                 4,788
     2007                                                                 4,788
     2008                                                                 4,788
     2009 and thereafter                                                  2,793
                                                                      ----------
Total minimum lease payments                                             21,945
Less amount representing interest                                         3,625
                                                                      ----------
Total present value of minimum lease payments                            18,320
Less current portion of such obligations                                  3,447
                                                                      ----------
Long-term obligations                                                 $  14,873
                                                                      ==========

NOTE 6:  LONG TERM DEBT AND RELATED MATTERS

         Long-term debt at July 31, 2004, and December 31, 2003 and 2002, consist of the following:

                                                                           December 31,
                                                                  ------------------------------
                                                 July 31, 2004        2003              2002
                                                 --------------   -------------    -------------
Various notes payable to banks and
  financing companies for transportation
  equipment, due in installments through
  February, 2010 at fixed interest rates
  ranging from 0.0% to 10.95%,
  collateralized by transportation equipment     $    209,788     $    147,312     $    173,675

Variable interest rate (currently 7.25%)
  note payable, due in monthly installments
  of $7,315 including interest through
  September 2005, collateralized by
  equipment (including equipment currently
  owned by Marquis Bit Co, LLC) with
  depreciated costs of $261,783, inventory,
  and accounts and notes receivable. This
  note is personally guaranteed by a
  stockholder of the Company                          249,792          290,577          356,719

                                            F-68


                                                                           December 31,
                                                                  ------------------------------
                                                 July 31, 2004        2003              2002
                                                 --------------   -------------    -------------
4.0% note payable, due in monthly
  installments of $1,181 including interest,
  through November 2005, collateralized by
  accounts receivable and equipment
  (including equipment currently owned by
  Marquis Bit Co, LLC) with depreciated
  costs of $26,406. This note is personally
  guaranteed by a shareholder of the Company            18,689          26,425           38,965

Variable interest rate (Carlsbad National
  Bank base rate) line of credit agreement,
  $200,000 limit, expiring June 2005,
  collateralized by accounts receivable,
  equipment, and inventory                             175,000              --               --

Miscellneous notes payable, varying interest
rates, due various dates                                    --          16,859            5,700
                                                 --------------   -------------    -------------
     Subtotal                                          691,468         483,176          577,061

Less current maturities                                341,184         171,561          164,535
                                                 --------------   -------------    -------------
     Total                                       $     350,284    $    311,615     $412,526,000
                                                 ==============   =============    =============

         The maturities of long-term debt for each of the succeeding five years subsequent to July 31, 2004, are as follows: 2005 - $341,184; 2006 -
         $251,410; 2007 - $42,471; 2008 - $17,095; and 2009 and beyond - $1,109.

NOTE 7:  STOCKHOLDERS' EQUITY

         At July 31, 2004, December 31, 2003 and 2002, the number of authorized and issued common stock and related par value and dividends paid are as follows:

                                                                           December 31,
                                                                  ------------------------------
                                                 July 31, 2004        2003              2002
                                                 --------------   -------------    -------------
Common stock authorized                              1,000,000       1,000,000        1,000,000
Common stock issued                                      1,000           1,000            1,000
Common stock outstanding                                 1,000           1,000            1,000
Common stock, per share par value                $        1.00    $       1.00     $       1.00
Cash dividends paid on common stock              $     386,198    $    127,000     $    398,000

                                             F-69

NOTE 8:  DEPENDENCE ON KEY CUSTOMERS

         DEPENDENCE ON KEY CUSTOMERS. For the seven months ended July 31, 2004, the three largest customers accounted for 48% of sales. For the Year ended December 31, 2003, the three largest customers accounted for 45% of sales. For the Year ended December 31, 2002, the two largest customers accounted for 37% of sales.

NOTE 9:  EMPLOYEE BENEFIT PLANS

         The company has a retirement savings Simple plan in which substantially all employees may participate. The company's expense for the plan was$10,413 for the seven months ended July 31, 2004 and $18,305 and $16,701 for the years ended December 31, 2003 and 2002, respectively.

NOTE 10: SUBSEQUENT EVENT

         Effective October 31, 2004 the Company sold substantially all its assets realizing a gain of approximately $2.1 million and ceased operations. As of December 31, 2004 the Company was liquidated by paying all liabilities and distributing the remaining assets to its shareholders.

NOTE 11: SUPPLEMENTAL CASH FLOW INFORMATION

         The Company acquired equipment of $19,678, $0, and $0 during the seven months ended July 31, 2004, and the years ended December 31, 2003 and 2002, respectively, under capital lease obligations.

NOTE 12: PATENT PENDING

         Included in other assets at 7/31/04 are $15,389 of costs associated with obtaining a patent for special bit retainers fabricated for the Company by Marquis Bit Co., LLC. The patent is currently pending.

                          INDEPENDENT AUDITOR'S REPORT

To the Members
of Marquis Bit Co., LLC

We have audited the accompanying balance sheets of Marquis Bit Co., LLC (a New Mexico Limited Liability Company) (the Company) as of July 31 2004, and December 31, 2003 and 2002 and the related statements of income, members' equity, and cash flows for the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our report dated September 14, 2004, we expressed an opinion that, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the work in process inventory taken as of December 31, 2003, the financial statements referred to in first paragraph present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with accounting principals generally accepted in the United States of America. Subsequently, the Company has provided us additional information regarding the work in process inventories as of December 31, 2003 and also 2002 and we were able to satisfy ourselves about the unbilled receivables related to this work in process using alternative procedures. Accordingly, our present opinion on the financial statements referred to in the first paragraph, as presented herein, is different from that expressed in our previous report.

In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Marquis Bit Co., LLC as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The Company and its affiliate, Diamond Air Drilling Services, Inc, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Diamond Air Drilling Services, Inc. under a separate report dated January 12, 2005.

                                       /s/ Accounting & Consulting Group, LLP
                                       --------------------------------------
                                       Accounting & Consulting Group, LLP
Carlsbad, New Mexico,
January 12, 2005

                          INDEPENDENT AUDITOR'S REPORT

To the Members
of Marquis Bit Co., LLC

We have audited the accompanying balance sheets of Marquis Bit Co., LLC (a New Mexico Limited Liability Company) as of July 31, 2004, and December 31, 2003 and 2002 and the related statements of income, members equity, and cash flows for the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We did not observe the taking of the work in process inventory as of December 31, 2003, which directly correlates to the Company's unbilled receivables (stated at $124,107) at that date since those dates were prior to the time we were initially engaged as auditors for the Company. We were unable to satisfy ourselves about the work in process quantities by other auditing procedures.

In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the work in process inventory taken as of December 31, 2003, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Marquis Bit Co., LLC as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The Company and its affiliate, Diamond Air Drilling Services, Inc, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Diamond Air Drilling Services, Inc. under a separate report dated September 14, 2004.

                                          /s/ Accounting & Consulting Group, LLP
                                          --------------------------------------
                                          Accounting & Consulting Group, LLP
Carlsbad, New Mexico
September 14, 2004

                                             MARQUIS BIT CO., LLC
                                                Balance Sheets
                                  July 31, 2004, December 31, 2003 and 2002

                                                         July 31,           December 31,       December 31,
                                                           2004                2003               2002
                                                      ---------------     ---------------     ---------------
ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                         $           --      $        5,223      $        1,504
    Accounts receivable (Note 2)                             358,368             303,358              48,694
    Unbilled receivables                                     329,191             107,435              15,875
    Related party notes receivable (Note 2)                  257,439             257,439                  --
    Prepaid expenses                                           5,623                  --               3,269
                                                      ---------------     ---------------     ---------------
      TOTAL CURRENT ASSETS                                   950,621             673,455              69,342
                                                      ---------------     ---------------     ---------------

Property, Plant and Equipment, net (Note 3)                  261,783             305,472             386,704
Other Assets                                                   1,323               1,485               1,011
                                                      ---------------     ---------------     ---------------
      TOTAL ASSETS                                    $    1,213,727      $      980,412      $      457,057
                                                      ===============     ===============     ===============

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
    Bank overdraft                                    $        9,305      $           --      $           --
    Accounts payable                                          15,890              38,640              46,854
    Accrued expenses                                          14,597               9,076               6,580
    Loans from related parties (Note 2)                      114,836             125,020             122,119
                                                      ---------------     ---------------     ---------------
      TOTAL CURRENT LIABILITIES                              154,628             172,736             175,553
                                                      ---------------     ---------------     ---------------

Loans from Related Parties, net of current
    portion (Note 2)                                         182,844             234,607             317,002

Commitments and Contingencies                                     --                  --                  --
                                                      ---------------     ---------------     ---------------
      TOTAL LIABILITIES                                      337,472             407,343             492,555

MEMBERS' EQUITY                                              876,255             573,069             (35,498)
                                                      ---------------     ---------------     ---------------
      TOTAL LIABILITIES AND MEMBERS' EQUITY           $    1,213,727      $      980,412      $      457,057
                                                      ===============     ===============     ===============

                  The accompanying notes are an integral part of these financial statements.

                                                     F-73

                                             MARQUIS BIT CO., LLC
                                   Statements of Income and Members' Equity
                                   For the Seven Months Ended July 31, 2004
                       and Year Ended December 31, 2003 and the Period from Inception,
                                  October 1, 2002 Through December 31, 2002


                                                            July 31,         December 31,       December 31,
                                                              2004               2003               2002
                                                         --------------     --------------     --------------
SALES                                                    $     697,245      $   1,238,695      $      78,347

COST OF GOODS SOLD                                             307,058            525,593             65,947
                                                         --------------     --------------     --------------
GROSS PROFIT                                                   390,187            713,102             12,400
                                                         --------------     --------------     --------------

Selling, general, and administrative                            33,504             67,423             35,424
Depreciation and amortization                                   43,689             86,232              7,242
Interest expense                                                11,008             23,053              5,232
                                                         --------------     --------------     --------------
      Total Costs and Expenses                                  88,201            176,708             47,898
                                                         --------------     --------------     --------------

      OPERATING INCOME (LOSS)                                  301,986            536,394            (35,498)

Other income                                                     1,200             72,173                 --
                                                         --------------     --------------     --------------
NET INCOME (LOSS)                                              303,186            608,567            (35,498)

Members' equity, beginning of period                           573,069            (35,498)                --
                                                         --------------     --------------     --------------
MEMBERS' EQUITY, END OF PERIOD                                 876,255            573,069            (35,498)
                                                         ==============     ==============     ==============

                  The accompanying notes are an integral part of these financial statements.

                                                     F-74


                                             MARQUIS BIT CO., LLC
                                           Statements of Cash Flows
                           For the Seven Months Ended July 31, 2004 and Year Ended

                       December 31, 2003 and the Period from Inception, October 1, 2002
                                          Through December 31, 2002

                                                            July 31,         December 31,       December 31,
                                                              2004               2003               2002
                                                         --------------     --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                        $     303,186      $     608,567      $     (35,498)
Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
    Depreciation and amortization                               43,689             86,232              7,242
Change in operating assets and liabilities:
    Accounts receivable                                       (276,766)          (346,224)           (64,569)
    Prepaid expenses                                            (5,623)             3,269             (3,269)
    Other assets                                                   162               (474)            (1,011)
    Accounts payable                                           (22,750)            18,794             19,846
    Accrued payroll and employee benefits                        5,521              2,496              6,580
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES            47,419            372,660            (70,679)
                                                         --------------     --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans made to others                                                --           (257,439)                --
Capital expenditures on property, plant, and
    equipment                                                       --            (32,008)           (80,088)
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                --           (289,447)           (80,088)
                                                         --------------     --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of loans from related parties                       (120,058)           (84,682)           (34,259)
Proceeds from loans from related parties                        58,111              5,188            186,530
Net increase in bank overdrafts                                  9,305                 --                 --
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES           (52,642)           (79,494)           152,271
                                                         --------------     --------------     --------------

NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                 (5,223)             3,719              1,504

Cash and Cash Equivalents at Beginning of Period                 5,223              1,504                 --
                                                         --------------     --------------     --------------
Cash and Cash Equivalents at End of Period               $          --      $       5,223      $       1,504
                                                         ==============     ==============     ==============

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
    Property and equipment acquired with
      long-term debt                                     $          --      $          --      $     286,850
                                                         ==============     ==============     ==============

                  The accompanying notes are an integral part of these financial statements.

                                                     F-75

MARQUIS BIT CO., LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION: Marquis Bit Co., LLC (the Company) is a manufacturing facility located in Carlsbad, New Mexico established in October 2002 for the purpose of fabricating premium hammer bits for Diamond Air Drilling Services, Inc. (a related party due to common ownership). The Company charges a set fee to fabricate drill bits using raw materials supplied by Diamond Air Drilling Services, Inc. Accordingly, the Company carries no raw materials or work in process inventory. The Articles of Incorporation provides that the Company is to dissolve on February 11, 2034.

         CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation
         (FDIC) insurance limit.

         TRADE ACCOUNTS RECEIVABLE. Trade receivables and loans receivable are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest.

         UNBILLED RECEIVABLES. Unbilled receivables represent fabricated bits in process in the current period but not billed to the customer until future dates, usually within one month.

         PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the double declining balance method or the straight line method, whichever method management believes to be appropriate for each particular asset. Estimated useful lives for equipment and leasehold improvements range from three to fifteen years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.

         REVENUE RECOGNITION. Revenue is recognized in the financial statements as work progresses and when collectibility is reasonably assured.

         INCOME TAXES. As a limited liability company, the Company's taxable income or loss is allocated to members in accordance with their respective percentage of ownership. Therefore, no provision or liability for income taxes has been included in the financial statements.

         USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2:  RELATED-PARTY TRANSACTIONS

         The members of the Company and entities under their control periodically loan money to the Company for operations, or borrow money from the Company to fund the operations of other related entities.

         A summary of accounts receivables from related entities follows:

                                                                                          December 31,
                                                                                ------------------------------
                                                              July 31, 2004          2003              2002
                                                              ================================================

Trade accounts receivable from
  Diamond Air Drilling Services, Inc.
  (related due to common ownership)                           $   358,368          $303,358          $ 48,694

Unbilled receivables from Diamond Air
  Drilling Services, Inc. (related due to
  common ownership)                                               329,191           107,435            15,875
                                                              ------------------------------------------------

    Total accounts receivable from
      related parties                                         $   687,559          $410,793          $ 64,569
                                                              ================================================

         A summary of loans due from related entities follows:

                                                                                          December 31,
                                                                                ------------------------------
                                                              July 31, 2004          2003              2002
                                                              ================================================

Loan receivable from Diamond Air
  Drilling Services, Inc. (related due to
  common ownership), due upon demand,
  bearing interest of 0%, unsecured
  Entire balance considered current                           $   257,439          $257,439          $     --
                                                              ------------------------------------------------

                                                       F-77


         A summary of loans due to related entities follows:


                                                                                          December 31,
                                                                                ------------------------------
                                                              July 31, 2004          2003              2002
                                                              ================================================
Loans payable to members, due on
  demand, unsecured, bearing an
  interest rate of 0%                                         $    29,200       $    25,188       $    25,000

Loan payable to various related
  entities (related due to certain
  Company stockholders owning
  majority interest in entities), due on
  demand, unsecured bearing an
  interest rate of 0%                                                  --            17,437            18,437

Loan payable to Diamond Air Drilling
  Services, Inc. (related due to common
  ownership), variable interest rate
  (currently 7.25%) payable in monthly
  installments of $7,315 maturing
  September 2005, unsecured                                       268,480           317,002           395,684
                                                              ------------------------------------------------
    Subtotal                                                      297,680           359,627           439,121

Less current maturities                                           114,836           125,020           122,119
                                                              ------------------------------------------------
Loans from related parties                                    $   182,844       $   234,607       $   317,002
                                                              ================================================

         The maturities of loans from related parties for each of the succeeding five years subsequent to July 31, 2004, are as follows: 2005 -
         $114,836; 2006 - $182,844; and 2007 and beyond - $0.

         A summary of related party transactions for the seven months ended July
         31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 follows:

                                                                                          December 31,
                                                                                ------------------------------
                                                              July 31, 2004          2003              2002
                                                              ================================================

Amount received, or accrued, from
  Diamond Air Drilling Services, Inc.
  (related due to common ownership)
  for the fabrication of drill bits.                          $   697,245       $   1,238,695     $    78,347
                                                              ================================================

                                                      F-78


NOTE 3:  PROPERTY, PLANT AND EQUIPMENT

         At July 31, 2004, December 31, 2003 and 2002, property, plant, and equipment are comprised of the following:

                                                                                          December 31,
                                                                                ------------------------------
                                                              July 31, 2004          2003              2002
                                                              ================================================
Manufacturing equipment                                       $   386,789       $   386,789       $   381,789
Computer equipment                                                  9,942             9,942             9,942
Leasehold improvements                                              2,215             2,215             2,215
                                                              ------------------------------------------------
    Total                                                         398,946           398,946           393,946
Less:
    Accumulated depreciation                                      133,550            91,126             7,061
    Amortization of leasehold improvements                          3,613             2,348               181
                                                              ------------------------------------------------
Net property, plant, and equipment                            $   261,783       $   305,472       $   386,704
                                                              ================================================

         The above property, plant, and equipment is pledged as collateral for a loan initially borrowed by Diamond Air Drilling Services, Inc. and used to loan to the Company for equipment acquisitions. (See Note 2).

NOTE 4:  DEPENDENCE ON KEY CUSTOMERS

         As discussed in Note 2, the Company has been contracted by Diamond Air Drilling Services, Inc. to fabricate bits for Diamond Air Drilling Services, Inc. For the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002, Diamond Air Drilling Services, Inc. accounted for 100% of the Company's sales.

NOTE 5:  EMPLOYEE BENEFIT PLANS

         The company has a retirement savings Simple plan in which substantially all employees may participate. The company's expense for the plan was$2,736 for the seven months ended July 31, 2004 and $0 and $0 for the years ended December 31, 2003 and 2002, respectively.

NOTE 6:  SUBSEQUENT EVENTS

         Effective October 31, 2004 the Company sold substantially all its assets at book value and ceased operations. As of December 31, 2004 paying all liabilities and distributing the remaining assets to its shareholders effectively liquidated the Company.

NOTE 7:  RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

         Certain errors resulting in unbilled receivables being understated as of 2002 and overstated as of 2003 were discovered due to additional information being provided by the Company. The corrections of these errors resulted in a $15,875 increase in the net income for 2002; $32,547 decrease in net income for 2003 and $16,672 increase in net income for 2004.

[JOHNSON, MILLER & CO. LETTERHEAD]





               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------



The Members
Downhole Injection Services, LLC
(A Texas Limited Liability Company)

We have audited the accompanying balance sheets of Downhole Injection Services, LLC (a Texas Limited Liability Company) as of November 30, 2004 and December 31, 2003 and the related statements of operations and members' equity, and cash flows for the eleven months and year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Downhole Injection Services, LLC at November 30, 2004 and December 31, 2003, and the results of its operations and its cash flows for the eleven months and the year then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ JOHNSON, MILLER & CO.


Midland, Texas
February 4, 2005



                                   FINANCIAL STATEMENTS
                             DOWNHOLE INJECTION SERVICES, LLC
                            (A TEXAS LIMITED LIABILITY COMPANY)

                                      BALANCE SHEETS

                          NOVEMBER 30, 2004 AND DECEMBER 31, 2003

                                          ASSETS

                                                                     2004          2003
                                                                  -----------  -----------
CURRENT ASSETS
   Cash and cash equivalents (note A12)                           $   71,881       20,064
   Accounts receivable, net of allowance of $10,000 and $10,000
     Customers                                                     1,242,346      466,435
     Employees                                                            --        2,447
   Inventories (note A8)                                             295,040      189,287
   Prepaid expenses                                                  155,626       60,263
                                                                  -----------  -----------

     Total current assets                                          1,764,893      738,496

PROPERTY AND EQUIPMENT, NET (notes A8, A9 and C)                     719,322      682,564

OTHER ASSETS (notes A9, A10 and D)                                     4,617       55,400
                                                                  -----------  -----------

     Total assets                                                 $2,488,832    1,476,460
                                                                  ===========  ===========


                              LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
   Current portion of notes payable (note E)                      $  757,406      159,846
   Current portion of capitalized lease obligations (note F)          45,735       67,367
   Accounts payable                                                1,002,375      572,238
   Accrued expenses                                                  105,333       78,583
   Sales tax payable                                                  21,937        9,340
   Interest payable                                                   19,827        4,314
                                                                  -----------  -----------

       Total current liabilities                                   1,952,613      891,688

DEFERRED REVENUE                                                     197,400      197,400

NOTES PAYABLE, net of current portion (note E)                        17,070      103,744

CAPITALIZED LEASE OBLIGATIONS, net of current portion (note F)        66,702           --

COMMITMENTS AND CONTINGENCIES (notes G and H)

MEMBERS' EQUITY                                                      255,047      283,628
                                                                  -----------  -----------

       Total liabilities and members' equity                      $2,488,832    1,476,460
                                                                  ===========  ===========


       The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

                                            F-81

                        DOWNHOLE INJECTION SERVICES, LLC
                       (A TEXAS LIMITED LIABILITY COMPANY)

                  STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY

                  FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2004
                      AND THE YEAR ENDED DECEMBER 31, 2003


                                                       2004              2003
                                                   ------------     ------------

Sales                                              $ 4,792,719        3,835,414

Cost of sales                                        3,875,646        3,050,921
                                                   ------------     ------------

         Gross profit                                  917,073          784,493

General and administrative expenses                    871,927          792,603
                                                   ------------     ------------

Income (loss) from operations                           45,146           (8,110)

Other income (expense)
   Interest income                                          22              403
   Interest expense                                    (73,749)         (41,673)
   Impairment loss on patent (note D)                       --         (983,278)
                                                   ------------     ------------

                                                       (73,727)      (1,024,548)

NET LOSS                                               (28,581)      (1,032,658)

Members' equity - beginning of period                  283,628        1,316,286
                                                   ------------     ------------

Members' equity - end of period                    $   255,047          283,628
                                                   ============     ============


  The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.



                            DOWNHOLE INJECTION SERVICES, LLC
                           (A TEXAS LIMITED LIABILITY COMPANY)

                                STATEMENTS OF CASH FLOWS

                      FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2004
                          AND THE YEAR ENDED DECEMBER 31, 2003

                                                                 2004           2003
                                                             ------------   ------------
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities
   Net loss                                                  $   (28,581)    (1,032,658)
   Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
       Depreciation and amortization                             326,034        283,765
       Impairment loss on patent                                      --        983,278
   Change in account balances
       (Increase) decrease in accounts receivable - trade       (775,911)        69,523
       Decrease in accounts receivable - employees                 2,447          2,722
       Increase in inventories                                  (105,753)       (51,145)
       (Increase) decrease in prepaid expenses                   (95,363)        46,792
       Increase (decrease) in accounts payable                   430,137        (73,388)
       Increase (decrease) in accrued expenses                    26,750        (39,028)
       Increase (decrease) in sales tax payable                   12,597         (5,268)
       Increase in deferred revenue                                   --        135,000
       Increase in interest payable                               15,513          4,314
                                                             ------------   ------------

   Net cash (used in) provided by operating activities          (192,130)       323,907
                                                             ------------   ------------

Cash flows provided by (used in) investing activities
   Purchase of property, plant and equipment                    (174,305)      (137,267)
                                                             ------------   ------------

   Net cash used in investing activities                        (174,305)      (137,267)
                                                             ------------   ------------

Cash flows provided by (used in) financing activities
   Issuance of notes payable                                   1,090,335             --
   Repayments on notes payable                                  (579,449)      (171,830)
   Repayments of capital lease obligations                       (92,634)      (119,594)
                                                             ------------   ------------

   Net cash provided by (used in) financing activities           418,252       (291,424)
                                                             ------------   ------------

Net increase (decrease) in cash and cash equivalents              51,817       (104,784)

Cash and cash equivalents
   Beginning of period                                            20,064        124,848
                                                             ------------   ------------

   End of period                                             $    71,881         20,064
                                                             ============   ============

Supplemental disclosure of cash flow information
   Interest paid                                             $    58,236         37,359
                                                             ============   ============

Non-cash investing and financing activities:
   Acquisition of property and equipment through
     capital lease financing                                 $   137,704             --

   Acquisition of Ener-Coil, L.L.C. (see note B)                      --             --


      The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

                                           F-83

DOWNHOLE INJECTION SERVICES, LLC
(A TEXAS LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2004 AND DECEMBER 31, 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.     FORMATION OF COMPANY

Downhole Injection Services, LLC (the "Company") is a Texas limited liability company, which was formed February 1, 2004 by a business combination, which has been accounted for as a purchase. The Company is owned 60% by the former members of Ener-Coil, L.L.C. (a Texas limited liability company) and 40% by a multinational integrated oil company and two individuals. All of the assets and liabilities of Ener-Coil, L.L.C. and Downhole Injection Services, LLC (an Oklahoma limited liability company) were contributed to the Company in exchange for the interest outlined above.

2.     NATURE OF OPERATIONS

The Company is primarily engaged in the installation of coiled tubing for the injection of chemical applications in existing oil and gas wells. These operations are identical to those provided by the Company's predecessor. The Company also will move existing customer tubing and repair, service, and store customer tubing for future use. The Company's principal office is located in Midland, Texas and services are offered from three branch offices located in Texas.

3.     PRODUCT, GEOGRAPHIC LOCATION AND CUSTOMER CONCENTRATIONS

Product and geographic statistics, as a percentage of revenues, are as follows:

                                                    2004
                                                  --------
Type of Services Rendered:
     Installation of Tubing                         60%
     Removal and Repair of Customer
       Owned Tubing                                 37%
     Rental and Other                                3%

Geographic Location of Services Rendered:
     Texas                                          47%
     Oklahoma                                        7%
     Louisiana                                      16%
     United Arab Emirates                            3%
     Other Locations                                27%

4.     SUPPLIER CONCENTRATION

The Company purchases substantially all of its tubing from two vendors. However, the tubing is generally available from a variety of sources.

5.     REVENUE RECOGNITION AND DEFERRED REVENUE

The Company recognizes revenue on jobs upon the completion of services performed. Amounts which are invoiced prior to the completion of services are treated as deferred revenue until the completion of services.

6.     ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS RECEIVABLE

The Company maintains an allowance for losses on trade receivable at an amount evaluated by management as sufficient to provide for future losses.

DOWNHOLE INJECTION SERVICES, LLC
(A TEXAS LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOVEMBER 30, 2004 AND DECEMBER 31, 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.     INVENTORY

Inventory is valued at the lower of cost or market using the average cost method.

8.     PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost for purchased assets. Depreciation and amortization expense are computed using straight-line depreciation methods over their estimated useful lives.

Maintenance and repairs are charged to expense as incurred. Costs and related allowances for depreciation of property and equipment sold or otherwise retired are eliminated from the accounts and the resulting gain or loss on dispositions are reflected in income.

9.     LONG-LIVED ASSETS

The Company periodically evaluates the recoverability of the carrying value of its long-lived assets and identifiable intangibles and whenever events or changes in circumstances indicate that the carrying amount of the asset

9.     LONG-LIVED ASSETS (CONTINUED)

may not be recoverable. Examples of events or changes in circumstances that indicate that the recoverability of the carrying amount of an asset should be assessed include but are not limited to the following: a significant decrease in the market value of an asset, a significant change in the extent or matter in which an asset is used or a significant physical change in an asset, a significant adverse change in legal factors or in the business climate that could affect the value of an asset or an adverse action or assessment by a regulator, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset, and/or a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an asset used for the purpose of producing revenue.

10.    INTANGIBLE ASSETS

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 142 requires that goodwill and other intangible assets with indefinite lives no longer be amortized. These intangible assets are tested for impairment at least annually. If there is an impairment, the amount is expensed and the intangible assets are written down accordingly.

Before implementation of SFAS No. 142, intangible assets were amortized by the straight-line method over the estimated useful lives, ranging from 15 to 40 years.

11.    INCOME TAXES

The Company is treated as a partnership for federal tax purposes. As such, the federal income tax liability is borne by the members of the Company. No provision for federal income tax liability is provided in these statements. A provision has been made for the state income and franchise tax where applicable. Taxable income will differ from net income under accounting principles generally accepted in the United States of America due to differences in amortization, depreciation, and disallowance of certain expenses for income tax purposes over lives which generally are longer than the estimated useful lives used by the Company for book purposes.

DOWNHOLE INJECTION SERVICES, LLC
(A TEXAS LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOVEMBER 30, 2004 AND DECEMBER 31, 2003


12.    CASH FLOW AND NON-CASH INVESTING AND FINANCING TRANSACTIONS

For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

13.    ADVERTISING EXPENSES

Advertising costs are expensed as incurred. Advertising costs totaled $5,167 and $23,658 for the eleven months ended November 30, 2004 and year ended December 31, 2003, respectively.

14.    MANAGEMENT'S USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - MERGER OF RELATED ENTITIES

Effective February 1, 2004, the Company acquired the assets and liabilities of Ener-Coil, L.L.C., pre-merger owner of 43.5% of the Company.

NOTE B - MERGER OF RELATED ENTITIES (CONTINUED)

This merger has been accounted for under the purchase method of accounting. The Company agreed to give the previous owners of Ener-Coil, L.L.C. an additional 16.5% of the Company for all of the assets and liabilities of Ener-Coil, L.L.C. except for its original investment in the Company. The purchase price has been allocated based on the estimated fair values of the 16.5% additional interest acquired by the previous Ener-Coil members as follows:

Accounts receivable                          $     360,327
Other current assets                                39,305
Property, plant and equipment                      154,679
Notes payable                                     (533,929)
Accounts payable and accrued expenses              (20,382)
                                             --------------

                                             $          --
                                             ==============

For purposes of financial reporting, the Company has accounted for the acquisition as if it took place on January 1, 2004.

DOWNHOLE INJECTION SERVICES, LLC
(A TEXAS LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOVEMBER 30, 2004 AND DECEMBER 31, 2003


NOTE C - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

                                                 November             December
                                                 30, 2004             31, 2003
                                               ------------         ------------
Computer Equipment                             $   115,649              115,137
Machinery and Equipment                          1,318,938            1,082,616
Vehicles                                           203,813              128,638
Furniture and Fixtures                              50,451               50,451
                                               ------------         ------------
                                                 1,688,851            1,376,842
Less accumulated depreciation                     (969,529)            (694,278)
                                               ------------         ------------

                                               $   719,322              682,564
                                               ============         ============

Depreciation expense totaled $275,251 for the eleven months ended November 30, 2004 and $228,365 for the year ended December 31, 2003.

NOTE D - AMORTIZABLE INTANGIBLES

The Company assumed a non-compete agreement for approximately $276,999.

Amortization has been calculated using the straight line method based on a life of 5 years, the length of the non-compete period.

Total amortization expense was $50,783 and $55,400 for the eleven months ended November 30, 2004 and year ended December 31, 2003.

On November 25, 2003, the Company lost a patent infringement lawsuit. As a result, the Company recorded a patent impairment charge of approximately $983,000.

NOTE E - NOTES PAYABLE

Notes payable are comprised of the following:

                                                                       November
                                                                       30, 2004
                                                                    ------------
Promissory note payable to Michael Weaver, 4 months of
   $7,750, interest rate at 0%, unsecured                           $     7,750

Revolving line of credit with Bank of America, with maximum
   borrowings of $600,000, matures March 8, 2005, interest
   rate variable, collateralized by substantially all of
   the Company's assets                                                 585,822

Promissory note payable to PAS, Inc. and W.T. Butler Enterprises,
58 months of $3,500 each, interest rate at 6%, unsecured                  1,566

Promissory note payable Robert Patterson, former shareholder,
   24 months of $2,436, interest rate at 0% collateralized by
   certain specific assets of the Company                                12,315

DOWNHOLE INJECTION SERVICES, LLC
(A TEXAS LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOVEMBER 30, 2004 AND DECEMBER 31, 2003

NOTE E - NOTES PAYABLE (CONTINUED)

Promissory note payable to Herb Sostek, 24 months of
   $6,648, interest rate at 6%, unsecured                                45,620

Promissory note payable to Local Bank of Oklahoma, 60 payments of $2,219, interest rate at 6.75%, collaterialized by
   certain specific assets of the Company                                43,778

Promissory note payable to Ford Motor Credit Corp, 36 payments of $1,137, interest rate at 0% collateralized by
   2003 Ford F350                                                        14,783

Promissory note payable to Local Bank of Oklahoma, 60 Payments of $2,147, interest rate at 6.75%, collateralized by
   equipment                                                        $    62,842
                                                                    ------------
                                                                        774,476

Less - Current Portion                                                 (757,406)
                                                                    ------------

                                                                    $    17,070
                                                                    ============


                                                                      December
                                                                      31, 2003
                                                                    ------------
Promissory note payable to PAS, Inc. and W.T. Butler Enterprises,
   58 months of $3,500 each, interest rateat 6%, unsecured          $    76,208

Promissory note payable to Herb Sostek, 24 months of
   $6,648, interest rate at 6%, unsecured                                41,168

Promissory note payable to Local Bank of Oklahoma, 60 payments of
   $2,219, interest rate at 6.75%, collateralized by certain
   specific assets of the Company                                        62,931

Prommisory note payable to Ford Motor Credit Corp, 60 payments of
   $798.94, interest rate at 9.25% collateralized by
   1999 Ford F350                                                         2,360

Promissory note payable to Local Bank of Oklahoma, 60 Payments of $2,147, interest rate at 6.75%, collateralized by
   certain specific assets of the Company                                80,923
                                                                    ------------
                                                                        263,590

Less - Current Portion                                                 (159,846)
                                                                    ------------

                                                                    $   103,744
                                                                    ============

DOWNHOLE INJECTION SERVICES, LLC
(A TEXAS LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOVEMBER 30, 2004 AND DECEMBER 31, 2003

NOTE E - NOTES PAYABLE (CONTINUED)

For the succeeding five years, aggregate maturities applicable to long-term debt outstanding at November 30, 2004 are as follows:

   November 30,

     2005                               $     757,406
     2006                                      17,070
                                        --------------

                                        $     774,476
                                        ==============

NOTE F - CAPITAL LEASES

The Company has acquired certain equipment through leasing arrangements, which qualify as capital leases. The equipment acquired has been capitalized and is subject to depreciation (see Note A). The present value of the lease obligations have been recorded as liabilities and are summarized below at November 30, 2004:

                                                                 Present Value
                                                                 of Obligation
                                                                 -------------

Capital lease payable to Outsource Lease, 60 monthly
  payments of $3,710 commencing April 11, 2002, interest
  rate at 10.67%, collateralized by tubing unit                  $      21,259

Capital lease payable to Outsource Lease, 60 monthly payments of $865 commencing April 29, 2002, interest rate at 10.67%,
   collateralized by computer network                                   91,178
                                                                 --------------
                                                                       112,437

Less -  Current Portion                                                 45,735
                                                                 --------------

                                                                 $      66,702
                                                                 ==============

Future minimum lease payments for these capital leases are as follows:

     Year                                Total Payment
     ----                                -------------
     2005                                $     54,900
     2006                                      54,900
     2007                                      21,232
                                         ------------

Total Future Minimum Lease Payments           131,032

Total Amount Representing Interest             18,595
                                         ------------
Present Value of Lease Obligation        $    112,437
                                         ============

The Company utilizes leased equipment in its daily operations which have been capitalized. Capitalized costs of the equipment are $237,065 and $187,785 and accumulated depreciation is $80,164 and $75,114 at November 30, 2004 and December 31, 2003, respectively.

DOWNHOLE INJECTION SERVICES, LLC
(A TEXAS LIMITED LIABILITY COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOVEMBER 30, 2004 AND DECEMBER 31, 2003

NOTE G - OPERATING LEASES

The Company conducts certain parts of its operations from leased premises pursuant to operating leases, which will expire during 2005.

Management expects that in the normal course of business, the lease will be renewed or replaced by other leases.

Total rental expense was $174,869 for the eleven months ended November 30, 2004 and $143,774 for the year ended December 31, 2003.

For the succeeding five year period, future minimum lease commitments under non-cancelable operating leases with terms in excess of one year are:

     2005                                 $   166,235
     2006                                     132,245
     2007                                      60,161
     2008                                      30,000
     2009                                      10,000
                                          -----------

                                          $   398,641
                                          ===========

As of November 30, 2004, the Company has leased four trucks from Ford Motor Credit under a cancelable master lease agreement. The lease may be canceled by the Company by return of the trucks to the lessor along with a premium for early termination as determined by formula. The term of the lease is for 48 months from the date of delivery to the Company. Insurance, taxes, and operating expenses are paid by the Company.

For 2004, rentals paid under this agreement totaled $50,458. As of December 31, 2004, the Company's monthly lease commitment under this agreement is $5,027.

The future annual minimum lease commitment, assuming no early termination, is $60,323.

NOTE H - SUBSEQUENT EVENT

Effective December 1, 2004, the members of the Company entered into a buy sell agreement with a third party. The members agreed to sell all of their equity interest for $1,100,000 cash, 508,466 shares of the third party company's stock and assumption of all of the Company's present and future obligations.

ALLIS-CHALMERS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


On November 10, 2004, the Company acquired Diamond Air Drilling, Inc. and Marquis Bit Co., LLC, through its fifty-five percent (55%) owned subsidiary, AirComp LLC, and on December 10, 2004, completed the acquisition of Downhole Injection Services LLC (collectively, the "Acquisition Transactions").

We purchased substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. (collectively "Diamond Air") for $4,600,000 in cash and the assumption of approximately $450,000 in liabilities of Diamond Air. The Company and its joint-venture partner M-I L.L.C. contributed $2,530,000 and $2,070,000, respectively, to the equity of AirComp LLC. Diamond Air manufactures its own hammer bits and provides air hammer and hammer bits and related services required to drill and complete oil and gas wells. We believe Diamond Air's product line and services complement and add to AirComp's offering of products and services and enhance its ability to offer packaged pricing.

DOWNHOLE INJECTION SERVICES LLC TRANSACTION. We purchased Downhole Injection Services LLC ("Downhole") from an investor group in Midland, Texas (65%) and Chevron USA, Inc. (35%) for approximately $1,100,000 in cash, 508,466 shares of our Common Stock and payment or assumption of approximately $950,000 of Downhole debt. Downhole is headquartered in Midland, Texas and provides solutions to downhole chemical treating problems through the installation of small diameter, stainless steel coiled tubing into producing oil and gas wells.

The accompanying unaudited pro forma consolidated condensed financial statements illustrate the effects of the Acquisition Transactions on our results of operations and financial position. The unaudited pro forma consolidated condensed statements of operations for the twelve months ended December 31, 2003 and the nine months ended September 30, 2004 are based on historical statements of operations and assume that the Acquisition Transactions had occurred as of the beginning of the periods presented. The unaudited pro forma consolidated condensed statement of financial position as of September 30, 2004 is based on the historical statement of financial position of the Company and assumes that the Acquisition Transaction had occurred as of the period presented.

Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The unaudited pro forma consolidated condensed financial statements should be read in conjunction with our consolidated financial statements appearing elsewhere herein.

ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL POSITION
AS OF SEPTEMBER 30, 2004
(In thousands, except per share data)

                                                           ALLIS-
                                                          CHALMERS                     DIAMOND
                                                        CONSOLIDATED    DIAMOND        PURCHASE
                                                         HISTORICAL    HISTORICAL     ADJUSTMENTS
                                                        ------------   ----------    -------------
ASSETS

Cash and cash equivalents                               $    12,992    $     139     $       (139)  (a)
                                                                                           (2,530)  (b)
Trade Receivables                                            10,419          676             (224)  (a)
Inventories, net                                                 --        1,650               --
Lease receivable, net                                           180           --               --
Prepaids and other current assets                             1,496           16              (16)  (a)
                                                        ------------   ----------    -------------
           Total Current Assets                              25,087        2,481           (2,909)

Net Property, plant and equipment                            30,309          481               --
Goodwill                                                     10,331           --              814   (c)
Other intangibles, net                                        3,089          550            1,100   (c)
                                                                                             (163)  (i)
Debt issuance costs, net                                        635
Lease receivable                                                590
Other assets                                                     79           --               --
                                                        ------------   ----------    -------------
           Total Assets                                 $    73,120    $   3,512     $     (1,158)
                                                        ============   ==========    =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt                    $     4,858    $     370     $       (370)  (d)
Trade accounts payable                                        2,566          447               --
Accrued employee benefits                                       481           --               --
Accrued interest                                                283           --
Accrued expenses                                              1,331          112             (112)  (e)
Accounts payable, related parties                               406           --               --
                                                        ------------   ----------    -------------
           Total Current Liabilities                          9,925          929             (482)

Accrued postretirement benefit obligations                      510           --               --
Long-term debt                                               25,241          327             (327)  (d)
Other long-term liabilites                                      129           --
Redeemable Warrant                                            1,500
Preferred Stock                                                   0           --               --
                                                        ------------   ----------    -------------
                                                             37,305        1,256             (809)

Minority Interest                                             2,274           --              524   (j)
                                                                 --           --               --

Shareholders' equity
 Common stock                                                   130            1               (1)   (f)
Capital in excess of par value                               38,380        1,418           (1,418)   (f)
                                                                                            4,600    (g)
                                                                 --           --           (2,530)   (h)
Accumulated earnings (deficit)                               (4,969)         837             (837)   (f)
                                                                                             (163)   (i)
                                                                                             (524)   (j)

      Total Shareholders' Equity                             33,541        2,256             (873)
                                                        ------------   ----------    -------------
     Total Liabilities and Shareholders' Equity         $    73,120    $   3,512     $     (1,158)
                                                        ============   ==========    =============

                   See notes to unaudited pro forma consolidated financial statements.

                                                  F-92a
continued on next page

continued from above


                                                                                                  PRO FORMA
                                                                          DOWNHOLE                  ALLIS-
                                                             DOWNHOLE     PURCHASE                 CHALMERS
                                                            HISTORICAL   ADJUSTMENTS             CONSOLIDATED
                                                           ------------  -----------             ------------
ASSETS

Cash and cash equivalents                                           72       (1,053)    (l)      $     8,610
Trade Receivables                                                              (871)    (m)
Inventories, net                                                 1,242                                12,113
Lease receivable, net                                              295                                 1,945
Prepaids and other current assets                                                                        180
                                                                   156                                 1,652
                                                            -----------  -----------             ------------
           Total Current Assets                                  1,765       (1,924)                  24,500

Net Property, plant and equipment                                  718        1,692    (n)            36,201
Goodwill                                                                          -                   11,145
Other intangibles, net                                                          970    (o)             5,546
Debt issuance costs, net                                                                                 635
Lease receivable                                                                                         590
Other assets                                                         5                                    84
                                                            -----------  -----------             ------------
           Total Assets                                          2,489          738              $    78,701
                                                            ===========  ===========             ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt                               803         (803)    (p)      $     4,858
Trade accounts payable                                           1,002                                 4,015
Accrued employee benefits                                                                                481
Accrued interest                                                                                         283
Accrued expenses                                                   148            -                    1,479
Accounts payable, related parties                                    -            -                      406
                                                            -----------  -----------             ------------
           Total Current Liabilities                             1,953         (803)    (p)           11,522

Accrued postretirement benefit obligations                                                               510
Long-term debt                                                      84          (68)                  25,257
Other long-term liabilites                                         197                                   326
Redeemable Warrant                                                                                     1,500
Preferred Stock                                                      -            -                        0
                                                           ------------  -----------             ------------
                                                                 2,234         (871)                  39,115

Minority Interest                                                                                      2,798
                                                                                                          --
Shareholders' equity                                                              5     (q)              135
Common stock                                                       255        1,942     (q)
Capital in excess of par value                                                 (255)    (f)           42,392
Accumulated earnings (deficit)                                                  (83)    (j)           (5,739)

      Total Shareholders' Equity                                   255        1,692                   36,788
                                                           ------------  -----------             ------------
     Total Liabilities and Shareholders' Equity                  2,489          821              $    78,701
                                                           ============  ===========             ============


                     See notes to unaudited pro forma consolidated financial statements.

                                                    F-92b

ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(In thousands, except per share data)


                                          ALLIS-
                                         CHALMERS                          DIAMOND
                                       CONSOLIDATED      DIAMOND           PURCHASE
                                        HISTORICAL      HISTORICAL        ADJUSTMENTS
                                       -----------     -----------        -----------
Sales                                  $   32,989      $    5,584         $       --
Cost of Sales                              23,893           3,565                 --
                                       -----------     -----------        -----------
Gross Profit                                9,096           2,018                 --

Marketing and
  Administrative Expense                    5,381             664                163  (i)  (i)
                                       -----------     -----------        -----------
Income (Loss) from Operations               3,715           1,354               (163)

Other Income
  Interest Income                               --             --                 --
  Interest Expense                         (1,634)            (59)                59   (k)
  Minority Interest                          (315)             --               (524)  (j)
  Other                                       224             (26)                --
                                       -----------     -----------        -----------
Income (Loss) Before Taxes                  1,990            1,269              (628)

Taxes                                        (359)             --                --
                                       -----------     -----------        -----------
Net Income/ (Loss)                          1,631           1,269               (628)

   Preferred Dividend                        (124)             --                 --
                                       -----------     -----------        -----------
Net income/ (loss) attributed to
  common shares                        $    1,507      $    1,269         $     (628)
                                       ===========     ===========        ===========

Pro forma net income (loss)
  per common share

Basic                                  $    0.21
                                       ==========

Diluted                                $    0.15
                                       ==========
Weighted average shares
  outstanding
Basic                                      7,285
                                       ==========
Diluted                                    9,980
                                       ==========


            See notes to unaudited pro forma consolidated financial statements.

                                           F-93a

continued below

continued from above

                                                                                   PRO FORMA
                                                            DOWNHOLE                 ALLIS-
                                         DOWNHOLE           PURCHASE                CHALMERS
                                        HISTORICAL         ADJUSTMENTS            CONSOLIDATED
                                       ------------        -----------            ------------
Sales                                        4,793                                $    43,366
Cost of Sales                                3,876                 --                  31,632
                                       ------------        -----------            ------------
Gross Profit                                   917                                     11,733

Marketing and
  Administrative Expense                       872                 83  (i)              7,163
                                       ------------        -----------            ------------
Income (Loss) from Operations                   45                (83)                  4,570

Other Income
  Interest Income                               --                                         --
  Interest Expense                             (74)                74  (k)             (1,634)
  Minority Interest                             --                 --                    (772)
  Other                                         --                 --                     198
                                       ------------        -----------            ------------
Income (Loss) Before Taxes                     (29)                (9)                  2,362

Taxes                                                                                    (359)
                                       ------------        -----------            ------------
Net Income/ (Loss)                             (29)                (9)                  2,003

   Preferred Dividend                                                                    (124)
                                       ------------        -----------            ------------
Net income/ (loss) attributed to
  common shares                                (29)        $       (9)            $     1,879
                                       ============        ===========            ============

Pro forma net income (loss)
per common share

Basic                                                                             $      0.26
                                                                                  ============

Diluted                                                                           $      0.19
                                                                                  ============
Weighted average shares
  outstanding
Basic                                                                                   7,285
                                                                                  ============
Diluted                                                                                 9,980
                                                                                  ============


              See notes to unaudited pro forma consolidated financial statements.

                                             F-93b


ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003
(In thousands, except per share data)


                                                              ALLIS-
                                                             CHALMERS                      DIAMOND
                                                            CONSOLIDATED    DIAMOND       PURCHASE
                                                             (RESTATED)    HISTORICAL   ADJUSTMENTS
                                                            -----------   -----------   -----------
Sales                                                       $   32,724    $    5,470    $       --
Cost of Sales                                                   24,029         3,926            --
                                                            -----------   -----------   -----------

Gross Profit                                                     8,695         1,544            --

Marketing and
Administrative Expense                                           6,169           731           195    (i)
                                                            -----------    ----------    ----------
Income (Loss) from
Operations                                                       2,526           813          (195)

Other Income
  Interest Income                                                    3            --            --
  Interest Expense                                              (2,467)          (71)           71    (k)
  Minority Interest                                               (387)           --          (276)   (j)
  Settlement on lawsuit                                          1,034
  Gain on sale of interest in AirComp                            2,433
  Impairment loss on patent
  Other                                                            111            (5)           --

                                                            -----------    ----------   -----------
Income (Loss) Before Taxes                                       3,297           737          (400)

Taxes                                                             (370)           --            --

                                                            -----------    ----------    ----------
Net Income/ (Loss)                                                 548           737          (400)

   Preferred Dividend                                             (656)           --            --
                                                            -----------   -----------   -----------

Net income/ (loss) attributed to common shares             $      (108)    $     737     $    (400)
                                                           ============    ==========    ==========

Pro forma net income (loss)
per common share

Basic                                                      $     (0.03)
                                                           ============

Diluted                                                    $     (0.03)
                                                           ============

Weighted average shares
outstanding

Basic                                                            3,927
                                                           ============

Diluted                                                          3,927
                                                           ============


                See notes to unaudited pro forma consolidated financial statements.

                                               F-94a

continued below


continued from above

                                                                                              PRO FORMA
                                                                       DOWNHOLE                 ALLIS-
                                                        DOWNHOLE       PURCHASE                CHALMERS
                                                       HISTORICAL     ADJUSTMENTS            CONSOLIDATED
                                                      ------------   ------------            -------------
Sales                                                       3,835             --             $     42,029
Cost of Sales                                               3,051             --                   31,006
                                                      ------------   ------------            -------------

Gross Profit                                                  784             --                   11,023

Marketing and

  Administrative Expense                                      792            110  (i)               7,997
                                                      ------------   ------------            -------------
Income (Loss) from
Operations                                                     (8)          (110)                   3,026

Other Income
  Interest Income                                                                                       3
  Interest Expense                                            (42)            42  (k)              (2,467)
  Minority Interest                                             -              -                     (619)
  Settlement on lawsuit                                         -              -                    1,034
  Gain on sale of interest in AirComp                           -              -                    2,433
  Impairment loss on patent                                  (983)           983  (r)                   -
  Other                                                         -              -                      106

                                                      ------------   ------------            -------------
Income (Loss) Before Taxes                                 (1,033)           915                    3,516

Taxes                                                                                                (370)

                                                      ------------   ------------            -------------
Net Income/ (Loss)                                         (1,033)           915                    3,416

   Preferred Dividend                                          --             --                     (656)
                                                      ------------   ------------            -------------

Net income/ (loss) attributed to common shares        $    (1,033)   $       915             $      2,490
                                                      ============   ============            =============

Pro forma net income (loss)
  per common share

Basic                                                                                        $      0.63
                                                                                             ============

Diluted                                                                                      $      0.43
                                                                                             ============

Weighted average shares
  outstanding

Basic                                                                                              3,927
                                                                                             ============

Diluted                                                                                            5,762
                                                                                             ============


                See notes to unaudited pro forma consolidated financial statements.

                                               F-94b


                           ALLIS-CHALMERS CORPORATION
    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The following pro forma adjustments have been made to the historical financial statements of the Company:

         a.) Elimination of assets not purchased at closing.

         b.) Reduction of cash for the Company's 55% share of the $4,600,000 paid to the sellers of Diamond Air at closing.

         c.) Recognition of goodwill and other intangible assets resulting from the acquisition of Diamond Air.

         d.) Elimination of debt not assumed at closing.

         e.) Elimination of accrued liabilities not assumed at closing.

         f.) Elimination of Diamond Air's and Downhole's equity for consolidation purposes.

         g.) Recognition of equity contribution of the Company and M-I L.L.C.

         h.) Elimination of the Company's equity contribution for consolidation purposes.

         i.) Increase in amortization due to the increase in other intangible assets values of acquired company.

         j.) To record minority interest in Diamond Air's income.

         k.) Reduction in interest expense due to reduction in debt not assumed.

         l.) Reduction of cash of $1,053,000 paid to the sellers of Downhole.

         m.) Reduction of cash of $871,000 paid to the note holders of Downhole to extinguish the debt as of September 30, 2004.

         n.) Recognition of fair value of assets in connection with the acquisition of Downhole.

         o.) Recognition of goodwill and other intangible assets in connection with the acquisition of Downhole.

         p.) Recognition of the payment to retire the debt.

         q.) Recognition of the issuance of 508,466 shares of common stock at $3.853 per share.

         r.) Elimination of impairment on loss on patent.


                                      F-95